As filed with the Securities and Exchange Commission on January 30, 1995
                                                    Registration No. 33-________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      FIRST TENNESSEE NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         TENNESSEE                        6021                   62-0803242
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-5624
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                With Copies to:

CLYDE A. BILLINGS, JR.                                        JEFFREY C. GERRISH
Vice President & Counsel                                Gerrish & McCreary, P.C.
First Tennessee National Corporation                 700 Colonial Road, Ste. 200
165 Madison Avenue                                            Memphis, TN  38117
Memphis, TN 38103                                                 (901) 767-0900
(901) 523-5679

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in Merger Agreement have been satisfied.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  /  /

===========================================================================================================
                        CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------

   Title of each        Amount                 Proposed Maximum      Proposed Maximum      Amount
   class of             to be                  Offering Price        Aggregate             of
   securities           Registered(1)          per Unit(2)           Offering Price(2)     Registration Fee
   to be registered
- -----------------------------------------------------------------------------------------------------------
   Common Stock and
   Associated Rights          477,950                $23.13             $11,057,000              $3,813
- -----------------------------------------------------------------------------------------------------------


(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based on the number of shares of Peoples Common Stock that may be outstanding immediately prior to the Merger and the assumed minimum price per share for Registrant's Common Stock under Section (B)(1) of Article I of the Merger Agreement.
(2) Estimated solely for purpose of computing the registration fee pursuant to Rule 457(f)(2) on the basis of the book value of a share of Peoples Common Stock on September 30, 1994, divided by 3.5943, the maximum number of shares of the Registrant's Common Stock to be exchanged for each share of Peoples Common Stock in the proposed merger to which this Registration Statement relates, based on the assumed value for Registrant's Common Stock used in Note (1).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST TENNESSEE NATIONAL CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

         FORM S-4 ITEM AND CAPTION                                           LOCATION OR CAPTION IN PROSPECTUS

         A.  Information About the Transaction

             1.  Forepart of the Registration Statement and                  Facing page of Registration Statement; Outside Front
                 Outside Front Cover Page of Prospectus                      Cover Page

             2.  Inside Front and Outside Back Cover Pages                   Available Information; Table of Contents
                 of Prospectus

             3.  Risk Factors, Ratio of Earnings to Fixed Charges            Summary; The Special Meeting; The Merger
                 and Other Information

             4.  Terms of the Transaction                                    Summary; The Merger; Incorporation of Certain Documents
                                                                             by Reference; Certain Regulatory Considerations;
                                                                             Effect of the Merger on Rights of Shareholders;
                                                                             Description of FTNC Capital Stock

             5.  Pro Forma Financial Information                             Index to Pro Forma Financial Information

             6.  Material Contacts with the Company Being                    The Merger
                 Acquired

             7.  Additional Information Required for Reoffering              Not Applicable
                 by Persons and Parties Deemed to Be Underwriters

             8.  Interests of Named Experts and Counsel                      Validity of Common Stock; Experts

             9.  Disclosure of Commission Position on                        Not Applicable
                 Indemnification for Securities Act Liabilities

         B.  Information About the Registrant

             10. Information with Respect to S-3 Registrants                 Incorporation of Certain Documents by Reference

             11. Incorporation of Certain Information by                     Incorporation of Certain Documents by Reference
                  Reference

             12. Information with Respect to S-2 or S-3                      Not Applicable
                  Registrants

             13. Incorporation of Certain Information by                     Not Applicable
                  Reference

             14. Information with Respect to Registrants Other               Not Applicable
                  Than S-3 or S-2 Registrants

         C.  Information About the Company Being Acquired

             15. Information with Respect to S-3 Companies                   Not Applicable

             16. Information with Respect to S-2 or S-3                      Not Applicable

                  Companies

             17. Information with Respect to Companies Other                 Summary; Information concerning Peoples; Index to
                  Than S-2 or S-3 Companies                                  Peoples Financial Information

         D.  Voting and Management Information

             18. Information if Proxies, Consents or
                  Authorizations are to be Solicited                         Incorporation of Certain Documents by Reference;
                                                                             Summary; The Special Meeting; Experts; The Merger;
                                                                             Cover Page of Proxy Statement-Prospectus



             19. Information if Proxies, Consents or                         Not Applicable
                  Authorizations are not to be Solicited or in
                  an Exchange Offer





                             _______________, 1995



Dear Peoples Commercial Services Corporation Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Peoples Commercial Services Corporation ("Peoples") to be held at the main office of Peoples, 207 E. Main Street, Senatobia, Mississippi on
______________, 1995 at 2:00 p.m., local time.

         At this meeting, you will have an opportunity to consider and vote on the terms of an Agreement and Plan of Merger (the "Agreement") that provides for the merger of Peoples with and into First Tennessee National Corporation ("FTNC"), with FTNC being the surviving corporation (the "Merger"), as a result of which Peoples Bank will become a wholly-owned subsidiary of FTNC.

         The Agreement generally provides for a tax-free exchange in which Peoples shareholders will receive shares of FTNC Common Stock in exchange for shares of Peoples Common Stock.

         The proposed Merger has been unanimously approved by the Boards of Directors of both FTNC and Peoples.

         The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus explain the Merger and provide specific information relative to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of Peoples shareholders is required to consummate the Merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included a postage-paid, addressed envelope for your proxy card. No additional postage is required if mailed in the United States.

         THE MERGER IS AN IMPORTANT STEP FOR PEOPLES AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                             Sincerely,

                                             LELAND GOUGH
                                             President

                    PEOPLES COMMERCIAL SERVICES CORPORATION


================================================================================
   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD _______________, 1995
================================================================================

         Notice is hereby given that a Special Meeting of Shareholders of Peoples Commercial Services Corporation ("Peoples") has been called by the Board of Directors and will be held at the main office of Peoples, 207 E. Main Street, Senatobia, Mississippi, on ___________, 1995 at 2:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of October 19, 1994 (the "Agreement") by and between First Tennessee National Corporation ("FTNC") and Peoples. The Agreement provides for the merger of Peoples with and into FTNC, with FTNC being the surviving corporation, as a result of which Peoples Bank will become a wholly-owned subsidiary of FTNC, all as more fully described in the accompanying Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors is not aware of any other business to come before the meeting.

         Shareholders of Peoples are entitled to assert dissenters' rights upon compliance with the applicable provisions of Mississippi Business Corporation Act Sections 79-4-13.01 through 79-4-13.31, which are described in and a copy of which is attached as an appendix to the accompanying Proxy
Statement-Prospectus.

         Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

         Only shareholders of record at the close of business on ____________, 1995 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,

                                            RUFUS WARREN, Secretary

Senatobia, Mississippi
Dated:  _________________, 1995

         THE BOARD OF DIRECTORS OF PEOPLES UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PEOPLES COMMON STOCK VOTE TO APPROVE THE AGREEMENT.

                                PROXY STATEMENT

                    PEOPLES COMMERCIAL SERVICES CORPORATION
             SPECIAL MEETING TO BE HELD ON _________________, 1995

                                   PROSPECTUS
                                   ----------

                      FIRST TENNESSEE NATIONAL CORPORATION

                         477,950 SHARES OF COMMON STOCK

         This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $5.00 per share (the "Peoples Common Stock"), of Peoples Commercial Services Corporation ("Peoples"), a Mississippi corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, in connection with the solicitation of proxies by the Peoples Board of Directors (the "Peoples Board") for use at the Special Meeting of Peoples shareholders to be held at 2:00 p.m., local time, on __________, 1995, at the main office of Peoples, 207 E. Main Street, Senatobia, Mississippi, and at any adjournments or postponements thereof (the "Special Meeting").

        At the Special Meeting, the shareholders of record of Peoples Common Stock as of the close of business on _______, 1995 will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 19, 1994 (the "Agreement") by and between First Tennessee National Corporation ("FTNC"), a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and Peoples, pursuant to which, among other things, Peoples will merge with and into FTNC, with FTNC surviving the merger (the "Merger"), and as a result of which Peoples Bank will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each outstanding share of Peoples Common Stock (other than shares held directly or indirectly by FTNC or any of its subsidiary banks, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of Peoples, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of common stock, par value $2.50 per share, of FTNC ("FTNC Common Stock") as described herein. For a description of the Agreement, which is included herein in its entirety as Appendix "A" to this Proxy Statement-Prospectus, see "The Merger."

         This Proxy Statement-Prospectus also constitutes a prospectus of FTNC in respect of up to 477,950 shares of FTNC Common Stock to be issued to shareholders of Peoples in connection with the Merger. The shares of FTNC Common Stock to be issued in connection with the Merger are based upon the conversion of each outstanding share of Peoples Common Stock into shares of FTNC Common Stock as described herein. See "The Merger -- Terms of the Merger."

         The outstanding shares of FTNC Common Stock are, and the shares offered hereby will be, included for quotation on the Nasdaq Stock Market on its National Market. The last reported sale price of FTNC Common Stock on the Nasdaq Stock Market on ________ ___, 1995 was $_____ per share.

         All information contained in this Proxy Statement-Prospectus relating to FTNC and its subsidiaries has been supplied by FTNC and all information
relating to Peoples has been supplied by Peoples.   This Proxy
Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Peoples on or about ___________, 1995.

THE SHARES OF FTNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------

   THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS ____________________, 1995

                                                          TABLE OF CONTENTS
Page

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
         Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
         Special Meeting of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         Vote Required; Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         Conditions; Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         Termination of Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Certain Differences in Shareholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Shareholders' Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
         Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -

         Equivalent and Pro Forma Share Data . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -

         Selected Financial Data and Ratios  . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Opinion of Financial Adviser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         Conduct of Business Pending Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         Waiver and Amendment; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
         Shareholders' Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -

                                                                                                                              Page
                                                                                                                              ----
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 31 -
         Resale of FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 31 -
         The Nasdaq Stock Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 31 -

Certain Regulatory Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 32 -
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 32 -
         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 33 -
         Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 33 -
         Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 34 -
         Holding Company Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 35 -
         FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 35 -
         Interstate Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 37 -
         Brokered Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 37 -
         FDIC Insurance Premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 37 -
         Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 37 -

INFORMATION CONCERNING PEOPLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 38 -
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 38 -
         Selected Statistical Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 40 -

         Management's Discussion & Analysis of Financial Condition & Results of Operations  . . . . . . . . . . . .  . . . .  - 42 -

         Ownership of Peoples Common Stock and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 45 -

DESCRIPTION OF FTNC CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 47 -
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 47 -
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 47 -
         FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 47 -
         Shareholder Protection Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 48 -
         Subordinated Capital Notes due 1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 49 -

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 49 -
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 49 -
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 49 -
         Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 49 -
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 50 -
         Action by Written Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 50 -
         Required Vote to Authorize Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 50 -
         Amendment of Articles of Incorporation or Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 50 -
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 51 -
         Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 51 -
         Authorized Corporation Protection Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 52 -
         Conflict of Interest Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 53 -
         Inspection Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 53 -
         Vacancies On Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 53 -
         Control Share Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  - 54 -

                                     - 3 -

                                                                                                                               Page
                                                                                                                               ----
         Tender Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 54 -
         Greenmail Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 54 -
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 55 -
         Rights of Holders of Capital Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 55 -
         Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 55 -

VALIDITY OF COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 55 -

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 55 -

INDEX TO PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 56 -

INDEX TO PEOPLES FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  - 56 -

APPENDICES:

         Appendix "A" -  Agreement and Plan of Merger
         Appendix "B" -  Opinion of Southard Financial
         Appendix "C" -  Mississippi Business Corporation Act, Sections 79-4-13.01 through 79-4-13.31


                                     - 4 -

                             AVAILABLE INFORMATION

         FTNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by FTNC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The FTNC Common Stock is included for quotation on the Nasdaq Stock Market and such reports, proxy statements and other information concerning FTNC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. FTNC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FTNC Common Stock and associated rights to be issued pursuant to the Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof: (a) FTNC's Current Report on Form 8-K, dated October 1, 1993, filed October 18, 1993; (b) FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and its Forms 10-K/A filed on April 27 and June 29, 1994 amending its Annual Report on Form 10-K; (c) FTNC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994, and its Form 10-Q/A filed on August 19, 1994, amending its Form 10-Q for the quarter ended March 31, 1994; (d) FTNC's proxy statement dated March 14, 1994, exclusive of the Board Compensation Committee Report and the Total Shareholder Return Performance Graph on pages 11-16 thereof; (e) the description of FTNC Common Stock contained in FTNC's registration statement on Form 10 (File No. 0- 4491), filed April 14, 1970, pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and
(f) the description of the FTNC's rights to purchase Participating Preferred Stock included in FTNC's registration statement on Form 8-A (File No. 0-4491), filed September 8, 1989, pursuant to Section 12 of the Exchange Act pursuant to which FTNC registered the Shareholder Protection Rights under the Exchange Act.

         All documents filed by FTNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement- Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement Prospectus.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS RELATING TO FTNC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.O. BOX 84, MEMPHIS, TENNESSEE 38101, TELEPHONE NUMBER (901) 523-5630. COPIES OF EXHIBITS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE OBTAINED FOR A CHARGE COVERING THE COST OF REPRODUCTION AND MAILING. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________________, 1995.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTNC OR PEOPLES SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding FTNC, Peoples and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere and incorporated by reference in this Proxy
Statement-Prospectus, the Appendices hereto and the documents referred to herein.


PARTIES TO THE MERGER

         FTNC. FTNC is a regional bank holding company incorporated under the laws of Tennessee, which, through First Tennessee Bank National Association, Memphis, Tennessee ("FTB") and its other banking and banking-related subsidiaries, provides a broad range of financial services. FTNC was incorporated in Tennessee in 1968. At September 30, 1994, FTNC had consolidated total assets of approximately $10.4 billion, consolidated total deposits of approximately $7.6 billion and equity capital of approximately $752.0 million. At September 30, 1994, FTNC ranked 58th among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

         FTNC coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. FTNC operates principally through FTB, which was chartered as a national banking association in 1864. As of September 30, 1994, FTB was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits. At September 30, 1994, FTB had total assets of approximately $10.0 billion, total deposits of approximately $7.1 billion and equity capital of approximately $658.9 million. FTB conducts a broad range of retail and commercial banking and fiduciary services and had 212 banking locations at September 30, 1994.
FTB also offers a comprehensive range of financial services, including bond broker/agency services, mortgage banking and check clearing, to companies nationally. Bond broker/agency services provided by FTB consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of FTNC and FTB are engaged primarily in providing mortgage banking, integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

         The principal executive offices of FTNC are located at 165 Madison Avenue, Memphis, Tennessee 38103, and its telephone number is (901) 523-4444.

         Peoples. Peoples is a Mississippi corporation and bank holding company chartered in 1982 as the one-bank holding company for Peoples Bank, Senatobia, Mississippi. Peoples Bank, a Mississippi state bank, was organized in 1916 and has its principal offices in Senatobia with a branch in Coldwater, Mississippi. At September 30, 1994, Peoples had consolidated total assets of approximately $97.5 million, consolidated total deposits of approximately $85.9 million, and equity capital of approximately $11.1 million.

         The executive offices of Peoples are located at 207 E. Main Street, Senatobia, Mississippi 38668 and the telephone number is (601) 562-8236.

         Additional information about FTNC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SHAREHOLDERS

         The Special Meeting will be held on _____________, 1995 at 2:00 p.m., local time, at the main office of Peoples, 207 E. Main Street, Senatobia,
Mississippi.   The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement.

VOTE REQUIRED; RECORD DATE

        Only Peoples shareholders of record at the close of business on _____________, 1995, (the "Peoples Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares outstanding on such date is required to approve the Agreement. "Abstentions" and broker "non votes" will have the same effect as a vote "against" approval of the Agreement. See "The Special Meeting Vote Required." As of the Peoples Record Date, there were 133,000 shares of Peoples Common Stock entitled to be voted.

         The directors and executive officers of Peoples and their affiliates beneficially owned, as of the Peoples Record Date, 15,288 shares, or approximately 11.5%, of the outstanding shares of Peoples Common Stock. Peoples has been advised that such directors and executive officers intend to vote their shares for approval of the Agreement.

         As of the Peoples Record Date, FTNC and its subsidiaries owned no shares of Peoples Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of Peoples Common Stock.

TERMS OF THE MERGER

         On the Effective Date (as defined below) of the Merger, Peoples will merge with and into FTNC with FTNC being the surviving entity. As a result of the merger, Peoples Bank will become a wholly-owned subsidiary of FTNC.

         Upon consummation of the Merger, each outstanding share of Peoples Common Stock (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of Peoples, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of FTNC Common Stock. Each share of Peoples Common Stock issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the exchange ratio (the "Exchange Ratio") determined as follows:

         If the FTNC Common Stock Average Price (defined below) is $42.00 per share or greater, the Exchange Ratio will be 3.1658.

         If the FTNC Common Stock Average Price is less than $42.00 per share, the Exchange Ratio will be the product of (y) 3.1658 multiplied by (z) the quotient of (1) $42.00 divided by (2) the FTNC Common Stock Average Price, subject to FTNC's right to terminate the Agreement if the FTNC Common Stock Average Price is less than $38.00 per share.

         "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock for the ten (10) business days (the "Calculation Period") immediately prior to the fifth (5th) business day preceding the Effective Date.

         If the Effective Date had been ____________, 1995, the Conversion Number would have been ____.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the holder's fractional interest multiplied by either the closing price of FTNC Common Stock on the Effective Date (if the Exchange Ratio is 3.1658) or the FTNC Common Stock Average Price used to calculate the Exchange Ratio (if the Exchange Ratio is other than 3.1658). The holders of Peoples Common Stock at the Effective Date will become holders of FTNC Common Stock. Each outstanding share of FTNC Common Stock will remain outstanding and unchanged as a result of the Merger. See "The Merger -- Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time of the filing of a certificate of merger or on such date as the certificate of merger may specify (the "Effective Date"). Unless otherwise mutually agreed upon by FTNC and Peoples, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Agreement have been satisfied or waived, or, at FTNC's option, the first business day of the next succeeding month.

REASONS FOR THE MERGER; RECOMMENDATION OF PEOPLES BOARD OF DIRECTORS

         The Peoples Board believes the Merger is fair to and in the best interest of Peoples and its shareholders and recommends that Peoples shareholders vote FOR approval of the Agreement. The Peoples Board believes that the Merger will provide significant value to all Peoples shareholders and also enable them to participate in opportunities for growth that the Peoples Board believes that the Merger makes possible. See "The Merger -- Background of and Reasons for the Merger." For information on the interests of certain officers and directors of Peoples in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISER

        Southard Financial ("Southard"), Memphis, Tennessee, has delivered its written opinion to the Peoples Board to the effect that, as of October 12, 1994 and as of January 24,1995, the terms of the Merger are fair to the holders of Peoples Common Stock from a financial point of view. A copy of the opinion of Southard dated as of October 12, 1994 and its supplement dated January 24, 1995 is attached hereto as Appendix "B." The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and the limitations undertaken by Southard. See
"The Merger -- Opinion of Financial Adviser."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt by Peoples of a fairness opinion, which has been received, receipt of the necessary regulatory approvals, receipt of the opinion of counsel to FTNC regarding certain tax aspects of the Merger, Peoples' shareholders' equity, subject to certain adjustments, is not less than $11 million on the Effective Date, implementation, to the extent consistent with generally accepted accounting principles ("GAAP"), of certain adjustments to Peoples loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Mississippi Commissioner of Banking and Consumer Finance (the "Mississippi Commissioner"). Applications have been submitted for such approvals. There can be no assurances as to when, if or with what conditions such approvals or waiver will be granted. See "The Merger -- Conditions to Consummation of the Merger," "-- Regulatory Approvals," "-- Conduct of Business Pending the Merger" and "--Certain Regulatory Considerations."

TERMINATION OF THE MERGER AGREEMENT

         The Agreement may be terminated at any time prior to the Effective Date by the mutual consent of FTNC and Peoples, by either of them individually under certain specified circumstances, including, if the Merger has not become effective by October 19, 1995, or by FTNC if FTNC's Common Stock Average Price is less than $38.00 per share. In certain situations if the Merger is not consummated and Peoples engages in a specified transaction with another party within 12 months following termination of the Agreement, Peoples must pay to FTNC liquidated damages in the amount of $1,000,000. See "The Merger -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Peoples management and the Peoples Board have certain interests in the Merger that are in addition to their interests as shareholders of Peoples generally. These consist of provisions relating to indemnification in the Agreement. See "The Merger - Interests of Certain Persons in the Merger."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Date, shareholders of Peoples automatically will become shareholders of FTNC, and their rights as shareholders of FTNC will be determined by the Tennessee Business Corporation Act ("TBCA") and by FTNC's Charter and Bylaws. The rights of shareholders of FTNC differ from rights of the shareholders of Peoples with respect to certain important matters, including, but not limited to, their rights to remove directors, cumulate votes for the election of directors, act by written consent, amend the charter and bylaws, submit shareholder proposals or nominations of director candidates, dissent with respect to their shares, call special shareholder meetings, inspect corporate records, and fill vacancies on the board of directors and with respect to the rights of the holders of debt securities, the required shareholder vote as to certain matters, indemnification provisions, and statutory and other restrictions on certain share acquisitions. For a summary of these differences, see "Effect of the Merger on Rights of Shareholders."

SHAREHOLDERS' DISSENTERS' RIGHTS

        Under the Mississippi Business Corporation Act ("MBCA") holders of Peoples Common Stock who deliver to Peoples the required written notice of intent to demand payment for their shares prior to the vote at the Special Meeting and who do not vote in favor of the Merger and who otherwise comply with the requirements of the MBCA will have the right to be paid the "fair value" of their shares as determined under the provisions of the MBCA. SUCH DISSENTERS' RIGHTS WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED. See "The Merger--Shareholders' Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either Peoples or FTNC as a result of the Merger and Peoples shareholders will not recognize gain or loss upon the receipt of FTNC Common Stock in exchange for Peoples Common Stock, except to the extent of any cash received in lieu of fractional shares. Consummation of the Merger is dependent upon, among other conditions, receipt by each of FTNC and Peoples of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

        FTNC has delivered a notice pursuant to section (B)(5) of Article V of the Agreement so that the Merger will be accounted for under the purchase method of accounting under GAAP. See "The Merger -- Accounting Treatment."

MARKET PRICES OF COMMON STOCK

         The FTNC Common Stock is included for quotation on the Nasdaq Stock Market's National Market (symbol: FTEN). The following table sets forth the high and low closing prices of FTNC Common Stock as reported on the Nasdaq Stock Market on a quarterly basis since 1992 through ______, 1995.

         1995                                           1994                                        1993
     ----------------                   ------------------------------------        ------------------------------------

                 1st                     4th        3rd        2nd        1st        4th        3rd        2nd        1st
                 Qtr                     Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr
                 ---                     ---        ---        ---        ---        ---        ---        ---        ---

                                         47  1/2    47  3/4    45  1/4    39  3/4    40  1/2    43  1/2    47         43  1/4

                                         41  1/4    43  1/2    37  3/4    37 3/8     36  1/4    38 7/8     37  3/4    36 1/8

         There is no established public trading market for Peoples Common Stock, and trading in such shares is extremely sporadic. Management of Peoples occasionally becomes aware of the price at which Peoples Common Stock is transferred. Since January 1, 1993 through the date of this Proxy Statement-Prospectus, management of Peoples is aware of occasional sales transactions for shares of Peoples Common Stock at per share prices of approximately $60.00.

         The following table sets forth the closing price per share of FTNC Common Stock and the equivalent per share price for Peoples Common Stock giving effect to the Merger as of October 18, 1994, the last business day preceding public announcement of the execution of the Agreement; and as of _____,

1995 the last practicable date prior to the mailing of this Proxy Statement-Prospectus. The equivalent price per share of Peoples Common Stock at each specified date represents the closing price of a share of FTNC Common Stock on such date multiplied by 3.1658 and _____, respectively, assuming that to be the Exchange Ratio provided for in the Agreement. The most recent sale price known to management of Peoples in a transaction on or before October 18, 1994, for a sale of Peoples Common Stock was $60.00 per share on June 8, 1994.

                                                     FTNC                           Equivalent Price
                                                 Common Stock                      Per Peoples Share
                                                 ------------                     --------------------
October 18, 1994                                    $44.75                               $141.67
         , 1995
- ---------

         Peoples shareholders are advised to obtain current market quotations for FTNC Common Stock. The market price of FTNC Common Stock at the Effective Date may be higher or lower than the market price at the time the Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus, at the time of the Special Meeting, or at the time of calculation of the Exchange Ratio.

EQUIVALENT AND PRO FORMA SHARE DATA

         The following table presents selected comparative unaudited per share data for FTNC Common Stock and Peoples Common Stock on a historical basis and for FTNC Common Stock on a pro forma combined basis and Peoples Common Stock on a pro forma equivalent basis giving effect to the Merger on a purchase accounting basis. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. For a description of the purchase accounting basis with respect to the Merger and the related effects on the historical financial statements of FTNC, see "The Merger
- -- Accounting Treatment." The information is derived from and should be read in conjunction with the consolidated historical financial statements of FTNC and Peoples, including the related notes thereto, contained herein or incorporated herein by reference. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to Peoples Financial Information."

                                           EQUIVALENT AND PRO FORMA SHARE DATA (UNAUDITED)

                                                              Nine Months Ended       Twelve Months Ended
                                                             -----------------        -------------------
                                                             September 30, 1994       December 31, 1993
                                                             ------------------       -----------------
Income Per Common Share:(1)
  FTNC                                                         $3.40                         $3.31
  Peoples                                                       8.84                         10.83
  FTNC pro forma                                                3.42                          3.34
  Peoples pro forma equivalent                                 10.83                         10.57


Fully Diluted Income Per Common Share:(1)
  FTNC                                                         $3.35                         $3.26
  Peoples                                                       8.84                         10.83
  FTNC pro forma                                                3.37                          3.29
  Peoples pro forma equivalent                                 10.67                         10.42


Dividends Declared Per Common Share:(2)
  FTNC                                                         $1.26                         $1.50
  Peoples                                                         --                          3.50
  FTNC pro forma                                                1.26                          1.50
  Peoples pro forma equivalent                                  3.99                          4.75


Book Value Per Common Share (end of period):(3)
  FTNC                                                         $23.35                       $21.65
  Peoples                                                       83.14                        80.45
  FTNC pro forma                                                23.22                        21.52
  Peoples pro forma                                             73.51                        68.13


(1) Pro forma income per share is calculated using combined historical income for FTNC and Peoples adjusted for purchase accounting treatment divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by using FTNC's historical average shares because the FTNC shares to be exchanged for the shares of Peoples have been repurchased in contemplation of the acquisition. The Peoples pro forma equivalent income per share amounts are computed by multiplying the FTNC pro forma amounts by the Exchange Ratio.

(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC. Peoples pro forma equivalent dividends per share represent such amounts multiplied by the Exchange Ratio.

(3) FTNC pro forma book value per common share is based upon the historical total common equity of the combined entity divided by the FTNC common shares outstanding because the FTNC shares to be exchanged for the Peoples Common Stock have been repurchased in contemplation of the acquisition.

SELECTED FINANCIAL DATA AND RATIOS

         The following tables present for FTNC and Peoples, on a historical basis and on a pro forma combined basis, giving effect to the Merger on a purchase accounting basis, selected unaudited consolidated financial data and ratios. This information is based on the consolidated financial statements of FTNC and Peoples included herein or incorporated herein by reference and should be read in conjunction therewith and with the notes thereto. The data is not necessarily indicative of the results of future operations of combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to Peoples Financial Information."

                 SELECTED FINANCIAL DATA AND RATIOS (UNAUDITED)
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                             Nine Months Ended                       Twelve Months Ended
                                             September 30, 1994                      December 31, 1993
                                             ------------------                      -------------------
Total Interest Income and Other Income:
FTNC                                          $    790,303                             $    959,789
Peoples                                              5,250                                    6,845
Purchase Accounting Adjustments                       (670)                                    (572)
FTNC pro forma                                     794,883                                  966,062

Net Income Applicable to Common Stock:
FTNC                                          $    109,248                             $    106,082
Peoples                                              1,176                                    1,440
Purchase Accounting Adjustments                       (667)                                    (583)
FTNC pro forma                                     109,757                                  106,939

Net Income per Common Share:
FTNC                                          $       3.40                             $       3.31
Peoples                                               8.84                                    10.83
FTNC pro forma (1)                                    3.42                                     3.34


Dividends Declared per Common Share
FTNC                                          $       1.26                             $       1.50
Peoples                                                ---                                     3.50
FTNC pro forma (2)                                    1.26                                     1.50

Total Assets (end of period):
FTNC                                          $ 10,446,866                             $ 10,366,697
Peoples                                             97,528                                   86,715
Purchase Accounting Adjustments                    (15,277)                                 (14,920)
FTNC pro forma                                  10,529,117                               10,438,492

Long-Term Debt and Capital Leases:
FTNC                                          $     92,311                             $     92,723
Peoples                                                ---                                      ---
FTNC pro forma                                $     92,311                             $     92,723

Performance Ratios:
Return on Average Assets
FTNC                                                  1.45%                                    1.11%
Peoples                                               1.85                                     1.69
FTNC pro forma                                        1.45                                     1.11
Return on Average Shareholders' Equity
FTNC                                                 20.12%                                   16.07%
Peoples                                              15.70                                    14.10
FTNC pro forma                                       19.93                                    15.95
Shareholders' Equity to Total Assets
FTNC                                                  7.20%                                    6.69%
Peoples                                              11.34                                    12.34
FTNC pro forma                                        7.10                                     6.60

(1) Pro forma income per share is calculated using combined historical income for FTNC and Peoples adjusted for purchase accounting treatment divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by using FTNC's historical average shares because the FTNC shares to be exchanged for the shares of Peoples Commercial Services, Inc. have been repurchased in contemplation of the acquisition.
(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC.

                              THE SPECIAL MEETING

         Each copy of this Proxy Statement-Prospectus mailed to holders of Peoples Common Stock is accompanied by a proxy card furnished in connection with the Peoples Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 2:00 p.m., local time, on ______________, 1995, at the main office of Peoples, 207 E. Main Street, Senatobia, Mississippi. Only holders of record of Peoples Common Stock at the close of business on _____________, 1995 are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Agreement and (b) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF PEOPLES COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PEOPLES IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

         Any holder of Peoples Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy card bearing a later date to Peoples, at the main office, 207 E. Main Street, Senatobia, Mississippi 38668, Attention: Secretary, provided such notice or proxy is actually received by Peoples before the vote of shareholders. The shares of Peoples Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxy cards received will be voted FOR approval of the Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the Peoples proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The Peoples Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Agreement.

         The cost of soliciting proxies from holders of Peoples Common Stock will be borne by Peoples. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Peoples (who will receive no additional compensation for doing so). In addition, Peoples will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

         PEOPLES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.


VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Agreement. As of the Peoples Record Date, there were 133,000 shares of Peoples Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

         A majority of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum for purposes of that meeting. An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Agreement. Broker "non votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Agreement.

         As of the Peoples Record Date, the directors and executive officers of Peoples and their affiliates beneficially owned a total of 15,288 shares or approximately 11.5% of the outstanding shares of Peoples Common Stock. Peoples has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreement.

         As of the Peoples Record Date, FTNC and its subsidiaries owned no shares of Peoples Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of Peoples Common Stock.

RECOMMENDATION

         FOR THE REASONS DESCRIBED BELOW, THE PEOPLES BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTEREST OF PEOPLES AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF PEOPLES VOTE FOR APPROVAL OF THE AGREEMENT. IN MAKING ITS RECOMMENDATION TO SHAREHOLDERS, THE PEOPLES BOARD CONSIDERED, AMONG OTHER THINGS, THE OPINION OF SOUTHARD THAT THE TERMS OF THE AGREEMENT ARE FAIR TO THE HOLDERS OF PEOPLES COMMON STOCK FROM A FINANCIAL POINT OF VIEW. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER" AND "-- OPINION OF FINANCIAL ADVISER."

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Agreement, is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference and attached hereto as Appendix "A." Peoples shareholders are urged to read carefully the Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. In early July of 1994, Elbert L. Thomas,Jr., a senior vice president of FTNC, contacted Leland Gough, President of Peoples, to explore the possibility of a merger between FTNC and Peoples. On July 25, 1994, a meeting was held at the request of FTNC between the Peoples Board and senior management officials of Peoples and John C. Kelley, Jr., President-Memphis Banking Group, First Tennessee Bank, and Mr. Thomas. The purpose of the meeting was for FTNC to present a proposal for a potential acquisition of Peoples by FTNC. Following that meeting, discussions took place between certain Board members and senior management officials of Peoples and FTNC which resulted in FTNC submitting an indication of interest on August 5, 1994 to acquire Peoples. On August 16, 1994, Peoples retained counsel to assist it in negotiations with FTNC. More negotiations ensued and on August 31, 1994, a confidentiality agreement was executed and was followed by an exchange of information and discussions between FTNC and Peoples relative to the proposed transaction. On October 12, 1994, the Peoples Board met for purposes of considering and acting on a proposed definitive agreement between FTNC and Peoples. During that meeting, Peoples heard a presentation from and received the written opinion of Southard setting forth that the terms of the proposed definitive agreement were fair to the holders of Peoples Common Stock from a financial point of view. The Peoples Board instructed senior management and counsel for Peoples to further negotiate certain provisions with regard to the proposed definitive agreement, and on October 14, 1994, the Peoples Board met for purposes of considering and acting upon the Agreement as more fully negotiated. Based upon the opinion of Southard (which was updated to include its analysis of the Agreement) and other factors as described below, the Peoples Board unanimously approved the Agreement at its meeting on October 14, 1994. The report of Southard is described below in the section entitled "Opinion of Financial Advisor."

         At a special meeting held on October 19, 1994, the FTNC Board unanimously approved the Agreement.

         Reasons for the Merger. In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of, Peoples and its shareholders, the Peoples Board consulted with its advisers, as well as with Peoples management, and considered a number of factors, including, without limitation, the following:

         a. The Peoples Board's familiarity with and review of Peoples' business, operations, earnings and financial condition;

         b. The Peoples Board's belief that the terms of the Agreement are attractive in that the Agreement allows Peoples shareholders to become shareholders in FTNC, an institution which is the largest bank holding company headquartered in the area, whose stock is traded over the Nasdaq Stock Market's National Market, and the recent earnings performance of FTNC;

         c. FTNC's wide range of banking products and services and its dividend payment history;

         d. The Peoples Board's belief based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, FTNC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

         e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in Peoples' market area;

         f. The recent business combinations involving financial institutions, either announced or completed, during the past twelve months in the United States, the State of Mississippi and contiguous states and the effect of such combinations on competitive conditions in Peoples' market area; and

         g. The expectation that the Merger will generally be a tax-free transaction to Peoples and its shareholders. (See "Certain Federal Income Tax Consequences").

         The Peoples Board did not assign any specific or relative weight to the foregoing factors in their considerations.

OPINION OF FINANCIAL ADVISER

         Peoples retained Southard to render its opinion as to the fairness, from a financial point of view, to the holders of Peoples Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange between FTNC Common Stock and Peoples Common Stock and did not assist in the Merger negotiations. The ratio of exchange was determined by the FTNC and Peoples Boards of Directors after arm's length negotiations. Peoples did not place any limitations on the scope of Southard's investigation or review.

         Southard is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 1,000 valuation opinions for clients in 40 states. Further, Southard provides valuation services for approximately 100 financial institutions annually.

         Southard provided the Peoples Board with a fairness opinion letter and supporting documentation and presented its conclusions at a Special Meeting of the Board of Directors. The full text of the opinion letter of Southard, dated October 12, 1994, which sets forth certain assumptions made, matters considered, and limitations on the review performed, is attached hereto as Appendix "B" and is incorporated herein by reference. Southard has supplemented its opinion by letter dated January 24, 1995, a copy of which is included in Appendix "B". The summary of the opinion of Southard set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the opinion.

         In arriving at its opinion, Southard conducted interviews with officers of FTNC and Peoples, and reviewed the documents indicated in the fairness letter. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of Peoples.

         In connection with rendering its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard made numerous assumptions, many of which are beyond the control of Peoples and FTNC. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significance than any other.

         Dividend Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Peoples, Southard reviewed the dividend paying histories of Peoples and FTNC. Based upon this review, it is reasonable to expect that the shareholders of Peoples, in total, will receive dividends at or above the level currently paid by Peoples after the Merger is completed (defined as post-Merger combined dividends per share times the Exchange Ratio). Based upon 1994 expected dividend payments for FTNC and Peoples and an exchange ratio of 3.1658 shares of FTNC Common Stock for each share of Peoples Common Stock, the shareholders of Peoples would see an increase in dividends of 52.0%.

         Earnings Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Peoples, Southard determined that, based upon exchange ratio of 3.1658 shares of FTNC Common

Stock for each share of Peoples Common Stock, the shareholders of Peoples would have seen an increase of 24.5% in their share of earnings based upon reported 1993 earnings of FTNC and Peoples. Based upon the average of independent third party estimates of FTNC's 1994 earnings and Southard's estimate of Peoples' 1994 earnings, Peoples' shareholders would see an increase of about 30.0% over what Peoples would be expected to earn in 1994, absent the Merger.

         Book Value Analysis. In evaluating the impact on the proposed Merger on the shareholders of Peoples, Southard determined that the shareholders of Peoples would have seen dilution in the book value of their investment had the Merger been consummated prior to June 30, 1994. Reported book value of Peoples at June 30, 1994 was $80.81 per share. Reported book value of FTNC at June 30, 1994 was $22.77 per share. Had the Merger been consummated prior to June 30, 1994, each former Peoples share would have book value of $72.09 (FTNC June 30, 1994 book value of $22.77 per share times 3.1658 shares). This represents 89.21% of Peoples book value at year-end.

         Analysis of Market Transactions. Based upon the Merger terms and an FTNC Average Stock Price of $47.50, Peoples shareholders would receive 186.1% of June 30, 1994 book value per share, and 13.89 times reported 1993 earnings. Based upon the review conducted by Southard, the pricing for Peoples in the Merger is within the range of multiples seen in recent bank acquisitions.

         Fundamental Analysis. Southard reviewed the financial characteristics of Peoples and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared Peoples and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

         Liquidity. Unlike Peoples stock, shares of FTNC Common Stock to be received in the Merger will be registered with the SEC, and FTNC Common Stock is actively traded on the Nasdaq Stock Market. Further, except in the case of officers, directors, and certain large shareholders of Peoples ("affiliated parties"), FTNC shares received will be freely tradeable with no restrictions.

         For rendering its opinion, Southard received a fee of $7,500, plus reasonable out-of-pocket expenses. Southard has never been previously engaged by Peoples or FTNC. Neither Southard nor its principal owns an interest in the securities of Peoples or FTNC.

TERMS OF THE MERGER

         At the Effective Date, Peoples will merge with and into FTNC, with FTNC being the surviving entity. As a result of the Merger, Peoples Bank will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of Peoples, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right
to receive shares of FTNC Common Stock.   Each share of Peoples Common Stock
issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to Exchange Ratio determined as follows:

                 If the FTNC Common Stock Average Price is equal to or greater than $42 per share, then the Exchange Ratio will be 3.1658.

                 If the FTNC Common Stock Average Price is less than $42, the Exchange Ratio will be the product of (y) 3.1658 multiplied by
                 (z) the quotient of (1) $42.00 divided by (2) the FTNC Common Stock Average Price, subject to FTNC's right to terminate the Agreement if the FTNC Common Stock Average Price is less than $38.00 per share.

         "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock as reported on the Nasdaq Stock Market for the ten (10) business days immediately prior to the fifth (5th) business day preceding the Effective Date (the "Calculation Period"). A business day shall be a day on which the Nasdaq Stock Market is generally open for trading.

         If the Effective Date had been ________, 1995, the Exchange Ratio would have been _____.

         Any shares of Peoples Common Stock held directly or indirectly by Peoples other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled and retired and will cease to exist as of the Effective Date of the Merger and no payment will be made with respect thereto. No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a Peoples shareholder would otherwise receive multiplied by either the closing price of FTNC Common Stock on the Effective Date (if the Exchange Ratio is 3.1658) or the FTNC Common Stock Average Price used to calculate the Exchange Ratio (if the Exchange Ratio is other than 3.1658). If prior to the Effective Date the outstanding shares of FTNC Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, stock split or reverse stock split, or if a stock divided is declared with a record date between the date of the Agreement and the Effective Date, or by reason of a combination of shares in a transaction in which FTNC is effectively acquired, or other like changes in FTNC's capitalization have occurred, then the Exchange Ratio will be adjusted accordingly.

EFFECTIVE DATE

         The Effective Date of the Merger will be the date the certificate of merger is filed in accordance with applicable law or on such date as the certificate may specify. Unless otherwise mutually agreed upon by FTNC and Peoples, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Agreement have been satisfied or waived or, at FTNC's option, the first business day of the next succeeding month.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Date, FTNC's Exchange Agent will mail to each former holder of record of Peoples Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Peoples Common Stock for certificates representing shares of FTNC Common Stock.

         HOLDERS OF PEOPLES COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates for Peoples Common Stock together with a properly completed letter of transmittal and any other required documents, there will be issued and mailed to the holder of Peoples Common Stock surrendering such items a certificate or certificates representing the number of shares of FTNC Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share determined in the manner described above.

         No dividend or other distribution payable after the Effective Date with respect to FTNC Common Stock will be paid to the holder of any unsurrendered Peoples certificate until the holder properly surrenders such certificate(s) together with all required documents, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Date, there will be no transfers on Peoples stock transfer books of shares of Peoples Common Stock which were issued and outstanding at the Effective Date and converted pursuant to the Merger into the right to receive FTNC Common Stock. If certificates representing shares of Peoples Common Stock are presented for transfer after the Effective Date, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither FTNC nor Peoples nor any other person will be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for Peoples Common Stock has been lost, stolen or destroyed, FTNC will issue the consideration properly payable in accordance with the Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification including, when appropriate, the posting of a bond.

REPRESENTATIONS AND WARRANTIES

         The Agreement contains various customary representations and warranties by Peoples and by FTNC, which do not survive the Effective Date, relating to, among other things: organization, good standing, and authority; capitalization; validity and enforceability of the Agreement and absence of conflicts with law and other documents; financial statements and undisclosed liabilities; no adverse change in financial condition; taxes; litigation; material contracts; employee benefit plans; properties; regulatory approvals; loan loss reserves; permits; collective bargaining agreements; brokerage; full disclosure in proxy statement- prospectus; environmental matters; and consistency of its credit approval and administration and documentation procedures and practices with the standards normally applied by the Comptroller of the Currency and the FDIC and compliance with applicable state and federal banking and bank holding company laws and regulations.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of FTNC and Peoples to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Date: (a) approval of the Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote thereon; (b) receipt by the Peoples Board of a fairness opinion from Southard Financial, which has been received; (c) receipt of all regulatory consents and approvals necessary to consummate the transactions contemplated by the Agreement including the Federal Reserve Board and the Mississippi Commissioner and the expiration of any statutory waiting periods (provided, however, that no such consent or approval referred to herein will be deemed to have been received if it includes any conditions or requirements which would reduce the benefits of the transactions contemplated by the Agreement to such a degree that FTNC would not have entered into the Agreement had such conditions or requirements been known at the date thereof); (d) the satisfaction of all other requirements prescribed by law necessary to the consummation of the transactions contemplated by the Agreement; (e) neither FTNC nor Peoples is subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (f) no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger or which imposes restrictions or conditions which would reduce the benefits of the Merger to such a degree that FTNC or Peoples (as to any condition which directly affects Peoples) would not have entered into the Agreement had such conditions been known at the date thereof; (g) the Registration Statement of which this Proxy Statement-Prospectus forms a part has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Securities and Exchange Commission; and
(h) receipt by each party from counsel of a legal opinion to the effect that the Merger qualifies as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

         The obligations of FTNC to effect the Merger are further subject to the satisfaction (or waiver by FTNC) of the following conditions: (a) FTNC will have received from Peoples' independent certified public accountants certain customary letters with respect to certain financial information of Peoples; (b) FTNC will have received a customary legal opinion, dated the date of closing, from counsel to Peoples; (c) each of the representations, warranties and covenants of Peoples set forth in the Agreement will, in all material (generally, as to Peoples, $500,000 on a pre-tax basis as to environmental matters and $250,000 on a pre-tax basis as to other matters) respects, be true on, or complied with by, the Effective Date and FTNC will have received a certificate signed by the President of Peoples to such effect [provided, however, that any effect on Peoples as a result of any action taken by Peoples pursuant to its obligations under the Agreement to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) (see "Conduct of Business Pending the Merger") will be disregarded for purposes of determining the truth or correctness of any representation or warranty of Peoples and for purposes of determining whether any conditions are satisfied];
(d) FTNC will have received all necessary state securities laws and "Blue Sky" permits; (e) unless FTNC delivers to Peoples a Notice of Election for Purchase Accounting, which FTNC had delivered, FTNC will have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement; (f) no litigation or proceeding will be pending against either FTNC or Peoples or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the CEO of Peoples is likely to have a material adverse effect (defined in subparagraph
(c) above) on Peoples; (g) each director, executive officer and other affiliate of Peoples will have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell or otherwise dispose of any shares of FTNC Common Stock received in the Merger except in compliance with applicable securities laws and will not sell, pledge, transfer or otherwise dispose of or take any action to reduce his risk with respect to any shares of Peoples Common Stock or FTNC Common Stock during any period when such sale, pledge, transfer, disposition or action would disqualify the Merger for pooling-of-interests accounting treatment (the restriction on sales that would disqualify the Merger for pooling-of-interests accounting treatment will not apply since it is FTNC's intention to account for the Merger as a purchase); and (h) on the Effective Date, Peoples' shareholders equity, with certain adjustments described in
Section V (B)(8) of the Agreement, will not be less than $11 million.

         The obligations of Peoples to effect the Merger are further subject to the satisfaction (or waiver by Peoples) of the following conditions: (a) Peoples will have received a customary legal opinion, dated the date of closing, from counsel to FTNC; (b) each of the representations, warranties and covenants of FTNC set forth in the Agreement will, in all material respects, be true on, or complied with by, the Effective Date and Peoples will have received a certificate signed by the President or Chief Financial Officer of FTNC to such effect; and (c) no litigation or proceeding will be pending against either FTNC or Peoples or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the Chief Executive Officer of FTNC is likely to have a material adverse effect on FTNC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which cause such approvals to fail to satisfy the conditions to the Merger set forth in the Agreement) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals." If the Merger is not effected on or before October 19, 1995, the Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either FTNC or Peoples, unless the failure to effect the Merger by such date is due to the breach of the Agreement by the party seeking to terminate the Agreement.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Application for such approval has been filed with the Federal Reserve Board. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BHCA, the Merger may not be consummated before the thirtieth day after the date of the Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

         The Merger is also subject to approval by the Mississippi Commissioner. Application for such approval has been filed.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Conditions to Consummation of the Merger" and "Waiver and Amendment; Termination."

         THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES DESCRIBED ABOVE WILL APPROVE THE MERGER, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

CONDUCT OF BUSINESS PENDING MERGER

         The Agreement contains certain restrictions on the conduct of Peoples' business pending consummation of the Merger. In particular, the Agreement provides that, without the prior written consent of FTNC, Peoples may not, among other things, (a) make, declare or pay any dividend on the Peoples Common Stock except for its usual and customary annual dividend not to exceed $3.50 per share or make any distribution on, or directly or indirectly combine, redeem, reclassify or purchase or otherwise acquire any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of Peoples or Peoples Bank Common Stock, or any options, calls or commitments relating to such stock; or (b) merge or consolidate or permit any significant subsidiary to merge or consolidate with any other entity or engage in any similar transactions. In addition, without the prior written consent of FTNC, which will not be unreasonably withheld, Peoples will not and will not permit any subsidiary to (a) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees except in the ordinary course of business consistent with past practice; (b) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by law and except for renewal of any existing plan in the ordinary course of business consistent with past practice) any employee benefit plan covering any of Peoples' directors, officers or other employees; (c) except as may be required to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of FTNC, substantially modify the manner in which it has conducted its business, taken as a whole, or amend its articles of incorporation or bylaws; (d) except for disposition of loans and cash equivalent assets in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property; (e) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire (other than through foreclosure or satisfaction of indebtedness) any assets or business that is material to such party; (f) take any other action not in ordinary course of business; or (g) directly or indirectly agree to take any of the foregoing actions.

         The Agreement also contains various customary covenants and agreements, including agreement to cooperate, use best efforts and obtain appropriate consents. Also, Peoples will, consistent with GAAP, modify its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC.

NO SOLICITATION

         Peoples has agreed with FTNC and FTNC has agreed with Peoples in the Agreement that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries other than, in the case of FTNC, a business combination initiated by FTNC or in which FTNC or a company which is its subsidiary following the transaction is as a practical matter the surviving corporation. Peoples will notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it has instructed its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date, any provision of the Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the FTNC and Peoples Boards (to the extent allowed by law), provided that after the vote of the shareholders of Peoples, Article I(B) of the Agreement, which concerns conversion of the Peoples Common Stock and the Exchange Ratio, may not be amended or revised.

         The Agreement may be terminated at any time prior to the Effective Date, either before or after its approval by the shareholders of Peoples, as follows: (a) by the mutual consent of FTNC and Peoples; (b) by either FTNC or Peoples in the event of a failure by the shareholders of Peoples to approve the Agreement; (c) by the non-breaching party in the event a material breach of the Agreement is not cured or curable within 60 days after written notice of such breach is given to the breaching party; (d) by either FTNC or Peoples in the event that the Merger has not been consummated by October 19, 1995, unless the failure to consummate the Merger is due to the breach of the Agreement by the party seeking to terminate the Agreement; and (e) by FTNC if the FTNC Common Stock Average Price is less than $38.00 per share, adjusted accordingly for stock splits, stock dividends, and other changes in FTNC's capitalization, provided written notice (a "termination notice") is delivered to Peoples within three business days after the last day of the Calculation Period.

         Except as set forth below, in the event of the termination of the Agreement by either FTNC or Peoples, as provided above, the Agreement will become void, and there will be no liability on the part of either FTNC or Peoples or their respective officers or directors, except that such termination will be without prejudice to the rights of any party arising out of a willful breach by any other party of any covenant or a willful misrepresentation contained in the Agreement. If the Merger is not consummated and both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) occur prior to a Termination Event (as defined below), Peoples is required to pay to FTNC liquidated damages in the amount of $1,000,000.

         For purposes hereof the following terms have the indicated meanings:


                 "Initial Triggering Event" shall mean any of the following events or transactions occurring after October 19, 1994:

                          (1) Peoples shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of
                 FTNC), or the Peoples Board shall have recommended that the shareholders of Peoples approve or accept any Acquisition Transaction (other than that contemplated by the Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Peoples or Peoples Bank, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Peoples or Peoples Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Peoples. The term "person" for purposes of this paragraph shall have the meaning assigned thereto in
                 Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                          (2) Any person (other than FTNC, a subsidiary of FTNC or any fiduciary acting under any employee benefit plan for FTNC or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Peoples Common Stock (the term "beneficial ownership" having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                          (3) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to Peoples or any one or more of its shareholders owning ten percent (10%) or more (singly or in the aggregate) of the outstanding shares of Peoples Common Stock that results in or is a part of an Acquisition Transaction;

                          (4) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to Peoples or its shareholders to engage in an Acquisition Transaction, Peoples shall have breached any covenant or obligation contained in the Agreement and such breach would entitle FTNC to terminate the Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within (7) days; or

                          (5) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Board of Governors of the Federal Reserve System , or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                 "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after October 19, 1994:

                          (1) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Peoples Common Stock; or
                                     - 26 -

                          (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event", except that the percentage referenced in clause (z) shall be 25%.

                 "Termination Event" shall mean each of the following:

                          (1)     The Effective Date of the Merger;

                          (2) Termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

                          (3) The passage of 12 months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event.
INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Peoples' management and the Peoples Board have certain interests in the Merger that are in addition to their interests as shareholders of Peoples generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         Indemnification. Pursuant to the Agreement, FTNC has agreed, among other things, to (a) indemnify any person who is, has been or becomes, prior to the Effective Date, a director, officer, employee, fiduciary or agent of Peoples or any of its subsidiaries against any claims, based upon or arising out of or pertaining to the Agreement or any of the transactions contemplated thereby, whether asserted or threatened; and (b) maintain the indemnification with respect to matters occurring before the Effective Date for such persons provided by Peoples' articles of incorporation or bylaws for a period of not less than 3 years following the Effective Date.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Any shareholder of Peoples entitled to vote on the Agreement has the right to receive payment of the fair value of his shares of Peoples Common Stock upon compliance with Sections 79-4-13.21 and 79-4-13.23 of the MBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must submit to Peoples the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights. Any Peoples shareholder intending to enforce this right must not vote in favor of the Agreement and must file a written notice of his intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of Peoples either before the Peoples Special Meeting or before the vote is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of Peoples Common Stock if the Merger if effected. A vote against approval of the Agreement will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 79-4-13.21 of the MBCA. A failure to vote will not constitute a waiver of appraisal rights as long as the requirements of Sections 79-4-13.01 through 79-4-13.31 of the MBCA are complied with.

HOWEVER, ANY SHAREHOLDER WHO EXECUTES A PROXY CARD AND WHO DESIRES TO EFFECT HIS APPRAISAL RIGHTS MUST MARK THE PROXY CARD "AGAINST" THE PROPOSAL RELATING TO THE MERGER BECAUSE IF THE PROXY CARD IS LEFT BLANK, IT WILL BE VOTED "FOR" THE PROPOSAL RELATING TO THE MERGER. If the Agreement is approved by Peoples' shareholders at the Peoples Special meeting, each shareholder who has filed an Objection Notice will be notified by Peoples of such approval within 10 days of the closing of the Merger (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and where and when they must (b) deposit their Peoples Common Stock Certificates (the "Certificates"), (ii) inform holders of uncertificated shares of Peoples Common Stock of the extent of any restrictions on the transferability of such shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, (iv) set a date by which Peoples must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered, and
(v) be accompanied by a copy of Sections 79-4-13.01 through 79-4-13.31 of the MBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he acquired beneficial ownership of the shares of Peoples Common Stock before October 19, 1994, (the date of the first public announcement of the terms of the Agreement), and deposit his Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the Merger. FAILURE TO COMPLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY PEOPLES SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the Merger is consummated, or upon receipt of a Payment Demand, Peoples shall, pursuant to Section 79-4-13.25, pay to each dissenting shareholder who has complied with the requirements of Section 79-4-13.23 of the MBCA the amount that Peoples' estimates to be the fair value of the shares of Peoples Common Stock, plus accrued interest. Section 79-4-13.25 of the MBCA requires the payment to be accompanied by (i) certain of Peoples' financial statements, (ii) a statement of Peoples' estimate of fair value of the shares and explanation of how interest was calculated, (iii) notification of rights to demand payment, and (iv) a copy of Section 79-4-13.01 through 79-4-13.31 of the MBCA. As authorized by Section 79-4-13.27, Peoples intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on October 19, 1994, the date of the first public announcement of the terms of the Agreement. When payments are so withheld, Section 79-4-13.27(b) and 79-4-13.28(a) will require Peoples, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to Peoples' estimate of their fair value plus accrued interest, together with an explanation of the calculation of interest and a statement of the holder's right to demand payment under Section 79-4-13.28.

         If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, Peoples shall return the deposited Certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, Peoples must send a new Dissenters' Notice and repeat the payment demand procedure.

         If the dissenting shareholder believes that the amount paid by Peoples pursuant to Section 79-4-13.25 or offered under Section 79-4--13.27 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Peoples fails to make payment (or, if the Merger has not been consummated, Peoples does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares) within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may, within 30 days after
(i) Peoples made or offered payment for the shares or failed to pay for the shares or (ii) Peoples failed to return deposited Certificates or release restriction on uncertificated shares timely, notify Peoples in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received).
FAILURE TO NOTIFY PEOPLES IN WRITING OF A DEMAND FOR PAYMENT WITHIN 30 DAYS AFTER PEOPLES MADE OR OFFERED PAYMENT FOR SUCH SHARES WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND PAYMENT.

         If Peoples and the dissenting shareholder cannot agree on a fair price within 60 days after Peoples receives such a demand for payment, the statute provides that Peoples will institute judicial proceedings in the Mississippi Chancery Court in Tate County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Peoples Common Stock could be more than, the same as, or less than that produced by the Exchange Ratio. Peoples must make all dissenters whose demands remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Peoples or for the fair value, plus accrued interest, of his after-acquired shares for which Peoples elected to withhold payment. If Peoples does not institute such proceeding within such 60 day period, Peoples shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

         The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Peoples, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Peoples if the Court finds that Peoples did not substantially comply with the relevant requirements of the MBCA or (ii) against either Peoples or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters and that the fees of such counsel should be assessed against Peoples, the Court may award reasonable fees to such counsel to be paid out of amounts awarded to benefitted dissenters.

         THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTION 79-4-13.01 THROUGH 79-4-13.31 OF THE MBCA IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE INCLUDED AS APPENDIX "C" HEREOF.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below represents a summary of the opinion of Baker, Donelson, Bearman & Caldwell, a Professional Corporation, counsel to FTNC. It may not be applicable to a shareholder who acquired his shares of Peoples Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Peoples shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (a) no gain or loss will be recognized by either FTNC or Peoples as a result of the Merger, (b) no gain or loss will be recognized by the Peoples shareholders upon the receipt of FTNC Common Stock in exchange for Peoples Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (c) the tax basis of the FTNC Common Stock to be received by the Peoples shareholders in connection with the Merger will be the same as the basis in the Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in which cash is received); and (d) the holding period of the FTNC Common Stock to be received by the Peoples shareholders in connection with the Merger will include the holding period of the Peoples Common Stock surrendered in exchange therefor, provided that the Peoples Common Stock is held as a capital asset at the Effective Date. Consummation of the Merger is dependent upon, among other conditions, receipt by FTNC and Peoples of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. A Peoples shareholder who is entitled to receive cash in lieu of a fractional share interest of FTNC Common Stock in connection with the Merger will recognize, as of the Effective Date, gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain (or loss) recognized will be capital gain (or loss) if the Peoples Common Stock is held by such shareholder as a capital asset at the Effective Date. Any capital gain (or loss) will be a long-term capital gain (or loss) if the holding period for the shares of Peoples Common Stock is more than one (1) year.

         No IRS Rulings. The parties do not intend to request a ruling from the IRS regarding the federal income tax consequences of the Merger. An opinion of counsel will be furnished to the Peoples shareholders stating that the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code, but any such opinion of counsel is not binding on the IRS.

         Cash Received by Peoples Shareholders Who Dissent. A shareholder of Peoples who perfects his dissenter's rights under the laws of the State of Mississippi and who receives a payment in cash of the value of his shares of Peoples Common Stock will generally be treated as having received such payment in complete redemption of such stock under Section 302(b)(3) of the Code. In general, if the shares of Peoples Common Stock are held by the shareholder as a capital asset at the Effective Date, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by the shareholder and the basis for such shares. However, this general rule is subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318, and the treatment of each dissenting shareholder of Peoples will depend on his individual circumstances. Each Peoples shareholder who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

         FTNC has delivered a notice under section (B)(5) of Article V of the Agreement with the effect that the Merger will be accounted for under the purchase method of accounting, not the pooling-of-interests method of accounting, under GAAP. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects, at the Effective Date. Income of the combined company will not include income (or loss) of Peoples prior to the Effective Date.

         The unaudited pro forma financial information contained in this Proxy Statement--Prospectus has been prepared using the purchase method of accounting to account for the Merger. See "Summary -- Equivalent and Pro Forma Share Data," "--Selected Financial Data and Ratios" and "Index to Pro Forma Financial Information."

EXPENSES

         The Agreement provides, in general, that FTNC and Peoples will each pay its own expenses in connection with the Agreement and the transactions contemplated thereby, including fees and expenses of brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"), except that FTNC and Peoples will divide equally the costs of printing this Proxy Statement-Prospectus and any other documents required in connection with the Merger. In addition, Peoples has agreed that its Transaction Expenses will not exceed $100,000, and FTNC has agreed to reimburse Peoples for Peoples' Transaction Expenses up to $100,000 if FTNC exercises its termination right if the Common Stock Average Price is less than $38. See "Waiver and Amendment; Termination."

RESALE OF FTNC COMMON STOCK

         The shares of FTNC Common Stock issued pursuant to the Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Peoples for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of Peoples Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Peoples generally include individuals or entities that control, are controlled by or are under common control with Peoples and may include certain officers and directors of Peoples as well as principal shareholders of Peoples.

         Peoples has agreed in the Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Peoples to enter into and deliver to FTNC an agreement at the time of execution of the Agreement or on such later date (not later than 40 days prior to the Effective Date) as a person becomes an affiliate providing that such person will not, directly or indirectly, (a) sell, pledge, transfer or otherwise dispose of shares of FTNC Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and rules and regulations thereunder, or (b) sell, pledge, transfer or otherwise dispose of or take any action which would reduce such person's risk with respect to shares of Peoples Common Stock owned by such person or shares of FTNC Common Stock to be received by such person in the Merger during the periods when any such sale, pledge, transfer, disposition or action would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and Peoples. It is FTNC's intention to account for the Merger as a purchase, not a pooling-of-interests. The restriction described in clause (b) above will not apply if the Merger is accounted for as a purchase.

THE NASDAQ STOCK MARKET

         FTNC Common Stock is included for quotation on the Nasdaq Stock Market on its National Market. The FTNC Common Stock issued to the shareholders of Peoples pursuant to the Agreement will be included for quotation on the Nasdaq Stock Market.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, FTNC is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not in general directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. The BHCA also restricts the types of activities in which a bank holding company and its subsidiaries may engage. Generally, activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     In addition, the BHCA prohibits the Federal Reserve Board from approving an application by a bank holding company to acquire shares of a bank or bank holding company located outside the acquiror's principal state of operations unless such an acquisition is specifically authorized by statute in the state in which the bank or bank holding company whose shares are to be acquired is located. Tennessee has adopted legislation that authorizes nationwide interstate bank acquisitions, subject to certain state law reciprocity requirements, including the filing of an application with and approval of the Tennessee Commissioner of Financial Institutions. The Tennessee Bank Structure Act of 1974 restricts the acquisition by bank holding companies of banks in Tennessee. A bank holding company is prohibited from acquiring any bank in Tennessee as long as banks that it controls retain 16 1/2% or more of the total deposits in individual, partnership and corporate demand and other transaction accounts and in savings accounts and time deposits in all federally inured financial institutions in Tennessee, subject to certain limitations and exclusions. As of December 31, 1993, FTNC estimates that it held approximately 12% of such deposits. Also, under this act, no bank holding company may acquire any bank in operation for less than five years or begin a de novo bank in any county in Tennessee with a population, in 1970, of 200,000 or less, subject to certain exceptions. Under Tennessee law, branch banking is permitted in any county in the state. As to certain changes in the laws applicable to banks that have been enacted, see " --- Interstate Act."

     FTNC's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. FTB is a national banking association subject to regulation and supervision by the Comptroller of the Currency (the "Comptroller"), as is First Tennessee bank National Association Mississippi, which is headquartered in Southaven, Mississippi. The remaining Subsidiary Banks are Cleveland Bank & Trust Company and Peoples and Union Bank, which are Tennessee state-chartered banks, and Planters Bank, which is a Mississippi state-chartered bank, none of which are members of the Federal Reserve System, and therefore are subject to the regulations of and supervision by the Federal Deposit Insurance Corporation (the "FDIC") as well as state banking authorities. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the type of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

     FTNC is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of FTNC, including cash flow to pay dividends on its stock or principal (premium, if any) and interest on debt securities, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to FTNC, as well as by FTNC to its shareholders.

     Each Subsidiary Bank that is a national bank is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such Subsidiary Bank in any year will exceed the total of (i) its net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. A national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

     State-chartered banks are subject to varying restrictions on the payments of dividends under applicable state laws. Tennessee law imposes dividend restrictions on Tennessee state banks substantially similar to those imposed under federal law on national banks, as described above. Mississippi law prohibits Mississippi state banks from declaring a dividend without the prior written approval of the Mississippi Banking Commissioner.

     If, in the opinion of the applicable federal bank regulatory authority, a depository institution or a holding company is engaged in or is about to engage in an unsafe or unsound practice (with, depending on the financial condition of the depository institution or holding company, could include the payment of dividends), such authority may require that such institution or holding company cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or once it is under capitalized. See " -- FDICIA."

     At September 30, 1994, under dividend restrictions imposed under applicable federal and state laws, the Subsidiary Banks, without obtaining regulatory approvals, could legally declare aggregate dividends of approximately $237.9 million.

     The payment of dividends by FTNC and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

     There are various legal restrictions on the extent to which FTNC and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. There are also legal restrictions on the Subsidiary Banks' purchases of or investments in the securities of and purchase of assets from FTNC and its nonbank subsidiaries, a bank's loans or extensions of credit to third parties, collateralized by the securities or obligations of FTNC and its nonbank subsidiaries, the issuance of guaranties, acceptances and letters of credit on behalf of FTNC and its nonbank subsidiaries, and certain bank transactions with FTNC and its nonbank subsidiaries, or with respect to which FTNC and it nonbank subsidiaries, act as agent, participates or has a financial interest. Subject to certain limited exceptions, a Subsidiary Bank (including for purposes of this paragraph all subsidiaries of such Subsidiary Bank) may not extend credit to FTNC or to any other affiliate (other than another Subsidiary Bank) in an amount which exceeds 10% of the Subsidiary Bank's capital stock and surplus and may not extend credit in the aggregate to such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit by the Subsidiary Banks to FTNC or to such other affiliates. Also, extensions of credit and other transactions between the Subsidiary Bank and FTNC or such other affiliates must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to such Subsidiary Bank as those prevailing at the time for comparable transactions with non-affiliated companies. Also, FTNC and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL ADEQUACY

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital")to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, and the minimum ratio of Tier I Capital (defined below) to risk--weighted assets is 4%. At least half of the Total must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 1994, FTNC's consolidated Tier 1 Capital and Total Capital ratios were 9.94% and 12.36%, respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The minimum guideline for the ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specific criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. FTNC's Leverage Ratio at September 30, 1994 was 7.01%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements similar to those described above adopted by the Comptroller or the FDIC, as the case may be. FTNC believes that each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of September 30, 1994. Neither FTNC nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restriction on its business. See "-- FDICIA."

     All of the federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators continue to indicate their desire generally to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of FTNC is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

HOLDING COMPANY STRUCTURE AND SUPPORT OF SUBSIDIARY BANKS

     Because FTNC is a holding company, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that FTNC may itself be a creditor with recognized claims against the subsidiary.

     Under Federal Reserve Board policy, FTNC is expected to act as a source of financial strength to, and commit resource to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, FTNC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against FTNC's other Subsidiary Banks and a potential loss of FTNC's investment in such Subsidiary Banks.

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which was enacted on December 19, 1991, substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized"and "critically undercapitalized." Under applicable regulations, a FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An inured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. In addition, a insured depository institution will be considered undercapitalize it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     The capital-based prompt corrective action provision of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to holding companies which control such institutions. However, the Federal Reserve Board has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to FTNC under existing law and regulations, if FTNC were placed in a capital category FTNC believes that it would qualify as well-capitalized as of September 30, 1994.

     FDICIA generally prohibits an FDIC-inured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     FTNC believes that at September 30, 1994 all of the Subsidiary Banks were well capitalized under the criteria discussed above.

     FDICIA contain numerous other provisions, including new accounting, audit and reporting requirements, beginning in 1995 termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

     Various other legislation, including proposals to revise the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

INTERSTATE ACT

     The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act"), which was enacted on September 29, 1994, among other things and subject to certain conditions and exceptions, (i) permits bank holding company acquisitions commencing one year after enactment of banks of a minimum age of up to five years as established by state law in any state, (ii) mergers of national and state banks after May 31, 1997 across state lines unless the home state of either bank has opted out of the interstate bank merger provision, (iii) branching de novo by national and state banks into other states if the state has opted-in to this provision of the Interstate Act, and
(iv) certain interstate bank agency activities after one year after enactment. Regulations have not yet been issued under the Interstate Act.

BROKERED DEPOSITS

     The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under the regulations, a bank cannot accept a rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDICIA. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because it believes that all the Subsidiary Banks were well capitalized as of September 30, 1994, FTNC believes the brokered deposits regulation will have not material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE PREMIUMS

    The Subsidiary Banks are required to pay semiannual FDIC deposit insurance assessments. As required by FDICIA, the FDIC adopted a risk-based premium schedule which increased the assessment rates for most FDIC-insured depository institutions. Under the schedule, the premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroup within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable FDIC deposit insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

     The FDIC is authorized by federal law to change insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on the Subsidiary Banks' and FTNC's earnings. Recently, the FDIC has indicated an intent to lower the premiums.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depositary institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                         INFORMATION CONCERNING PEOPLES

         DESCRIPTION OF BUSINESS

         General.   Peoples was organized as a Mississippi corporation in 1982 for the purpose of becoming the one bank holding company for Peoples Bank and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Peoples' primary activity is its ownership of all the shares of Peoples Bank. Peoples Bank was chartered as a Mississippi state bank in 1916. Peoples Bank is a community oriented institution, which presently operates a general banking business in Senatobia, Mississippi, providing customary banking services such as checking and savings accounts, various types of time deposits, safe deposit facilities and money transfers and certain fiduciary services through its trust department. Peoples Bank also finances commercial transactions and makes and services both secured and unsecured loans to individuals, firms and corporations. Commercial lending operations include various types of credit services for the customers of Peoples Bank. Peoples Bank's installment loan department makes direct loans to individuals for personal, automobile, real estate, home improvement, business and collateral needs.

         The management of Peoples believes that the services presently provided by Peoples Bank are responsive to the convenience and needs of the community served by Peoples Bank. Management continually strives to provide for the credit needs of the community it serves by providing its customers competitive returns on each category of deposit on which interest is earned. There is no individual customer or small group of customers the loss of which would have a material impact on the operation of Peoples.

         Competitive Conditions. Peoples does business in Tate County, Mississippi. Two other commercial banks compete directly with Peoples Bank in Tate County. Peoples Bank is subject to substantial competition in all aspects of its business. Intense competition for loans and deposits comes from other financial institutions in the area. In certain aspects of its banking business, Peoples Bank also competes with credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions, some of which are not subject to the same degree of regulation and restriction as Peoples Bank and many of which have financial resources greater than those of Peoples.

         Peoples Bank currently employs 43 persons.

         Supervision and Regulation. Peoples is subject to applicable provisions of Mississippi law and the regulations and supervision of the Federal Reserve Board under the BHCA. Peoples Bank is subject to applicable provisions of Mississippi law, insofar as they do not conflict with or are not preempted by federal law, including laws related to usury, various consumer and commercial loans and the operation of branch banks, and the regulations and supervision of the Federal Deposit Insurance Corporation.

         Property. Peoples' principal asset is its ownership of the shares of its wholly-owned subsidiary, Peoples Bank. All properties of Peoples Bank are owned by Peoples Bank. Peoples Bank operates from its main office facility at 207 East Main Street in Senatobia and from branch locations at West Main Street and Highway 51 North in Senatobia and on Highway 51 North in Coldwater.

         Directors and Executive Officers. The members of the Board of Directors of Peoples are elected by its shareholders at the annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified.

         The name of each director, his age, his current principal occupation (which has continued for at least five years unless otherwise indicated), the name and principal business of the organization in which his occupation is carried on (which organization is not an affiliate of Peoples unless indicated), his directorships, if any, in publicly held companies, and the year he was first elected to his position with Peoples and Peoples Bank are as follows:

         James Edward Cahill, Jr., 57, is an attorney and owner of Cahill Oil Company. He became a director of Peoples and Peoples Bank in 1988.

         William E. Callicott, 70, is the retired owner of Callicott Insurance Agency and former mayor of Senatobia. He became a director of Peoples and Peoples Bank in 1992.

         Leland Gough, 69, is president and chief executive officer of Peoples and Peoples Bank. He became a director of Peoples Bank in 1973 and became a director of Peoples in 1982.

         James Stephen Hale, 40, is a contractor and mayor of Senatobia. He became a director of Peoples and Peoples Bank in 1993.

         James Richards Johnson, Jr., 79, Chairman of the Peoples Board, is a realtor and former mayor of Senatobia. He became a director of Peoples Bank in 1967 and a director of Peoples in 1982.

         John Thomas Lamar, Jr., 42, is an attorney. He became a director of Peoples and Peoples Bank in 1993.

         Walter A. McKellar, 55, is owner and operator of CMR Ranch, a cattle and farming operation. He became a director of Peoples Bank and Peoples in 1992.

         Sam A. Meacham, 85, is the retired owner of Sam Meacham
         Ford-Lincoln-Mercury, an automobile dealership. He became a director of Peoples Bank in 1970 and a director of Peoples in 1982. Mr. Meacham retired from the Peoples Board, effective December 31, 1994.

         The executive officers of Peoples consist of Mr. Gough and the following individuals:

         John P. Champion, 52, is executive vice president of Peoples Bank, and has been at Peoples Bank since 1973.

         Rufus Warren, 41, is secretary and treasurer of Peoples and vice-president and cashier of Peoples Bank, having held such position since 1984.

         No family relationships exist among the individuals listed above.

         SELECTED STATISTICAL DATA

                                                            Loans By Type
                                                            -------------
                                                            (In Thousands)

         Description                        9/30/94        9/30/93      12/31/93     12/31/92
         ------------                       --------       -------      --------     --------

         Real Estate                        $ 23,618       $ 23,220     $ 23,434     $ 20,027
         Commercial                            6,494          4,219        4,962        3,604
         Consumer                              8,667          7,697        7,820        6,699
         Other (Agri crop                      8,393          7,189        7,126        6,145
         & other)
                                            --------       --------     --------     --------
                                            $ 47,172       $ 42,325     $ 43,342     $ 36,475

         Unearned interest                    (2,559)        (2,315)      (2,365)      (1,664)
         & fees
         Allowance for loan                     (860)          (784)        (801)        (751)
         losses
                                            --------       -------      -------      --------

         Loans, net                         $ 43,753       $ 39,226     $ 40,176     $ 34,060
                                            ========       ========     ========     ========



                  Nonaccrual, Past Due and Restructured Loans
                  -------------------------------------------
                                 (In Thousands)

                                             9/30/94       9/30/93     12/31/93      12/31/92
                                             -------       -------     --------      --------

Accruing loans contractually                 $    14       $    77     $    89       $   134
90 days or more as to interest
or principal payments
Nonaccrual loans                                 171       $   135         114           271
Restructured loans                                 0             0           0             0
                                             -------       -------     -------       -------

Total nonperforming loans                    $   185       $   212     $   203       $   405
                                             =======       =======     =======       =======



                                       Analysis of Allowance for Loan Losses
                                       -------------------------------------
                                                 (In Thousands)

                                       Nine Months Ending        Fiscal Year Ending
                                           September 30              December 31
                                       ------------------        ------------------

                                       1994         1993         1993          1992
                                       ----         -----        ----          ----
Balance, beginning of period           $801         $751         $751          $701
Amounts charged off:
Real Estate                              --           --           --            40
Commercial                               20           46           46            14
Consumer                                 34           39           61            86

                                       ----         -----        ----          ----
Total charged off                      $ 54         $ 85         $107          $140


                                     - 40 -

Recoveries on amounts
charged off:
Real Estate                                   --       --                   --      --
Commercial                                     5        9                   13      10
Consumer                                      19       19                   33      14
                                            ----     ----                 ----    ----
Total recoveries                              24       28                   46      24

                                            ----     ----                 ----    ----
Net charge-offs                               30       57                   61     116
Provision for loan losses                     90       90                  111     166

                                            ----     ----                 ----    ----
                                            $861     $784                 $801    $751

Balance, end of period Ratio
of net charge-offs during
the period to average loans
outstanding during the period               0.07%                         0.16%   0.34%



                    Allocation for Allowance for Loan Losses
                                 (In Thousands)

                                            September 30                  December 31
                                            ------------                  -----------


                                            1994     1993                 1993    1992
                                            ----     ----                 ----    ----
Real Estate                                 $310     $306                 $304    $315
Commercial                                   198      165                   96      75
Consumer                                     164      148                  144     143
Other (Agri crop
& other)                                     189      165                  257     218

                                            ----     ----                 ----    ----
Total                                       $861     $784                 $801    $751
                                            ====     ====                 ====    ====


Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at December 31
- ---------------------------------------------------------------------------------------------------------------------
                                          1993                                       1992
                               -----------------------------               ----------------------------


                               Allowance               Loans               Allowance              Loans
                               ---------               -----               ---------              -----
Real Estate                       38%                   38%                   42%                  42%
Commercial                        12                    12                    10                   10
Consumer                          18                    18                    19                   19
Other (Agri crop &                32                    32                    29                   29
  other)                          --                    --                    --

                                100.00%               100.00%               100.00%              100.00%

Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at September 30
- ----------------------------------------------------------------------------------------------------------------------
                                           1994                                       1993
                               -----------------------------               ----------------------------


                               Allowance               Loans               Allowance              Loans
                               ---------               -----               ---------              -----

Real Estate                       36%                   36%                   39%                  39%
Commercial                        23                    23                    21                   21
Consumer                          19                    19                    19                   19
Other (Agri crop &                22                    22                    21                   21
  other)                          --                    --                    --                   --
                                100.00%               100.00%               100.00%              100.00%

            Average Deposit Distribution and Average Interest Rates
            -------------------------------------------------------
                             (Dollars in Thousands)

YEAR ENDED

                                                        December 31, 1993              December 31, 1992
                                                   ---------------------------- -----------------------------


                                                   Average   Interest  Average   Average    Interest  Average
                                                   Balance   Expense    Rate     Balance    Expense    Rate
                                                   -------   --------  -------   -------    --------  -------
Noninterest bearing accounts                       $10,455        -      -       $11,288         -      -
NOW accounts                                        15,814    $  446    2.82%     13,145     $  500    3.80%
Money Market accounts                                2,687        74    2.75       5,764         86    1.49
Savings accounts                                    11,460       377    3.29       9,295        418    4.50
Certificates of deposit
  $100,000 and greater                              11,204       390    3.48      10,100        468    4.63
  Less than $100,000                                24,266     1,008    4.15      23,968      1,144    4.77
                                                   -------    ------    -----    -------     ------    -----
    Total                                          $75,886    $2,295    3.02%    $73,560     $2,616    3.56%
                                                   =======    ======    =====    =======     ======    =====

Nine Months Ended                            September 30, 1994                               September 30, 1993
                   Average Balance   Interest Expense   Average Rate   Average Balance   Interest Expense   Average Rate
Noninterest
   bearing accounts    $11,230            ---              ---            $10,081           ---                ---
NOW accounts            17,137         $  348              2.03%           16,014         $  339               2.82%
Money Market
   accounts              2,685             55              2.05             2,700             56               2.77
Savings accounts        11,325            275              2.43            11,395            282               3.30
Certificates of
   deposit $100,000
   and greater          12,210            352              2.89            11,146            280               3.35
   Less than $100,000   25,572            780              3.05            23,833            761               4.26
                       -------         ------              -----          -------         ------               -----

Totals                 $80,159         $1,810              2.26%          $75,169         $1,718               2.29%
                       =======         ======              =====          =======         ======               =====

     Maturity Distribution of Certificates of Deposit of $100,000 and Over
     ---------------------------------------------------------------------
                                 (In Thousands)

                                        At December 31, 1993                             At September 30, 1994
                             Certificates       IRA Accounts   Total     Certificates of Deposit   IRA Accounts   Total
                             --------------     ------------   -----     -----------------------   ------------   -----
                              of Deposit                                       at 9-30-94
                              ----------                                       ----------

Less than three months       $ 4,652                 ---      $ 4,652           $ 4,945               $361      $ 5,306
Three to twelve months         6,707                $383        7,090             6,209                232        6,441
More than twelve months          443                              443               376                112          488
                                ----                 ---          ---               ---                ---          ---

   Total                     $11,802                $383      $12,185           $11,530               $705      $12,235
                             =======                ====      =======           =======               ====      =======

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
OPERATIONS

         The following discussion provides certain information concerning Peoples' financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of Peoples and related notes thereto presented elsewhere in this Proxy Statement-Prospectus.

         Recent Development. In December of 1994, Peoples sold approximately $8.0 million of securities classified as Available For Sale, resulting in a loss of $962,000. Peoples determined to sell the securities in substantial part to take advantage of higher interest rate yields. This transaction is expected to result in an improvement to People's net interest income and its rate sensitivity position.

         Results of Operations September 30, 1994 Compared to September 30,
1993.    Net income for the nine months ended September 30, 1994 was $1,277,000 or approximately $158,000 more than the
nine months ended September 30, 1993 net income of $1,119,000. The increase in net income was primarily due to an increase of approximately $82,000 in net interest income and a decrease in the provision for income tax of $20,000. These increases were offset by an increase in noninterest expenses.

         Return on average assets for the nine months ended September 30, 1994 was 1.85% compared to 1.78% for 1993. Return on average equity was 15.70% and 14.43% for the 1994 and 1993 periods, respectively.

         Peoples' provisions for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for loan losses and to support increases in the loan portfolio. The provision for loan losses was $90,000 for each nine month period.

         Net interest income is the major component of Peoples' income. Net interest income for the nine months ended September 30, 1994 was $2,960,000 an increase of approximately $82,000 over the amount reported for the nine months ended September 30, 1993. The increase in net interest income was primarily attributable to the increase in average earning assets during nine months ended September 30, 1994. Loan fee income earned for the nine months ended September 30, 1994 and September 30, 1993 was not significant.


         Noninterest income was $480,000 for the nine months ended September 30, 1994, an increase of approximately $4,000 over the nine months ended September 30, 1993. The primary sources of noninterest income are service charges on deposit accounts and other fees and charges.

         Total noninterest expenses for the nine months ended September 30, 1994 were $1,700,000 or approximately 3% more than the $1,651,000 reported for the nine months ended September 30, 1993. Salaries and employee benefits increased a combined $15,000 or 1.59%. Occupancy and equipment expenses increased approximately $25,000 in 1994. Other noninterest expenses increased $9,000 compared to 1993.

         Financial Condition September 30, 1994 Compared to September 30, 1993. Total assets of Peoples continued to grow in 1994, increasing 25% over total assets at September 30, 1993. Investment securities increased $5.4 million, or 13%, accounting for the largest portion of the increase.

         Loans increased $4.5 million to $43.7 million at September 30, 1994, net of unearned interest. The allowance for loan losses at September 30, 1994 was $860,000, an increase of $76,000 over the allowance at September 30, 1993. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of Peoples, portfolio growth and asset quality trends, and economic conditions within Peoples' trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance for loan losses was 1.80% of loans outstanding at September 30, 1994, compared to 1.85% at September 30, 1993.

         Total deposits grew 13% to $85.8 million at September 30, 1994, as compared to $76.3 million at September 30, 1993.

         Total stockholders' equity at September 30, 1994 was $11,057,000 an increase of $212,000 since September 30, 1993.

         Peoples has no foreign loans and no concentrations of credit to borrowers in any one industry. A concentration generally exists when more than 10% of total loans are outstanding to borrowers in the same industry.

         Results of Operations 1993 Compared to 1992. Net income for the year 1993 was $1,440,000 or approximately $96,000 more than 1992 net income of $1,344,000. The increase in net income was primarily due to an increase of approximately $255,000 in net interest income offset by an increase in operating expenses.

         Return on average assets for the year 1993 was 1.69% compared to 1.67% for 1992. Return on average equity was 14.10% and 14.54% in 1993 and 1992, respectively. Peoples paid dividends of $3.50 per share in 1993 as compared to $2.79 per share in 1992.

         Peoples' provision for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for losses and to support increases in the loan portfolio. The provision for loan losses for 1993 was $111,000 compared to $167,000 for 1992. Net loans charged-off in 1993 were $107,000 versus $140,000 in 1992.

         Net interest income is the major component of Peoples' income. Net interest income for the year 1993 was $3,865,000, an increase of approximately $255,000 over the amount reported for the year 1992. The increase in net interest income was primarily attributable to the increase in average earning assets during 1993. Loan fee income earned in 1993 and 1992 was not significant.

         Noninterest income was $685,000 in 1993, an increase of approximately $28,000 over 1992. The primary sources of noninterest income were service charges on deposit accounts and other fees and charges.

         Total noninterest expenses for 1993 were $2,364,000 or approximately 5% more than the $2,250,000 reported for 1992. Salaries and employee benefits increased a combined $126,000 or 10%. Occupancy and equipment expenses increased approximately $137,000 in 1993. Other noninterest expenses decreased $149,000 compared to 1992. The majority of this decrease related to professional fees in connection with training and installation of a new computer system in 1992.

         Financial Condition 1993 Compared to 1992. Total assets of Peoples continued to grow in 1993, increasing 4% over total assets at December 31, 1992. At December 31, 1993, investment securities had an estimated market value of approximately $911,000 greater than their carrying value. Management does not foresee any significant change in its investment strategy as a consequence of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity securities." Peoples adopted Statement No. 115 effective January 1, 1994. Approximately 69% of the investment securities portfolio was classified as "available for sale" in the first quarter of 1994.

         Loans increased $6.1 million to $40.9 million at December 31, 1993, net of unearned interest. The allowance for loan losses at December 31, 1993 was $801,000, an increase of $50,000 over the allowance at December 31, 1992.
A summary of the changes in the allowance for 1993 and 1992 is included in the Selected Statistical Data section. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of Peoples Bank, portfolio growth and asset quality trends, and economic conditions within Peoples Bank's trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance for loan losses was 1.95% of loans outstanding at December 31, 1993, compared to 2.16% at December 31, 1992.

         It is Peoples' policy to place loans greater than 90 days past due on nonaccrual status, unless certain criteria are met. At December 31, 1993, nonaccrual loans were $114,000 compared to $271,000 at December 31, 1992.

         Total deposits grew 3.4% to $75.6 million at December 31, 1993, as compared to $73.1 million at December 31, 1992.

         Total stockholders' equity at December 31, 1993 was $10,700,000, an increase of $968,000, since December 31, 1992. Net earnings retained during 1993, after paying dividends of $446,000 totaled $974,000. The equity to assets ratio was 12.34% at December 31, 1993, compared to 11.70% at December 31, 1992.

         Results of Operations 1992 Compared to 1991. Net income for 1992 was $1,344,000, an increase of 14.5% over 1991 net income of $1,174,000. Net income per share was $11.20 in 1992 compared to $8.29 in 1991. The 1992 increase in net income was primarily due to an increase of $481,000 in net interest income offset by an increase in operating expenses.

         Return on average assets for the year 1992 was 1.67% versus 1.53% for 1991. Return on average equity for 1992 was 14.54% compared to 13.20% for 1991. Dividends per share were $2.79 in 1992 and $2.96 in 1991.

         Net interest income, the major component of Peoples' income, increased approximately $481,000 in 1992. The provision for loan losses increased $50,000 in 1992.

         Noninterest income increased approximately $30,000 in 1992 versus 1991, excluding the provision for loan losses noted above. Equipment expenses increased primarily as a result of implementation of a new data processing system.

         Financial Condition 1992 Compared to 1991. Total assets increased by $5.3 million, or 7%. Investment securities increased $2.5 million over 1991. Loan decreased $38,000 during 1992. Peoples' allowance for loan losses increased $50,000 to $750,000 or 3.40% of outstanding loans. The loan to deposit ratio at December 31, 1992 was 46%.

         Total deposits at December 31, 1992 were $73,145,000, a 7% increase over total deposits at December 31, 1991 of $68,210,000.

         Total stockholders' equity increased $981,000 or 11.21% from December 31, 1991 to December 31, 1992. This increase consisted of net earnings retained of $981,000. The equity to assets ratio at December 31, 1991 and 1991 was 11.70% and 11.23% respectively.

OWNERSHIP OF PEOPLES COMMON STOCK AND DIVIDENDS

         Ownership of Principal Shareholders. As of September 30, 1994, there were 133,000 shares of Peoples Common Stock, its only class of voting securities, outstanding and approximately 264 shareholders of record of such shares. The following table provides information concerning the number of shares of Peoples Common Stock beneficially owned, directly or indirectly, by more than 5% shareholders of Peoples Common Stock as of September 30, 1994, and the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. Peoples is not aware of any shares of FTNC Common Stock beneficially owned by the persons in the tables except as disclosed therein. Except as set forth below, no person is known by Peoples to be the beneficial owner of more than 5% of the outstanding shares of Peoples Common Stock. The number and percentage of shares of

FTNC Common Stock beneficially owned on the Effective Date of the Merger in the tables in this section are based upon a conversion ratio of 3.1658 FTNC Common Shares for each Peoples Common Share and assuming _____________ FTNC Common Shares will be outstanding immediately prior to the Merger. Unless otherwise noted, the named person has sole voting and investment power with respect to the shares indicated.

                                    Number               Percent           Number of FTNC          Percent of Total
 Beneficial Owner                   of                   of                Common Shares to        FTNC Common
 ----------------                   Peoples              Total Peoples     be Beneficially         Shares to be
                                    Common               Shares            Owned on Effective      Outstanding on
                                    Shares Owned         Outstanding       Date                    Effective Date
                                    ------------         --------------    --------------------    -------------------
 William P. or Susan M. Johnson           7,625               5.73%                24,139
 George W. Weeks, Jr.                     9,857(1)            7.41%                31,205

   (1)10 shares are held individually. The balance of the shares are held by Mr. Weeks as trustee for two trusts for the benefit of Mr. Weeks' two sons.

         Ownership by Directors and Executive Officers of Peoples. The following information pertains to shares of Peoples Common Stock beneficially owned, directly or indirectly, by each director, by each executive officer, and by all directors and executive officers as a group, as of September 30, 1994, and to the number of shares of FTNC Common Stock to be owned by such persons on the Executive Date of the Merger. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

           Beneficial Owner            Number            Percent           Number of FTNC          Percent of Total
           ----------------            of                of                Common Shares to        FTNC Common
                                       Peoples           Total Peoples     be Beneficially         Shares to be
                                       Common            Shares            Owned on Effective      Outstanding on
                                       Shares Owned      Outstanding       Date                    Effective Date
                                       ------------      --------------    ------------------      -------------------
 James Edward Cahill, Jr.                   6,272             4.72%                19,855                 *

 William E. Callicott                         500              .38%                 1,582                 *

 John P. Champion                             280(1)           .21%                   886                 *

 Leland Gough                               1,227              .92%                 3,884                 *

 James Stephen Hale                            45              .03%                   142                 *

 James Richards Johnson, Jr.                2,372             1.78%                 7,509                 *

 John Thomas Lamar, Jr.                       587(2)           .44%                 1,858                 *

 Walter A. McKellar                           582(3)           .44%                 1,842                 *

 Sam A. Meacham(4)                          3,687             2.77%                11,672                 *

 E. Rufus Warren                               16              .01%                    50                 *


 All Directors and Executive
 Officers as a Group (10 individuals
 including those named above)
                                           15,288            11.49%                48,398                   %
                                                                                                         ---

         1  All shares held jointly with spouse.
         2  Includes 477 shares held jointly with spouse.

         3  Includes 499 shares held jointly with spouse.
         4  Retired, effective December 31, 1994
         *  Less than 0.1%

         Dividends. The shareholders of Peoples Common Stock are entitled to such dividends as may be declared from time to time by the Peoples Board. Cash dividends generally are declared annually and have been declared as stated in the following table (through January 30, 1995).

                                 1995 __ $0
                                 1994 -- $3.50
                                 1993 -- $3.50

     The Agreement restricts the ability of Peoples to declare and pay dividends except for the dividend of $3.50 payable in December, 1994. See "The Merger -- Conduct of Business Pending Merger." Peoples' ability to pay dividends also is dependent upon the earnings and financial conditions of Peoples Bank. Dividend payments by Peoples Bank are subject to certain regulatory restrictions. As of September 30, 1994, $68,877 was available for distribution to Peoples from Peoples Bank as dividends without prior regulatory approval.


                       DESCRIPTION OF FTNC CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of FTNC currently consists of 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), which may be issued from time to time by resolution of the FTNC Board and 100,000,000 shares of FTNC Common Stock. As of September 30, 1994, there were 32,202,722 shares of FTNC Common Stock and no shares of Preferred Stock outstanding. As of that date, approximately 3.3 million shares of FTNC Common Stock were reserved for issuance under various employee stock plans and FTNC's dividend reinvestment plan, approximately 2.3 million shares were reserved for issuance in connection with other pending acquisitions (See page PF-1 as to other pending acquisitions and a repurchase of FTNC Common Stock), and 322,027 shares of Preferred Stock were reserved for issuance under the Rights Plan. Also, FTNC has on file with the SEC an effective shelf registration pursuant to which it may offer from time to time, at its discretion, senior or subordinated debt securities, preferred stock, including depository shares, and FTNC Common Stock at an aggregate initial offering price not to exceed $300 million.

PREFERRED STOCK

     The FTNC Board is authorized, without further action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, without par value, from time to time in one or more series and, with respect to each such series, has the authority to fix the powers (including voting power), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Currently, no shares of Preferred Stock are outstanding.

FTNC COMMON STOCK

     The FTNC Board is authorized to issue a maximum of 100,000,000 shares of Common Stock, $2.50 par value per share. The holders of the FTNC Common Stock are entitled to receive, ratably, such dividends as may be declared by the FTNC Board from funds legally available therefor. The holders of the outstanding shares of FTNC Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of FTNC resulting in a distribution of assets to the shareholders, the holders of FTNC Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding. The shares of

FTNC Common Stock have no preemptive, redemption, subscription or conversion rights. The shares of FTNC Common Stock will be, when issued in accordance with the Agreement, fully paid and nonassessable. Under FTNC's Charter, the FTNC Board is authorized to issue authorized shares of FTNC Common Stock without further action by FTNC's shareholders. However, the FTNC Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq Stock Market's National Market, which requires shareholder approval of the issuance of additional shares of FTNC Common Stock in certain situations. The Transfer Agent for the Common Stock is Norwest Bank Minnesota, National Association.

     The FTNC Board is divided into three classes, which results in approximately 1/3 of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the FTNC Board the authority to fix the number of directors on the FTNC Board and to remove directors from and fill vacancies on the FTNC Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of FTNC. To change these provisions of the Bylaws, other than by action of the FTNC Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the FTNC Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders of FTNC to change the composition of an incumbent FTNC Board or to benefit from certain transactions which are opposed by the FTNC Board.

SHAREHOLDER PROTECTION RIGHTS PLAN

     Each share of FTNC Common Stock has, and each share of the FTNC Common Stock issued in the Merger will have, attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Plan"). Each Right entitles its holder to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 10% or more of the outstanding shares of FTNC Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person.

     The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The FTNC Board may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right.

     If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of FTNC Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the FTNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of FTNC Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees) for shares of FTNC Common Stock or Participating Preferred Stock at an exchange ratio of one share of FTNC Common Stock or 1/100th of a share of Participating Preferred Stock per Right (the "Exchange Time").

     FTNC may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

     The Rights will not prevent a takeover of FTNC. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding FTNC Common Stock unless the Rights are first redeemed by the FTNC Board.

SUBORDINATED CAPITAL NOTES DUE 1999

     On June 10, 1987, FTNC issued $75,000,000 principal amount of 10 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"). The Capital Notes currently constitute Tier 2 capital under the Federal Reserve Board's risk-based capital guidelines. Pursuant to the Indenture, dated as of June 1, 1987 (the "Indenture"), between FTNC and BankAmerica National Trust Company, formerly Security Pacific National Trust Company (New York), Trustee, at maturity the Capital Notes are required to be exchanged for Common Stock, Preferred Stock or certain other eligible capital securities to be issued by FTNC ("Capital Securities") having a market value equal to the principal amount of the Capital Notes, except to the extent that FTNC, at its option, shall elect to pay in cash such principal amount from amounts representing proceeds of other issuances of Capital Securities designated for such use.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     FTNC ia a Tennessee corporation subject to the provisions of the TBCA. Peoples is a Mississippi corporation subject to the provisions of the MBCA. Shareholders of Peoples, whose rights are governed by Peoples' Articles of Incorporation and Bylaws and by the MBCA, will, upon consummation of the Merger, become shareholders of FTNC whose rights will then be governed by the Charter and Bylaws of FTNC and by the TBCA. The following is a summary of the material differences in the rights of shareholders of FTNC and Peoples and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Charter and Bylaws of each of FTNC and Peoples. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. See "Certain Regulatory Considerations."

SPECIAL MEETINGS OF SHAREHOLDERS

     The Peoples Bylaws authorize the president, the chairman of the board, a majority of the Peoples Board or the holders of not less than twenty percent of the outstanding shares of Peoples to call a special meeting of shareholders.

     FTNC's Bylaws authorize the chairman of the FTNC board or the Secretary at the request of a majority of the FTNC Board, or the holders of not less than one-tenth of the outstanding shares entitled to vote to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the purposed meeting.

REMOVAL OF DIRECTORS

     Peoples' Bylaws provide that any or all directors may be removed without cause by affirmative vote of the shareholders or with cause by a majority vote of the entire Peoples Board. Peoples' Articles define "cause" as final conviction of a felony, unsound mind, bankruptcy, nonacceptance of office or conduct prejudicial to Peoples' interest. The MBCA provides that where cumulative voting is authorized a director may be removed if the votes in favor of removal exceed the votes sufficient to elect the director under cumulative voting.

     FTNC's Charter provides that any director is subject to removal by shareholders only for cause by the affirmative vote of the majority of the shares entitled to vote.

CUMULATIVE VOTING

     Under the MBCA shareholders have a right to cumulate their votes for directors unless the corporation's articles of incorporation provide otherwise. Shareholders of Peoples have this right.

     Under the TBCA shareholders do not have a right to cumulate their votes for directors unless the charter so provides. Shareholders of FTNC do not have the right so to cumulate their votes.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Pursuant to FTNC's Bylaws, shareholder proposals and director nominations must be in writing and delivered or mailed to the Secretary of FTNC no less than 30 nor more than 60 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

     Neither Peoples' Articles of Incorporation nor its Bylaws contain provisions concerning shareholder proposals or director nominations.

ACTION BY WRITTEN CONSENT

     Peoples Bylaws provide that the shareholders may take action without a meeting if written consent setting forth the action to be taken is signed by all the shareholders entitled to vote thereon.

     The TBCA provides that action may be taken without a shareholders' meeting and vote, if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the FTNC shareholders is impracticable given the number of holders of FTNC common stock.

REQUIRED VOTE TO AUTHORIZE CERTAIN ACTIONS

     The Peoples Articles provide that the Board may authorize the issuance of Peoples Common Stock without shareholder approval, except that to authorize the issuance of any shares in excess of 100,000 shares requires a unanimous vote of the Peoples Board. The Peoples Articles also provide that the affirmative vote of eighty percent of the outstanding voting stock of Peoples is required to approve any of the following transactions if the Peoples Board does not recommend a vote in favor of any of them: a merger or consolidation of Peoples or a sale, exchange or lease of all or substantially all of the assets of Peoples. The same eighty percent vote requirement is required to amend this provision of the Peoples Articles.

     The TBCA provides that the approval of the FTNC Board and of a majority of the outstanding shares of FTNC entitled to vote thereon would generally be required to approve a merger or to sell, lease or exchange or otherwise dispose of substantially all of FTNC's assets. No shareholder vote is required, however, in certain situations, including certain mergers in which the number of voting shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger. In accordance with the TBCA, submission by the FTNC Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights. With respect to a sale, lease or exchange or other disposition of all the assets of FTNC, no shareholder vote would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly- owned subsidiary of FTNC.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER AND BYLAWS

     The MBCA provides that the Articles of Incorporation may be amended by a majority of the votes entitled to vote on the amendment. The MBCA also requires that an amendment to the Articles of Incorporation which adds, changes or deletes a greater quorum or voting requirement must meet the quorum requirement and voting requirement as set out in the proposed amendment or as then in effect, whichever requirement is greater. The Peoples Articles fixes the maximum size of the Peoples Board at 8 directors and requires the affirmative vote of eighty percent of the outstanding voting stock of Peoples to amend or repeal this provision. The Bylaws of Peoples provides that a majority vote of the outstanding shares or a majority of the entire Board of Directors may amend, add to or repeal the Bylaws. Also see " -Required Vote to Authorize Certain Actions."

     FTNC's Charter provides that any amendment to the Charter which is inconsistent with any provision of the Bylaws may be adopted only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding stock. FTNC's Bylaws may be amended or repealed by a vote of a majority of all the directors of FTNC, at any regular or special meeting of the FTNC Board. In addition, the shareholders of FTNC may make, alter, amend or repeal the Bylaws at any annual meeting or at a special meeting called for that purpose, if at least 80% of the voting power of all outstanding voting stock approves the amendment. The Charter also provides that at least 80% of the voting power of all outstanding voting stock must approve an amendment to the Charter and Bylaws to change the classification of the FTNC Board or the 80% voting requirement for an amendment of the Bylaws.

INDEMNIFICATION

     Both the TBCA and the MBCA provide in certain situations for mandatory and permissive indemnification of directors and officers. Pursuant to the MBCA, a corporation may provide for additional rights of indemnification for its directors and officers except that a corporation may not provide indemnification for gross negligence or willful misconduct of a director or officer. Peoples' bylaws provides that its directors, officers and employees may be indemnified for reasonable expenses incurred in connection with such positions with Peoples. No person, however, shall be indemnified in connection with a matter as to which he is finally adjudged liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to Peoples, and no person shall be indemnified in connection with a suit that is a subject of a compromise settlement except with the approval of an appropriate court or the holders of a majority of the outstanding shares or the Peoples Board acting solely by the vote of disinterested directors constituting a majority of the entire Peoples Board. Such indemnification is not exclusive of other rights to which such persons may be entitled as a matter of law.

     The TBCA also provides that the statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled. No such indemnification may be made if a final adjudication adverse to the director or officer establishes his liability
(1) for any breach of loyalty to the corporation or its shareholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

     FTNC has provided additional indemnification to its directors and certain officers designated by the FTNC Board in a shareholder-approved bylaw amendment and individual indemnity agreements which provide indemnification to the maximum extent not prohibited by law.

BUSINESS COMBINATIONS

     The Mississippi Shareholder Protection Act (MSPA) regulates business combinations such as merger, consolidations and asset purchases where before or after the transaction the acquiror was an "interested shareholder." Under the MSPA, an "interested shareholder" is the beneficial owner, directly or indirectly, of 20% or more of the voting power of the outstanding stock of the corporation or is an affiliate of the corporation and at any time within the two year period prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the outstanding stock of the corporation.

     The MSPA requires a business combination with an interested shareholder to be approved by (i) 80% of the votes entitled to be cast by outstanding shares of voting stock, voting as a single class and (ii) 2/3 of the votes entitled to be cast which are held by the disinterested shareholders of the corporation, voting as a single class. However, a business combination is not subject to these voting requirements if the business combination meets certain fairness standards set forth in the MSPA or is approved by 80% of certain directors of the corporation.

     The MSPA applies to domestic corporations which have securities listed on a securities exchange registered under the Exchange Act. No shares of stock of Peoples are registered on such an exchange.

     The Peoples Bylaws provide that the directors must consider all factors they deem relevant in evaluating any proposed tender or exchange offer for the Peoples Common Stock, any proposed merger or consolidation of Peoples with or into another corporation and any proposal to purchase or otherwise acquire all the assets of Peoples. The directors are required to evaluate whether the proposal is in the best interest of Peoples by considering the best interests of its shareholders and other factors that the directors determine to be relevant, including the social, legal and economic effects on employees, customers and communities served by Peoples. The directors are required to evaluate the consideration being offered to the shareholders in relation to the then current market value of Peoples Common Stock in a freely negotiated transaction and the directors' estimate of the future value of the shares of Peoples as an independent entity.

     Tennessee's Business Combination Act ("BCA") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (1) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the BCA.

     These provisions of the BCA apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the BCA. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. FTNC has not adopted a charter or bylaw amendment removing FTNC from coverage under BCA.

     The BCA further provides an exemption from liability for officers and directors of resident domestic corporation who do not approve apposed business combinations or charter amendments and bylaws removing their corporations from the BCA's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the BCA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Peoples).

AUTHORIZED CORPORATION PROTECTION ACT

     The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Business Combination Act and the TCSAA can govern foreign corporations. The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a certificate authority from the Tennessee Secretary of State and that satisfy any two of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5 million; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10 million; or having physical assets and/or deposits located within Tennessee that exceed $10 million in value.

     United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Peoples).

     The MBCA contains no similar provisions with respect to authorized corporation protection.

CONFLICT OF INTEREST TRANSACTIONS

     The MBCA generally permits transactions involving Peoples and an interested director of Peoples if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and a two-thirds majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to Peoples. The Peoples Bylaws provide that no contract or other transaction between Peoples and any other corporation will be affected by the fact that a director is interested in or a director or officer of the other corporation and that a director may be a party to or interested in a contract with Peoples. The Peoples Bylaws provide that every person who becomes a director is relieved from liability that might otherwise exist from contracting with Peoples for himself or herself or any corporation in which the director may be interested.

     The TBCA generally permits transactions involving FTNC and an interested director of FTNC if (i) the material facts are disclosed and a majority of disinterested directors or a committee of the FTNC Board consents, (ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to FTNC. The TCBA prohibits loans to directors by FTNC unless approved by majority vote of disinterested shareholders or the FTNC Board determines that the loan benefits FTNC and either approves the specific loan or a general plan of loans by FTNC.

INSPECTION RIGHTS

     Both the MBCA and the TBCA contain provisions granting shareholders the right to inspect certain records of each corporation. Under the MBCA, a shareholder of Peoples is entitled to inspect and copy, during regular business hours at Peoples principal office, the articles of incorporation, bylaws, resolutions of the board creating classes or series of shares, minutes of shareholder meetings and actions taken without a meeting during the past three years, written communications to shareholders generally within the past three years including financial statements, a list of the names and business addresses of the current directors and officers of Peoples and its most recent annual report delivered to the Mississippi Secretary of State. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and the records are directly connected with his purpose, may upon five business days' written notice inspect and copy excerpts from minutes of board meetings, records of any action of a board committee acting in place of the board, minutes of shareholder meetings, records of action taken by the shareholders without a meeting, accounting records of Peoples and the record of shareholders.

     Under the TCBA, FTNC shareholders are also entitled to inspect and copy, during regular business hours at FTNC's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon five days' written notice, inspect and copy accounting records of FTNC, records of shareholders and excerpts from minutes of any meeting of the FTNC Board, records of any action of a committee of the FTNC Board while acting in place of the board, minutes of any meeting of shareholders, and records of action taken by the shareholders or board without a meeting.

VACANCIES ON BOARD OF DIRECTORS

     The Peoples Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies for any reasons may be filled for the remainder of the unexpired term of the vacancy or until the next annual meeting by a majority vote of the directors then in office, even if less than a quorum exists.

     Under the FTNC Bylaws newly created directorships resulting from an increase in the number of directors and any vacancies on the FTNC Board must be filled only by the FTNC Board. The TBCA provides that the term of a director elected to fill a vacancy expires at the next shareholder's meeting at which directors are elected.

CONTROL SHARE ACQUISITIONS

     Both the Tennessee Control Share Acquisition Act ("TCSAA") and the Mississippi Control Share Acquisition Act ("MCSAA") strip a purchaser's shares of voting rights any time an acquisition of shares in a covered corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote if the purchaser announces a good faith intention to make the control share acquisition. Under the TCSAA, the purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of the outstanding shares. Under the MCSAA, the control shares will regain the voting rights 3 years after the date of a shareholder's vote which failed to approve the voting rights of such control shares.

     The MCSAA applies to corporations which have securities registered under
Section 12 or Section 15(d) of the Exchange Act and have either: (1) more than 10% of its shareholders resident in Mississippi, (ii) more than 10% of its shares hold by Mississippi residents or (iii) 500 shareholders resident in Mississippi. A corporation which does not meet all of these criteria may elect to be covered by the MCSAA if it has 100 or more shareholders of record and meets one of the criteria of (i) - (iii) above. Peoples does not have securities registered under the Exchange Act and has not elected to be covered by the MCSAA.

     The TCSAA applies to corporations which have 100 or more shareholders and its principal place of business or principal office in Tennessee and either (i) more than 10% of its shareholders reside in Tennessee, (ii) more than 10% of its shares are owned by shareholders who reside in Tennessee, or (iii) 10,000 or more shareholders reside in Tennessee, and the corporation elect to be governed by the TCSAA. In addition, pursuant to the Tennessee Authorize Corporation Act certain other corporations which do not meet the criteria of TCSAA may elect to be covered by the TCSAA. FTNC has not elected to be governed by the TCSAA.

TENDER OFFERS

     The Mississippi Business Tender Offer law of 1980 ("MBTOL") applies to tender offers directed at corporations (the "subject company") that have "substantial assets" in Mississippi and at least 20 percent of its outstanding equity securities are owned by residents of Mississippi, The MBTOL requires an offeror making a tender offer for a subject company to file with the Secretary of State a registration statement. When the offeror intends to gain control of the subject company, the registration statement must indicate any plans the offeror has for the offeree. The Secretary of State may require additional information material concerning the takeover and may call for hearings.
Certain transactions are exempted from the MBTOL, including an offer in which the consideration is in whole or part securities registered under the Securities Act of 1933.

     Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information related to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to its shareholders.

GREENMAIL ACT

     The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to
Section 12(g) of the Exchange Act, such as FTNC. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any if its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation the corporation makes an offer of at least equal value per share to all holders of shares of such class.

   The MBCA contains no similar provisions with respect to such purchases of shares by a corporation.

DISSENTERS' RIGHTS

     The MBCA and TBCA generally provide dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissent's shares. Under TBCA, however, dissenters' rights are not available as to any shares which are listed on an exchange registered under
Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act (such as FTNC Common Stock).

RIGHTS OF HOLDERS OF CAPITAL NOTES

     On June 10, 1987, FTNC issued Capital Notes due in 1999. At maturity, the capital Notes will be exchanged for Capital Securities having a market value equal to the principal amount of the notes. See "Description of FTNC Capital Stock--Subordinated Capital Notes due 1999."

SHAREHOLDER RIGHTS PLAN

     For a discussion of the FTNC Shareholder Rights Plan, see "Description of FTNC Stock-Shareholder Rights Plan." The Peoples Board has not adopted a shareholder rights plan.

                            VALIDITY OF COMMON STOCK

     A legal opinion to the effect that the shares of FTNC Common Stock and associated Rights offered hereby, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Clyde A. Billings, Jr., Vice President and Counsel, First Tennessee National Corporation. Mr. Billings beneficially owns approximately 10,400 shares of FTNC Common Stock.

     Baker, Donelson, Bearman & Caldwell, a Professional Corporation, has rendered an opinion, summarized above in the section entitled "--Certain Federal Income Tax Consequences." Attorneys in the firm beneficially own approximately 25,000 shares of FTNC Common Stock.

                                    EXPERTS

     The consolidated financial statements of FTNC and its subsidiaries incorporated in this Proxy Statement-Prospectus by reference from FTNC's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report dated January 18, 1994, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Peoples as of December 31, 1993, and for the year ended December 31, 1993, included in this Proxy Statement-Prospectus have been audited by Williams & Pitts, as set forth in their report dated November 8, 1994, included herein. These financial statements are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Representatives of Williams & Pitts are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     With respect to the 1991 financial statements of Home Financial Corporation, a company acquired by FTNC during 1992 in a transaction accounted for as a pooling-of-interests, Arthur Andersen LLP relied upon the report of Baylor and Backus, independent accountants, whose report dated February 21, 1992, except with respect to the information discussed in Note 27, as to which the date is October 21, 1992, was incorporated by reference in FTNC's Form 10-K for 1993 and is incorporated herein by reference.

     The consolidated financial statements of Maryland National Mortgage Corporation and subsidiaries, appearing in First Tennessee National Corporation's Current Report on Form 8-K, dated October 1, 1993, for the year ended December 31, 1992, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                                                                                       Page
                                                                                                                       ----
FTNC Pro Forma Combined Condensed Statement of Condition as of
September 30, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 2
FTNC Pro Forma Combined Condensed Statement of Condition as of
December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 3
FTNC Pro Forma Combined Condensed Statements of Income for the Nine Months Ended
September 30, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 4
FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended
December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 5

                    INDEX TO PEOPLES FINANCIAL INFORMATION

As of and for the Year Ended December 31, 1993

Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Statement of Financial Condition as of December 31, 1993    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
Statement of Income for the Year Ended December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
Statement of Changes in Stockholders' Equity for the Year Ended December 31, 1993 . . . . . . . . . . . . . . . . . . . . F-4
Statement of Cash Flows for the Year Ended December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

As of and for the Years Ended December 31, 1992 and 1991 (Unaudited)

Statements of Financial Condition as of December 31, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-13
Statements of Income for the Years Ended December 31, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14
Statements of Changes in Stockholders' Equity for the Years Ended
December 31, 1992 and 1991  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-15
Statements of Cash Flows for the Years Ended December 31, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . .  F-16
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

As of and for the Nine Months Ended September 30, 1994 and 1993 (Unaudited)

Statements of Financial Condition as of September 30, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22
Statements of Income for the Nine Months Ended September 30, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . .  F-23


Statements of Changes in Stockholders' Equity for the Nine Months
Ended September 30, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24
Statements of Cash Flow for the Nine Months
Ended September 30, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed statements of condition as of September 30, 1994 and as of December 31, 1993 combine the historical consolidated statements of condition of FTNC and Peoples as if the Merger had been in effect on September 30, 1994 and on December 31, 1993, after giving effect to a repurchase of the amount of FTNC Common Stock necessary to complete the acquisition of Peoples, which was approved by the FTNC Board, and purchase accounting adjustments identified on the statements. The unaudited pro forma combined statements of income present the combined results of operations of FTNC and Peoples for the nine month period ended September 30, 1994 and the year ended December 31, 1993, as if the Merger had been effective on January 1, 1993, after giving effect to the repurchase of FTNC Common Stock and purchase accounting adjustments.

         The unaudited pro forma combined financial statements and accompying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects, at the Effective Date. FTNC's statements are adjusted for the completed acquisitions of Planters Bank, Cleveland Bank and Trust Company, Highland Capital Management Corp., and SNMC Management Corporation, which were accounted for as pooling-of-interest, and accordingly, reflect the financial position and results of operation of all companies on a combined basis.

         Pro forma results presented for the nine month period and for the year are not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or results of operations of the combined company that would have actually occurred had the Merger been in effect as of the dates or for the periods presented.

         On October 1, 1994, FTNC acquired Emerald Mortgage Company, Lynnwood, Washington ("Emerald"), which was merged into Sunbelt National Mortgage Corporation, for approximately 152,000 shares of FTNC Common Stock. At September 30, 1994, Emerald had approximately $1.1 million in assets and $0.5 million in capital. The transaction is not included in the following pro forma combined condensed statements of condition or income.

         On January 3, 1995, FTB acquired Carl I. Brown and Company ("CIB"), Kansas City, Missouri, for approximately 910,000 shares of FTNC Common Stock. At July 31, 1994, CIB had total assets of approximately $139.4 million and a servicing portfolio of $2.6 billion. The transaction is not included in the following pro forma statements.

         On October 19, 1994, FTNC announced the execution of a definitive agreement to acquire Community Bancshares, Inc. ("Community"). Community will be merged with and into FTNC , and based on a price of $45.75 per share for FTNC Common Stock, each shareholder will receive .39067 shares of FTNC Common Stock for each share of Community stock, for a total of approximately 1.34 million shares of FTNC Common Stock. The number of FTNC shares will be adjusted if the price of FTNC Common Stock is outside the range of $43.52 to $51.00. The transaction is subject to regulatory and Community shareholder approvals and is expected to close in the first quarter of 1995. The transaction is not included in the following pro forma statements.

                      FIRST TENNESSEE NATIONAL CORPORATION
                               PRO FORMA COMBINED
                             STATEMENT OF CONDITION
                            AS OF SEPTEMBER 30, 1994



                                                          FTNC                             Adjust-
(Thousands)                                           Pro Forma (1)    Peoples            ment (2)        Pro Forma
===================================================================================================================
ASSETS
Cash and cash equivalents                            $    890,728    $   14,192          $  (21,904)   $    883,016
Investments in bank time deposits                           2,745                                             2,745
Trading account securities inventory                      223,227                                           223,227
Assets available for sale                               1,655,826                                         1,655,826
Investment securities held to maturity                    937,221        37,003                  86         974,310
Net loans                                               6,011,184        43,752                           6,054,936
Premises and equipment, net                               148,492           984                             149,476
Real estate acquired by foreclosure                        21,609            43                              21,652
Mortgage servicing rights                                  70,436                                            70,436
Other identifiable intangible assets                       26,450                             2,147          28,597
Goodwill                                                   61,561                             4,394          65,955
Customers' acceptances                                      3,562                                             3,562
Other assets                                              393,825         1,554                             395,379
- -------------------------------------------------------------------------------------------------------------------
      Total assets                                   $ 10,446,866    $   97,528          $  (15,277)   $ 10,529,117
===================================================================================================================

LIABILITIES
Deposits                                             $  7,593,883    $   85,876          $             $  7,679,759
Federal funds purchased and securities
  sold under agreements to repurchase                   1,155,809                                         1,155,809
Other borrowings                                          492,930                                           492,930
Long term debt                                             91,701                                            91,701
Acceptances outstanding                                     3,562                                             3,562
Other liabilities                                         356,984           595                             357,579
- -------------------------------------------------------------------------------------------------------------------
      Total liabilities                                 9,694,869        86,471                ---        9,781,340


SHAREHOLDERS' EQUITY
  Common stock                                             80,507           665                (775)         80,397
  Surplus                                                  94,397        10,165             (14,275)         90,287
  Retained earnings                                       594,083         1,045              (1,045)        594,083
  Net unrealized loss on marketable
    equity securities                                     (13,931)         (818)                818         (13,931)
  Deferred compensation on restricted stock
     incentive plan                                        (3,059)                                           (3,059)
- -------------------------------------------------------------------------------------------------------------------
      Total  shareholders' equity                         751,997        11,057             (15,277)        747,777
- -------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity     $ 10,446,866    $   97,528          $  (15,277)   $ 10,529,117
===================================================================================================================

(1) FTNC amounts as of September 30, 1994 do not include the acquisition of Emerald Mortgage Company which closed October 1, 1994 and was immaterial, or the pending acquisitions of Carl I. Brown and Co. and Community Bancshares, Inc. scheduled to close in 1995.

(2) Reflects the transaction to purchase 465,000 shares of FTNC common stock at a cost of approximately $21.9 millon, the issuance of 421,051 shares of FTNC common stock to acquire Peoples Commercial Services, Inc. based on a price of $42.00 per share, and the mark to market for purchase accounting based on the September 30 statement of condition of Peoples.

                      FIRST TENNESSEE NATIONAL CORPORATION
                          PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF CONDITION
                                     AS OF
                               DECEMBER 31, 1993


                                                                                           Adjust-
(Thousands)                                                 FTNC (1)        Peoples        ment (2)     Pro Forma
==================================================================================================================
ASSETS
Cash and cash equivalents                              $      760,747   $      5,013   $   (21,904)   $    743,856
Investments in bank time deposits                               7,637                                        7,637
Trading account securities inventory                          178,663                                      178,663
Assets held for sale                                        1,152,721                                    1,152,721
Investment securities                                       2,220,087         39,273           681       2,260,041
Net loans                                                   5,329,249         40,176                     5,369,425
Premises and equipment, net                                   136,230          1,092                       137,322
Real estate acquired by foreclosure                            31,658                                       31,658
Mortgage servicing rights                                      82,625                                       82,625
Other identifiable intangible assets                           28,905                        1,890          30,795
Goodwill                                                       62,565                        4,413          66,978
Customers' acceptances                                          4,871                                        4,871
Other assets                                                  370,739          1,161                       371,900
- ------------------------------------------------------------------------------------------------------------------
          Total assets                                 $   10,366,697   $     86,715   $   (14,920)   $ 10,438,492
==================================================================================================================
LIABILITIES
Deposits                                               $    7,402,581   $     75,608   $                 7,478,189
Federal funds purchased and securities
  sold under agreements to repurchase                       1,014,644                                    1,014,644
Other borrowings                                              746,561                                      746,561
Long term debt                                                 92,043                                       92,043
Acceptances outstanding                                         4,871                                        4,871
Other liabilities                                             412,413            407                       412,820
- ------------------------------------------------------------------------------------------------------------------
          Total liabilities                                 9,673,113         76,015             0       9,749,128


SHAREHOLDERS' EQUITY
Common stock                                                   80,079            665          (775)         79,969
Surplus                                                        90,198         10,165       (14,275)         86,088
Retained earnings                                             525,682           (130)          130         525,682
Deferred compensation on restricted stock
     incentive plan                                            (2,375)                                      (2,375)
- ------------------------------------------------------------------------------------------------------------------
          Total  shareholders' equity                         693,584         10,700       (14,920)        689,364
- ------------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity   $   10,366,697   $     86,715   $   (14,920)   $ 10,438,492
==================================================================================================================

(1) FTNC amounts as of December 31, 1993 include the acquisitions of SNMC Management Corporation, Cleveland Bank and Trust Company, Highland Capital Management Corp., and Planters Bank which have closed during 1994 and have been accounted for as poolings of interests. Amounts do not include the acquisition of Emerald Mortgage Company which closed October 1, 1994 and is immaterial, or the pending acquisitions of Carl I. Brown and Co. and Community Bancshares, Inc. scheduled to close in 1995.

(2) Reflects the transaction to purchase 465,000 shares of FTNC common stock at a cost of approximately $21.9 millon, the issuance of 421,051 shares of FTNC common stock to acquire Peoples Commercial Services, Inc. based on a price of $42.00 per share, and the mark to market for purchase accounting based on the December 31 statement of condition of Peoples.

                      FIRST TENNESSEE NATIONAL CORPORATION
                          PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1994

                                                                                     Adjust-
(Thousands)                                       FTNC  (1)            Peoples       ment (3)     Pro Forma
============================================================================================================
Interest income:
  Interest and fees on loans                    $       381,904   $        2,887    $           $    384,791
  Interest on investment securities                      93,583            1,883                      95,466
  Interest on trading securities inventory                9,449                                        9,449
  Interest on other earning assets                        5,619                         (670)          4,949
- ------------------------------------------------------------------------------------------------------------
       Total interest income                            490,555            4,770        (670)        494,655
- ------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                  150,545            1,810                     152,355
  Interest on other borrowings                           45,278                                       45,278
  Interest on long-term debt                              6,787                                        6,787
- ------------------------------------------------------------------------------------------------------------
       Total interest expense                           202,610            1,810           0         204,420
- ------------------------------------------------------------------------------------------------------------

Net interest income                                     287,945            2,960        (670)        290,235
Provision for loan losses                                12,558               90                      12,648
- ------------------------------------------------------------------------------------------------------------
       Net interest income after provision
         for loan losses                                275,387            2,870        (670)        277,587
- ------------------------------------------------------------------------------------------------------------

Noninterest income:
  Bond division                                          63,759                                       63,759
  Service charges on deposit accounts                    46,853              415                      47,268
  Mortgage banking                                       88,102                                       88,102
  Bank card                                              22,620                                       22,620
  Trust service                                          20,738                                       20,738
  Securities gains (losses)                              22,580              (20)                     22,560
  Other                                                  35,096               85                      35,181
- ------------------------------------------------------------------------------------------------------------
     Total noninterest income                           299,748              480           0         300,228
- ------------------------------------------------------------------------------------------------------------

Noninterest expense:
  Employee compensation, incentives, and benefits       226,735              964                     227,699
  Operations services                                    24,702                                       24,702
  Occupancy                                              22,110              250                      22,360
  Communications and courier                             19,699                                       19,699
  Equipment rentals, depreciation, and
     maintenance                                         17,709                                       17,709
  Deposit insurance premium                              12,250              140                      12,390
  Amortization of intangible assets                      16,326                          292          16,618
  Other                                                  78,089              346                      78,435
- ------------------------------------------------------------------------------------------------------------
     Total noninterest expense                          417,620            1,700         292         419,612
- ------------------------------------------------------------------------------------------------------------

Income before income taxes                              157,515            1,650        (962)        158,203
Applicable income taxes                                  48,267              474        (295)         48,446
- ------------------------------------------------------------------------------------------------------------
Net income                                      $       109,248   $        1,176    $   (667)   $    109,757
============================================================================================================
Net income per common share                     $          3.40   $         8.84    $           $       3.42
- ------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (2)                  32,132              133                      32,132
- ------------------------------------------------------------------------------------------------------------

(1) FTNC amounts as of September 30, 1994 do not include the acquisition of Emerald Mortgage Company which closed October 1, 1994 and is immaterial, or the pending acquisitions of Carl I. Brown and Company and Community Bancshares, Inc. scheduled to close in 1995.

(2) Pro forma weighted average shares outstanding have been calculated using FTNC's current weighted average shares because the FTNC shares exchanged for the shares of Peoples Commercial Services, Inc. had been repurchased in contemplation of the acquisition.

(3) Interest on other earning assets is being reduced due to the loss of earnings from funds used to repurchase FTNC shares. Amortization of intangibles is increased to reflect the amortization of the premium paid on purchased deposits and goodwill.

                      FIRST TENNESSEE NATIONAL CORPORATION
                          PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1993

                                                                                   Adjust-
(Thousands)                                           FTNC (1)      Peoples        ment (3)    Pro Forma
============================================================================================================
Interest income:
  Interest and fees on loans                        $   435,039   $   3,546          $          $    438,585
  Interest on investment securities                     176,764       2,516                          179,280
  Interest on trading securities inventory                9,304                                        9,304
  Interest on other earning assets                        3,875          98              (572)         3,401
- ------------------------------------------------------------------------------------------------------------
       Total interest income                            624,982       6,160              (572)       630,570
- ------------------------------------------------------------------------------------------------------------

Interest expense:
  Interest on deposits                                  197,103       2,295                          199,398
  Interest on other borrowings                           55,106                                       55,106
  Interest on long-term debt                              9,315                                        9,315
- ------------------------------------------------------------------------------------------------------------
       Total interest expense                           261,524       2,295                 0        263,819
- ------------------------------------------------------------------------------------------------------------

Net interest income                                     363,458       3,865              (572)       366,751
Provision for loan losses                                35,697         111                           35,808
- ------------------------------------------------------------------------------------------------------------
       Net interest income after provision
         for loan losses                                327,761       3,754              (572)       330,943
- ------------------------------------------------------------------------------------------------------------

Noninterest income:
  Bond division                                          91,525                                       91,525
  Service charges on deposit accounts                    57,420         520                           57,940
  Mortgage banking                                       85,640                                       85,640
  Bank card                                              28,467                                       28,467
  Trust service                                          26,532                                       26,532
  Securities gains                                          805                                          805
  Other                                                  44,418         165                           44,583
- ------------------------------------------------------------------------------------------------------------
     Total noninterest income                           334,807         685                 0        335,492
- ------------------------------------------------------------------------------------------------------------

Noninterest expense:
  Employee compensation, incentives, and benefits       265,851       1,345                          267,196
  Operations services                                    28,482                                       28,482
  Occupancy                                              24,863         393                           25,256
  Communications and courier                             21,544                                       21,544
  Equipment rentals, depreciation, and
     maintenance                                         20,264                                       20,264
  Deposit insurance premium                              16,014                                       16,014
  Amortization of intangible assets                      30,811                           366         31,177
  Other                                                  84,069         626                           84,695
- ------------------------------------------------------------------------------------------------------------
     Total noninterest expense                          491,898       2,364               366        494,628
- ------------------------------------------------------------------------------------------------------------

Income before income taxes                              170,670       2,075              (938)       171,807
Applicable income taxes                                  64,588         635              (355)        64,868
- ------------------------------------------------------------------------------------------------------------

Net income                                          $   106,082   $   1,440          $   (583)  $    106,939
============================================================================================================
Net income per common share                         $      3.31   $   10.83          $          $       3.34
- ------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (2)                  32,031         133                           32,031
- ------------------------------------------------------------------------------------------------------------

(1) FTNC amounts as of December 31, 1993 include the acquisitions of SNMC Management Corporation, Cleveland Bank and Trust Company, Highland Capital Management Corp., and Planters Bank which have closed during 1994 and have been accounted for as poolings of interests. Amounts do not include the acquisition of Emerald Mortgage Company which closed October 1, 1994 and is immaterial, or the pending acquisitions of Carl I. Brown and Co. and Community Bancshares, Inc. scheduled to close in 1995.

(2) Pro forma weighted average shares outstanding have been calculated using FTNC's weighted average shares because the FTNC shares exchanged for the shares of Peoples Commercial Services, Inc. had been repurchased in contemplation of the acquisition.

(3) Interest on other earning assets is being reduced due to the loss of earnings from funds used to repurchase FTNC shares. Amortization of intangibles is increased to reflect the amortization of the premium paid on purchased deposits and goodwill.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Peoples Commercial Services Corporation
Senatobia, Mississippi


We have audited the accompanying statement of financial condition of Peoples Commercial Services Corporation as of December 31, 1993, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Commercial Services Corporation as of December 31, 1993, and the results of operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Williams & Pitts
- --------------------
Williams and Pitts
Certified Public Accountants
November 8, 1994

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                       STATEMENT OF FINANCIAL CONDITION
                              DECEMBER 31, 1993


(in thousands)

      Assets
Cash and Due from Banks                                      $  5,013
Investment Securities            (See Note 8)                  39,273
Loans, Less Allowance for Loan
  Losses                         (See Note 2)                  40,176
Office Buildings and Equipment   (See Note 3)                   1,092
Interest Receivable                                               855
Other Assets                                                      306
                                                             --------
      Total Assets                                           $ 86,715
                                                             ========
      Liabilities and Stockholder's Equity

Liabilities
  Deposits
    Demand                                                   $ 10,105
    Interest Bearing Demand                                    17,364
    Savings                                                    11,521
    Time                                                       36,618
                                                             --------
      Total Deposits                                           75,608

  Accrued Interest                                                335
  Income Taxes Payable                                             26
  Other Liabilities                                                46
                                                             --------
      Total Liabilities                                        76,015
                                                             --------
Stockholder's Equity
  Common Stock, Par Value $5; 200 shares
    authorized, 160 shares issued and
    133 shares outstanding                                        665
  Surplus                                                       9,500
  Retained Earnings                                              (130)
  Paid-in Capital                                                 665
                                                             --------
      Total Stockholder's Equity                               10,700
                                                             --------
      Total Liabilities and Stockholder's
        Equity                                               $ 86,715
                                                             ========


See accompanying notes and accountants' report.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                             STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1993


(in thousands, except share data)
Interest Income
  Interest and Fees on Loans                                 $  3,546
  Interest on Investment Securities
    U.S. Treasury Securities                                      223
    Obligations of Other U.S. Government
      Agencies and Corporations                                 1,726
    Obligations of States and Political
      Subdivisions                                                505
    Other Securities                                               62
  Interest on Federal Funds Sold                                   98
                                                             --------
      Total Interest Income                                     6,160

Interest Expense on Deposits                                    2,295
                                                             --------
      Net Interest Income                                       3,865

Provision for Loan Losses            (See Note 2)                 111
                                                             --------
      Net Interest Income after Provision
        for Loan Losses                                         3,754
                                                             --------
Other Income
  Service Fees                                                    520
  Other                                                           165
                                                             --------
      Total Other Income                                          685
                                                             --------
Other Expenses
  Salaries                                                      1,046
  Pensions and Other Employee
    Benefits                         (See Note 5)                 299
  Occupancy Expenses                                              393
  Other Operating Expenses                                        626
                                                             --------
      Total Other Expenses                                      2,364
                                                             --------
      Income Before Income Taxes                                2,075

Income Taxes                         (See Note 6)                 635
                                                             --------
      Net Income                                             $  1,440
                                                             ========
Net Income Per Common Share                                  $  10.82
                                                             ========




See accompanying notes and accountants' report.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1993

(in thousands)

                          Number
                            of     Common             Retained  Paid-In   Treasury
                          Shares   Stock    Surplus   Earnings  Capital    Stock    Total
                          ------  -------  ---------  --------  --------- -------   -------
Balance as of
  December 31, 1992        133    $   665  $   9,000  $   (599) $     666 $         $ 9,732

Net Income                                               1,440                        1,440

Dividends                                                 (466)                        (466)

Transfer                                         500      (500)

Purchase Treasury
  Stock                                                                        (6)       (6)

Retire 100 shares
  Treasury Stock                                            (5)       (1)       6
                        ------    -------  ---------  --------  -------- --------   -------
Balance as of
  December 31, 1993        133    $   665  $   9,500  $   (130) $    665 $  -0-     $10,700
                        ======    =======  =========  ========  ======== ========   =======





See accompanying notes and accountants' report.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                           STATEMENT OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 1993


(in thousands)


Cash Flows from Operating Activities:

  Net Income                                                 $ 1,440
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating
    Activities:
  Depreciation                                                   212
  Provision for Loan Losses                                       50
  Decrease in Interest Receivable                                125
  (Increase)Decrease in Other Assets                            (136)
  Increase(Decrease) in Accrued Interest                          11
  Increase(Decrease) in Other Liabilities                         71
                                                             -------
        Net Cash Provided by Operating Activities              1,773
                                                             -------
Cash Flows from Investing Activities:
  Net Increase in Interest-Bearing Deposits                    3,677
  Net Decrease in Federal Funds Sold                           3,600
  Purchase of Investment Securities                          (21,748)
  Proceeds from the Maturities, Sale, or Call
    of Investment Securities                                  18,901
    Net (Increase) in Loans                                   (6,167)
  Purchases of Equipment                                        (116)
                                                             -------
        Net Cash Provided by (Used in) Investing
          Activities                                          (1,853)
                                                             -------
Cash Flows from Financing Activities
  Net (Decrease) in Non-Interest Bearing Deposits             (1,214)
  Dividends Paid                                                (466)
  Purchase of Treasury Stock                                      (6)
                                                             -------
        Net Cash Used in Financing Activities                 (1,686)
                                                             -------
        Net Increase(Decrease) in Cash and Due
          from Banks                                          (1,766)

        Cash and Due from Banks - Beginning of Year            6,779
                                                             -------
        Cash and Due from Banks - End of Year                $ 5,013
                                                             =======

See accompanying notes and accountants' report.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1993




(in thousands)



1.  Summary of Significant Accounting Policies

    Consolidation Policy:
      These financial statements present the results of operations, statement of cash flows and financial position of Peoples
      Commercial Services Corporation and it's wholly owned subsidiary, Peoples Bank. The bank services the Tate County, Mississippi area.

    Investment Securities:
      Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition are based on the net proceeds and the adjusted carrying value amount of the securities sold, using the specific identification method.

    Loans and Allowances for Loan Losses:
      Loans are stated at the amount of unpaid principal, reduced by unearned discounts and an allowance for loan losses. Unearned discounts on installment loans are recognized as income over the term of the loans by the rule of seventy-eighths. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

    Office Buildings and Equipment:
      Office equipment and buildings are stated at their cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1993
                                 (CONTINUED)

(in thousands)

1.  Summary of Significant Accounting Policies (Continued)


    Income Taxes:
      Deferred income taxes are reported for temporary differences between items of income and expense reported in the financial statements and those for income tax purposes. The differences relate principally to depreciation of an office building, accretion of discounts on investment securities and provision for loan losses.


    Earnings Per Share:
      Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

    Cash and Cash Equivalents
      For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".


2.  Loans

    Major classes of loans are as follows:

         Secured by Residential Properties             $16,450
         Commercial Loans                                4,962
         Secured by Farm Land and
           Agricultural Production                       4,479
         Loans to Individuals                            7,820
         Other Loans                                     9,631
                                                       -------
                                                        43,342

         Less Unearned Discounts                         2,365
         Less Allowance for Loan Losses                    801
                                                       -------
               Loans - Net                             $40,176
                                                       =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                         NOTES TO FINANCIAL STAEMENTS
                              DECEMBER 31, 1993
                                 (CONTINUED)


(in thousands)

2. Loans (Continued)



    Maturities of the fixed rate loans as of December 31, 1993 approximate the following:

         Due in One Year or Less                  $25,537
         Due from One to Five Years                17,180
         Due from Five to Ten Years                   625
                                                  -------
         Total Loans                               43,342
         Less:  Unearned Discounts                  2,365
                Allowance for Loan Losses             801
                                                  -------
           Loans - Net                            $40,176
                                                  =======




    Loans on which the accrual of interest have been discontinued or reduced amounted to $114 as of December 31, 1993. If interest on those loans had been accrued such income would have approximated $3. Interest income on these loans is recorded only when received.

    Changes in the allowance for loan losses were as follows:


          Balance, January 1, 1993                $    751
            Provision charged to operations            111
            Loans charged off                         (107)
            Recoveries                                  46
                                                  --------
            Balance, December 31, 1993            $    801
                                                  ========

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1993
                                 (CONTINUED)

(in thousands)

3. Office Buildings and Equipment


   Major classifications of these assets are summarized as follows:




            Land                                     $  226
            Buildings                                 1,344
            Equipment                                 1,121
                                                     ------
              Total Cost                              2,691

            Accumulated Depreciation                 (1,599)
                                                     ------
              Land, Buildings and Equipment, net     $1,092
                                                     ======


4. Deposits

   Certificates of deposit of $100 or more approximated $12,185 at December 31, 1993. Interest paid was as follows:




                     Interest Expense                $2,295
                     Accrued Interest:
                       Beginning of Year                324
                       End of Year                     (335)
                                                     ------
                     Interest Paid                   $2,284
                                                     ======

5. Profit Sharing Plan

   The board of directors determines funding to the noncontributory defined contribution profit sharing plan. Contributions were $70 for the years ended December 31, 1993. Plan costs are charged to employee benefits expense. Anyone employed by the bank for one year is eligible.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1993
                                 (CONTINUED)

(in thousands)

6. Income Taxes

    Income tax expense is as follows:



              Current Income Tax Expense          $  493

              Deferred Tax Benefit                    28
                                                  ------
                                                  $  521
                                                  ======

    Prepaid income taxes as of December 31, 1993 were $166. Income taxes paid during 1993 were $635. As of December 31, 1993, the deferred tax benefit recorded was $146.


7.  Concentration of Loans

    The majority of the Bank's loans have been granted to customers in the Bank's market area. Most loan customers are depositors of the Bank. The maturities and types of loans are set forth in Note 2.


8.  Investment Securities


    Carrying amounts and approximate market values of investment securities are summarized as follows:

                                     Carrying  Unrealized  Unrealized  Market
                                      Amount     Gains       Losses     Value
                                     --------  ----------  ----------  -------
     U.S. Treasury Securities        $  1,960  $       35   $          $ 1,995
     Obligations of Other U.S.
       Government Agencies and
       Corporations                    26,432         442          89   26,785
     Obligations of States and
       Political Subdivisions           9,973         520          47   10,446
     Corporate Debt Securities            734          46                  780
     Other Securities                     174           4                  178
                                     --------  ----------   ---------  -------
      Total Investment Securities    $ 39,273  $    1,047   $     136  $40,184
                                     ========  ==========   =========  =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1993
                                 (CONTINUED)


(in thousands)

8.  Investment Securities (Continued)




    Maturities of investments are as follows:
                                                Within             One to
                                                 One                Five
                                                 Year               Years
                                           ----------------   ----------------
                                             Book    Market     Book    Market
                                           ------- --------   ------- --------
    U.S. Treasury Securities               $ 1,458  $ 1,481   $   502  $   514

    Obligations of Other U.S.
      Government Agencies and
      Corporations                                             12,715   13,004

    Obligations of States and
      Political Subdivisions                   404      415     2,380    2,591
    Corporate Debt Securities                                     624      661

    Other Securities
                                           -------  -------   -------  -------
                 Totals                    $ 1,862  $ 1,896   $16,221  $16,770
                                           =======  =======   =======  =======

     Five to             After
       Ten                Ten
      Years              Years             Totals
- ----------------   ----------------   ----------------
 Book     Market    Book     Market    Book     Market
- ------- --------   ------- --------   ------- --------
                                     $ 1,960  $ 1,995


$ 2,008  $ 1,951  $11,709  $11,830    26,432   26,785


  5,433    5,690    1,756    1,750     9,973   10,446

    110      119                         734      780

                      174      178       174      178
- -------  -------  -------  -------   -------  -------
$ 7,551  $ 7,760  $13,639  $13,758   $39,273  $40,184
=======  =======  =======  =======   =======  =======




Amounts pledged as collateral for deposits from governmental entities approximated $18,870 at December 31, 1993.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                      STATEMENTS OF FINANCIAL CONDITION
                          DECEMBER 31, 1992 AND 1991



(in thousands)
                                                       1992       1991
      Assets                                        --------    --------
Cash and Due from Banks                              $ 6,779    $  4,091
Investment Securities            (See Note 1)         36,426      32,348
Federal Funds                                          3,600       5,200
Loans, Less Allowance for Loan
  Losses                         (See Note 2)         34,060      34,098
Office Buildings and Equipment   (See Note 3)          1,187         883
Interest Receivable                                      980       1,091
Other Assets                                             168         219
                                                     -------    --------
      Total Assets                                   $83,200    $ 77,930
                                                     =======    ========
      Liabilities and Stockholder's Equity

Liabilities
  Deposits
    Demand                                           $11,318    $ 15,073
    Interest Bearing Demand                           16,982      11,255
    Savings                                           10,960       4,642
    Time                                              33,885      37,240
                                                     -------    --------
      Total Deposits                                  73,145      68,210

  Accrued Interest                                       323         523
  Other Liabilities                                                   46
  Notes Payable                                                      400
                                                     -------    --------
      Total Liabilities                               73,468      69,179
                                                     -------    --------
Stockholder's Equity
  Common Stock, Par Value $5; 200 shares
    authorized 148 and 160 issued, 130
    and 121 outstanding respectively                     665         605
  Surplus                                              9,000       8,450
  Retained Earnings                                     (599)       (304)
  Paid-In Capital                                        666
                                                     -------    --------
      Total Stockholder's Equity                       9,732       8,751
                                                     -------    --------
      Total Liabilities and Stockholder's
        Equity                                       $83,200    $ 77,930
                                                     =======    ========

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                             STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

(in thousands except share data)
                                                        1992       1991
                                                     --------  ---------
Interest Income
  Interest and Fees on Loans                         $  3,407   $  3,808
  Interest on Investment Securities
    U.S. Treasury Securities                              385        378
    Obligations of Other U.S. Government
      Agencies and Corporations                         1,720      1,550
    Obligations of States and Political
      Subdivisions                                        540        599
    Other Securities                                       42         21
  Interest on Federal Funds Sold                          132        309
                                                     --------   --------
      Total Interest Income                             6,226      6,665

Interest Expense on Deposits                            2,616      3,536
                                                     --------   --------
      Net Interest Income                               3,610      3,129

Provision for Loan Losses            (See Note 2)         167        246
                                                     --------   --------
      Net Interest Income after Provision
        for Loan Losses                                 3,443      2,883
                                                     --------   --------
Other Income
  Service Fees                                            505        525
  Other                                                   152        102
                                                     --------   --------
      Total Other Income                                  657        627
                                                     --------   --------
      Operating Income                                  4,100      3,510
                                                     --------   --------
Other Expenses
  Salaries                                                947        890
  Pensions and Other Employee
    Benefits                         (See Note 5)         272        249
  Occupancy Expenses                                      256        216
  Other Operating Expenses                                775        626
                                                     --------   --------
      Total Other Expenses                              2,250      1,981
                                                     --------   --------
      Income Before Income Taxes                        1,850      1,529

Income Taxes                         (See Note 6)         506        355
                                                     --------   --------
      Net Income                                     $  1,344   $  1,174
                                                     ========   ========
Net Income Per Common Share                          $  10.34   $   9.70
                                                     ========   ========

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

(in thousands)

                        Number
                          of      Common               Retained  Paid In Treasury
                        Shares    Stock     Surplus    Earnings  Capital   Stock    Total
                        ------   -------   ---------   --------  ------- --------   -------
Balance as of
  December 31, 1990      144     $   720   $   8,450   $    (85)         $          $ 9,085
Net Income                                                1,174                       1,174

Dividends                                                  (358)                       (358)
Purchase Treasury
  Stock                                                                    (1,150)   (1,150)

Retire Treasury
  Stock                  (23)       (115)                (1,035)            1,150
                       -----     -------   ---------   --------  -------  -------   -------
Balance as of
  December 31, 1991      121     $   605   $   8,450   $   (304)          $         $ 8,751

Net Income                                                1,344                       1,344

Dividends                                                  (363)                       (363)

Transfer                                         550       (550)

Stock Dividend            12          60                   (726)     666
                       -----     -------   ---------   --------  -------  -------   -------

Balance as of
  December 31, 1992      133     $   665   $   9,000   $   (599) $   666  $         $ 9,732
                       =====     =======   =========   ========  =======  =======   =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991


(in thousands)

                                                          1992      1991
                                                        -------   -------
Cash Flows from Operating Activities:
  Net Income                                            $ 1,344   $ 1,174
    Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
  Depreciation                                               69        68
  Provision for Loan Losses                                 167       246
  Decrease in Interest Receivable                           111        70
  (Increase) Decrease in Other Assets                        49        (7)
  Increase(Decrease) in Accrued Interest                   (199)     (222)
  Increase(Decrease) in Other Liabilities                   (45)       45
                                                        -------   -------
          Net Cash Provided by Operating Activities       1,496     1,374
                                                        -------   -------
Cash Flows from Financing Activities:
  Net Increase (Decrease) in Interest-Bearing Deposits    8,689    (1,652)
  Net Decrease (Increase) in Federal Funds Sold           1,600    (1,400)
  Purchase of Investment Securities                      (4,078)   (4,105)
  Net (Increase) Decrease in Loans                         (128)      216
  Purchases of Equipment                                   (374)      (35)
                                                        -------   -------
        Net Cash Provided by (Used in) Investing
          Activities                                      5,709    (6,976)
                                                        -------   -------
Cash Flows from Financing Activities
  Increase (Decrease) in Notes Payable                     (400)      400
  Net Increase (Decrease) in Non-Interest Bearing
    Deposits                                             (3,754)    4,854
  Dividends Paid                                           (363)     (358)
  Purchase Treasury Stock                                          (1,150)
                                                        -------   -------
        Net Cash Used in Financing Activities            (4,517)    3,746
                                                        -------   -------
        Net Increase(Decrease) in Cash and Due
          from Banks                                      2,688    (1,856)

        Cash and Due from Banks - Beginning of Year       4,091     5,947
                                                        -------   -------
        Cash and Due from Banks - End of Year           $ 6,779   $ 4,091
                                                        =======   =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991




(in thousands)



1.  Summary of Significant Accounting Policies

    Consolidation Policy:
      These financial statements present the results of operations, statement of cash flows and financial position of Peoples Commercial Services Corporation and it's wholly owned subsidiary, Peoples Bank. The bank services the Tate County, Mississippi area.

    Investment Securities:
      Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition are based on the net proceeds and the adjusted carrying value amount of the securities sold, using the specific identification method.

    Loans and Allowances for Loan Losses:
      Loans are stated at the amount of unpaid principal, reduced by unearned discounts and an allowance for loan losses. Unearned discounts on installment loans are recognized as income over the term of the loans by the rule of seventy-eighths. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

    Office Buildings and Equipment:
      Office equipment and buildings are stated at their cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1992 AND 1991
                                  (CONTINUED)

(in thousands)

1.  Summary of Significant Accounting Policies (Continued)


    Income Taxes:
      Deferred income taxes are reported for temporary differences between items of income and expense reported in the financial statements and those for income tax purposes. The differences relate principally to depreciation of an office building, accretion of discounts on investment securities and provision for loan losses.


    Earnings Per Share:
      Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

    Cash and Cash Equivalents
      For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".


2.  Loans

    Major classes of loans are as follows:               1992     1991
                                                       -------  -------
         Secured by Residential Properties             $15,074  $15,515
         Commercial Loans                                3,604    6,094
         Secured by Farm Land and
           Agricultural Production                       3,407    2,363
         Loans to Individuals                            6,698    6,703
         Other Loans                                     7,692    5,213
                                                       -------  -------
                                                        36,475   35,888

         Less Unearned Discounts                         1,664    1,089
         Less Allowance for Loan Losses                    751      701
                                                       -------  -------
               Loans - Net                             $34,060  $34,098
                                                       =======  =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                          NOTES TO FINANCIAL STAEMENTS
                           DECEMBER 31, 1992 AND 1991
                                  (CONTINUED)


(in thousands)

2. Loans (Continued)



    Maturities of the fixed rate loans as of December 31, 1992 approximate the following:

                                                   1992     1991
                                                  ------- --------
         Due in One Year or Less                  $23,779  $26,676
         Due from One to Five Years                12,556    8,796
         Due from Five to Ten Years                   140      416
                                                  -------  -------
         Total Loans                               36,475   35,888
         Less:  Unearned Discounts                  1,664    1,089
                Allowance for Loan Losses             751      701
                                                  -------  -------
           Loans - Net                            $34,060  $34,098
                                                  =======  =======




    Loans on which the accrual of interest have been discontinued or reduced amounted to $271 and $107 as of December 31, 1992 and 1991, respectively. If interest on those loans had been accrued such income would have approximated $23 and $4 as of December 31, 1992 and 1991, respectively. Interest income on these loans is recorded only when received.

    Changes in the allowance for loan losses were as follows:

                                                     1992    1991
                                                    ------  ------
          Balance, beginning of the period          $  701  $  701
            Provision charged to operations            166     246
            Loans charged off                         (140)   (319)
            Recoveries                                  24      73
                                                    ------  ------
            Balance, end of the period              $  751  $  701
                                                    ======  ======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991
                                 (CONTINUED)


(in thousands)

3. Office Buildings and Equipment


   Major classifications of these assets are summarized as follows:


                                                      1992     1991
                                                     -------   -------
            Land                                     $   226  $   226
            Buildings                                  1,337    1,337
            Equipment                                  1,010      660
                                                     -------  -------
              Total Cost                               2,573    2,223

            Accumulated Depreciation                  (1,386)  (1,340)
                                                     -------  -------
              Land, Buildings and Equipment, net     $ 1,187  $   883
                                                     =======  =======


4. Deposits

   Certificates of deposit of $100 or more approximated $9,923 and $9,926 at December 31, 1992 and 1991, respectively. Interest paid was as follows:


                                                       1992    1991
                                                     ------   ------
                     Interest Expense                $2,616   $3,536
                     Accrued Interest:
                       Beginning of Year                522      744
                       End of Year                     (324)    (523)
                                                     ------   ------
                     Interest Paid                   $2,814   $3,757
                                                     ======   ======

5. Profit Sharing Plan

   The board of directors determines funding to the noncontributory defined contribution profit sharing plan. Contributions were $70 and $70 for the years ended December 31, 1992 and 1991, respectively. Plan costs are charged to employee benefits expense. Anyone employed by the bank for one year is eligible.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991
                                 (CONTINUED)

(in thousands)

6. Income Taxes

    Income tax expense is as follows:

                                                    1992     1991
              Current Income Tax Expense          $  481   $  347

              Deferred Tax Benefit                    25        8
                                                  ------   ------
                                                  $  506   $  355
                                                  ======   ======

    Prepaid income taxes as of December 31, 1992 were $20 and prepaid income taxes as of December 31, 1991 were $15. Income taxes paid during 1992 and 1991 were $506 and $341, respectively. The deferred tax benefit recorded was $132 and $147 respectively.


7.  Concentration of Loans

    The majority of the Bank's loans have been granted to customers in the Bank's market area. Most loan customers are depositors of the Bank. The maturities and types of loans are set forth in Note 2.

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                            STATEMENT OF CONDITION
                      AS OF SEPTEMBER 30, 1994 AND 1993




                                                        1994         1993
                                                       -------     -------
ASSETS
Cash and Cash Equivalents                              $ 3,991     $ 4,105
Investment Securities                                   47,204      41,756
Net Loans                                               43,752      39,226
Premises and Equipment, Net                                984       1,182
Real Estate Acquired by Foreclosure                         43          97
Other Assets                                             1,554       1,221
                                                       -------     -------
      Total Assets                                     $97,528     $87,587
                                                       =======     =======
LIABILITIES
Deposits                                               $85,876     $76,285
Other Liabilities                                          595         457
                                                       -------     -------
      Total Liabilities                                 86,471      76,742
                                                       -------     -------
SHAREHOLDERS' EQUITY
Common Stock                                               665         665
Surplus                                                  9,500        9000
Paid-In Capital                                            665         665
Retained Earnings                                        1,045         515

Net Unrealized Loss on Marketable
  Equity Securities                                       (818)
                                                       -------     -------
      Total Shareholders' Equity                        11,057      10,845
                                                       -------     -------
      Total Liabilities and Shareholders'
        Equity                                         $97,528     $87,587
                                                       =======     =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                             STATEMENT OF INCOME
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993



                                                         1994        1993
                                                       -------     -------
Interest Income:
  Interest and Fees on Loans                           $ 2,887     $ 2,610
  Interest on Investment Securities                      1,883       1,986
                                                       -------     -------
      Total Interest Income                              4,770       4,596
                                                       -------     -------
Interest Expense:
  Interest on Deposits                                   1,810       1,718
                                                       -------     -------
      Total Interest Expense                             1,810       1,718
                                                       -------     -------
Net Interest Income                                      2,960       2,878
Provision for Loan Losses                                   90          90
                                                       -------     -------
      Net Interest Income After Provision
        for Loan Losses                                  2,870       2,788
                                                       -------     -------
Noninterest Income:
  Service Charges on Deposit Accounts                      415         376
  Securities Gains (Losses)                                (20)         14
  Other                                                     85          86
                                                       -------     -------

      Total Noninterest Income                             480         476
                                                       -------     -------
Noninterest Expense:
  Salaries and Employee Benefits                           964         949
  Occupancy                                                250         225
  Deposit Insurance Premium                                140         131
  Other                                                    346         346
                                                       -------     -------
      Total Noninterest Expense                          1,700       1,651
                                                       -------     -------
  Income Before Income Taxes                             1,650       1,613
  Applicable Income Taxes                                 (474)       (494)
                                                       -------     -------

      Net Income                                       $ 1,176     $ 1,119
                                                       =======     =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

(in thousands)

                      Number
                        of     Common              Retained  Paid-In  Treasury
                      Shares   Stock    Surplus    Earnings  Capital   Stock    Total
                      ------   ------   ---------  --------  -------  --------  -------
Balance as of
  December 31, 1993    133     $   665  $   9,500  $   (130) $   665  $         $10,700

Net Income                                            1,176                       1,176
                      ----     -------  ---------  --------  -------  --------  -------
 Balance as of
  September 30, 1994   133     $   665  $   9,500  $  1,045  $   665  $  -0-    $11,875
                      ====     =======  =========  ========  =======  ========  =======



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

(in thousands)

                      Number
                        of     Common              Retained  Paid-In  Treasury
                      Shares   Stock    Surplus    Earnings  Capital   Stock    Total
                      ------   ------   ---------  --------  -------  --------  -------
Balance as of
  December 31, 1992    133     $   665  $   9,000  $   (599) $    666 $         $ 9,732

Net Income                                           1,119                        1,119
Purchase Treasury
  Stock                                                                   (6)        (6)

Retire 100 shares
  Treasury Stock                                        (5)       (1)      6
                      ----     -------  ---------  --------  -------  --------  -------
Balance as of
  September 30, 1993   133     $   665  $   9,000  $    515  $   665  $  -0-    $10,845
                      ====     =======  =========  ========  =======  ========  =======

                   PEOPLES COMMERCIAL SERVICES CORPORATION
                           STATEMENT OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993


(in thousands)

                                                          1994      1993
                                                        -------   --------
Cash Flows from Operating Activities:
  Net Income                                            $  1,176  $  1,119
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating
    Activities:
  Depreciation                                               135       108
  Provision for Loan Losses                                   90        90
  Unrealized Loss - Marketable Equity Securities            (818)
  (Increase)Decrease in Interest Receivable                  (66)        8
  (Increase)Decrease in Other Assets                        (328)      (80)
  Increase(Decrease) in Accrued Interest                      18       (25)
  Increase(Decrease) in Other Liabilities                    170       159
                                                        --------  --------
        Net Cash Provided by Operating Activities            377     1,379
                                                        --------  --------
Cash Flows from Investing Activities:
  Net Increase(Decrease) in Interest-Bearing Deposits      1,061    (1,940)
  Net Decrease(Increase) in Federal Funds Sold           (10,200)    1,500
  Purchase of Investment Securities                       (6,032)  (13,723)
  Proceeds from the Maturities, Sale, or Call
    of Investment Securities                               8,301    10,493
  Net (Increase) in Loans                                 (3,666)   (5,258)
  Purchases of Equipment                                     (27)     (102)
  Real Estate Acquired in Foreclosure                        (43)      (97)
                                                        --------  --------
        Net Cash Provided by (Used in) Investing
          Activities                                     (10,606)   (9,127)
                                                        --------  --------
Cash Flows from Financing Activities
  Net (Decrease)Increase in Non-Interest Bearing
    Deposits                                               9,207     5,080
  Purchase of Treasury Stock                                            (6)
                                                        --------  --------
        Net Cash Used in Financing Activities              9,207     5,074
                                                        --------  --------
        Net Increase(Decrease) in Cash and Due
          from Banks                                      (1,022)   (2,674)

        Cash and Due from Banks - Beginning of Year        5,013     6,779
                                                        --------  --------
        Cash and Due from Banks - September 30          $  3,991  $  4,105
                                                        ========  ========

                                                                    APPENDIX "A"






                         AGREEMENT AND PLAN OF MERGER

                  DATED AS OF THE 19TH DAY OF OCTOBER, 1994

                                 BY AND BETWEEN

                      FIRST TENNESSEE NATIONAL CORPORATION

                                      AND

                       PEOPLES COMMERCIAL SERVICES CORP.

                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

ARTICLE I.
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2

    (A)  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
    (B)  Conversion of Peoples Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
    (C)  No Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
    (D)  Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3

ARTICLE II.
PEOPLES ACTIONS PENDING MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4

ARTICLE III.
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5

ARTICLE IV.
COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10

ARTICLE V.
CONDITIONS TO CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14

ARTICLE VI.
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17

ARTICLE VII.
EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19

ARTICLE VIII.
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19


                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of October, 1994, by and between FIRST TENNESSEE NATIONAL CORPORATION ("FTNC"), a Tennessee corporation, and PEOPLES COMMERCIAL SERVICES CORP. ("Peoples"), a Mississippi corporation.

                                    RECITALS

         (A) FTNC. FTNC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of the date hereof, FTNC has 100,000,000 authorized shares of common stock, par value $2.50 per share ("FTNC Common Stock"), of which 31,884,333 shares are outstanding as of July 31, 1994, and 5,000,000 authorized shares of preferred stock, no par value, none of which are outstanding (no other class of capital stock being authorized).

         (B) PEOPLES; PEOPLES BANK. Peoples has been duly incorporated and is an existing corporation in good standing under the laws of the State of Mississippi, with its principal executive offices located in Senatobia, Mississippi. As of the date hereof, Peoples has 200,000 authorized shares of common stock, par value $10.00 per share ("Peoples Common Stock"), of which 133,000 shares are outstanding as of the date hereof (no other class of capital stock being authorized). Peoples owns all of the issued and outstanding Common Stock of Peoples Bank.

         (C) RIGHTS, ETC. Neither FTNC nor Peoples has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of FTNC, pursuant to a Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and First Tennessee Bank National Association, as Rights Agent (the "FTNC Rights Agreement"), (ii) for securities issued as permitted under Section I of
Article IV, and (iii) as set forth on EXHIBIT "A" hereto (as to FTNC) and EXHIBIT "B" hereto (as to Peoples and Peoples Bank).

         (D) INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger (herein defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         (E) MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality shall, as to Peoples be deemed to be with respect to Peoples and its subsidiaries taken as a whole and as to FTNC shall be deemed to be with respect to FTNC and its subsidiaries, taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FTNC and Peoples adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I.
                                   THE MERGER

         (A) THE MERGER. On the Effective Date (as defined in Article VII), Peoples will merge (the "Merger") with and into FTNC, with FTNC being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Tennessee Business Corporation Act and the Mississippi General Corporation Law. At the Effective Time, the charter and bylaws of FTNC (as the Surviving Corporation) shall be the charter and bylaws of FTNC in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of FTNC shall be the directors and officers of the Surviving Corporation.

          (B) CONVERSION OF PEOPLES COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, all of the Peoples Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted and other than shares held in the treasury of Peoples, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) shall be converted into the right to receive shares of FTNC Common Stock, as described below:

                 (1) Each share of Peoples Common Stock issued and outstanding at the Effective Time shall become and be converted into the right to receive shares of FTNC Common Stock based on an exchange ratio (the "Exchange Ratio") determined as follows:

                 (i) if the FTNC Common Stock Average Price (hereafter defined) is $42.00 per share or greater, the Exchange Ratio will be 3.1658;

                 (ii) if the FTNC Common Stock Average Price is less than $42.00 per share, the Exchange Ratio will be the product of
                 (y) 3.1658 multiplied by (z) the quotient of (1) $42.00 divided by (2) the FTNC Common Stock Average Price; and

                 (iii) if the FTNC Common Stock Average Price is less than $38.00 per share, FTNC shall have the right to terminate this Agreement as provided in Paragraph (D) of Article VI.

         The FTNC Common Stock Average Price shall be equal to the average of the closing prices of FTNC Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the ten (10) business days immediately prior to the fifth (5th) business day preceding the Effective Date (the "Calculation Period"). For purposes of this Section I(B)(1), a "business day" shall be a day on which NASDAQ is generally open for trading.

                 (2) Each share of FTNC Common Stock issued and outstanding at the Effective Time [other than (x) shares, if any, held directly or indirectly by Peoples (or any Peoples subsidiary) except in a fiduciary capacity or in satisfaction of a debt previously contracted, and (y) shares, if any, held as treasury stock by FTNC] shall remain outstanding and unchanged as a result of the Merger and, together with the shares of FTNC Common Stock issuable in the Merger, shall as of the Effective Time constitute all of the issued and outstanding shares of the common capital stock of FTNC.

                 (3) Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, stock split or reverse stock split of shares, or if a stock dividend thereon shall be declared with a record date within such period, or by reason of a combination of shares in a transaction in which FTNC is effectively acquired, or other like changes in FTNC's capitalization shall have occurred, the Exchange Ratio shall be adjusted accordingly. This paragraph (3) does not apply to transactions in which FTNC or one of its subsidiaries is effectively the acquiring entity.

         (C) NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FTNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTNC shall pay to each holder of Peoples Common Stock exchanged pursuant to this Agreement who would otherwise be entitled to a fractional share an amount in cash determined (i) if the Exchange Ratio is 3.1658, by multiplying such holder's fractional interest by the closing price of FTNC Common Stock as reported on the NASDAQ for the Effective Date, or if the Exchange Ratio is determined under Paragraph (B)(2)(ii) of Article I, (ii) by multiplying such holder's fractional interest by the FTNC Common Stock Average Price actually used to determine the Merger consideration (in either case rounded up to the nearest cent).

         (D) PROCEDURES. Certificates which represent shares of Peoples Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive shares of FTNC Common Stock pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of FTNC Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, FTNC shall send to each holder of record of shares of Peoples Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the FTNC Common Stock into which such shares of the Peoples Common Stock have been converted pursuant to the Merger. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of FTNC Common Stock to which such holder is entitled, and such Certificate shall forthwith be cancelled. If any such delivery is to be made in whole or in part to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FTNC or its agent that such tax either has been paid or is not payable.

         No holder of Peoples Common Stock shall be entitled to exercise any rights as a shareholder of FTNC until such holder shall have properly surrendered its Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FTNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive FTNC Common Stock. If after the Effective Time, Certificates are presented for transfer to Peoples, they shall be cancelled and exchanged for the shares of FTNC

Common Stock deliverable in respect thereof as determined in accordance with the provisions of Article I, Paragraph (B) and in accordance with the procedures set forth in this Paragraph.

         After the Effective Time, holders of Peoples Common Stock shall cease to be, and shall have no rights as, stockholders of Peoples, other than to receive shares of FTNC Common Stock into which such shares have been converted or fractional share payments pursuant to this Agreement.

         Notwithstanding the foregoing, neither FTNC nor Peoples nor any other person shall be liable to any former holder of shares of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by FTNC of appropriate and customary indemnification including, when appropriate, the posting of bond, FTNC will issue in exchange for such lost, stolen or destroyed certificate shares of FTNC Stock, and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article I.

                                  ARTICLE II.
                         PEOPLES ACTIONS PENDING MERGER

         (A)  Without the prior written consent of FTNC, Peoples will not:

         (1) except for its usual and customary annual dividend not to exceed $3.50 per share, make, declare or pay any dividend on Peoples Common Stock, or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of Peoples' or Peoples Bank's capital stock, or any options, calls or commitments relating to its or Peoples Bank's capital stock, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its or Peoples Bank's capital stock;

         (2) merge or consolidate or permit any Significant Subsidiary to merge or consolidate with any other entity or engage in any similar transaction.

         (B) Without the prior written consent of FTNC, which consent will not be unreasonably withheld, Peoples will not and will not permit any subsidiary to:

         (1) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons;

         (2) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (3) except as contemplated by Paragraph (M) of Article IV, substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

         (4) except for the disposition of loans and cash equivalent assets in the ordinary course of its banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property,

         (5) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire (other than through foreclosure or satisfaction in whole or in part of indebtedness owed Peoples Bank) any assets or business that is material to such party;

         (6) take any other action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

         (7)  directly or indirectly agree to take any of the foregoing actions.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         FTNC represents and warrants to Peoples, and Peoples represents and warrants to FTNC, that, except as previously disclosed in a letter of FTNC or Peoples, respectively, of even date herewith delivered to the other party or in the Exhibits:

         (A) The facts set forth in the Recitals of this Agreement with respect to it are true and correct;

         (B) The outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X), if any, are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary and comparable state statutes, in the case of a state bank subsidiary) non-assessable, and subject to no preemptive rights;

         (C) Each of it and its Significant Subsidiaries (EXHIBIT "III(C)(1)" hereto in the case of FTNC sets forth a list of its Significant Subsidiaries and EXHIBIT "III(C)(2)" hereto in the case of Peoples sets forth a list of its Significant Subsidiaries) has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate will not have a Material Adverse Effect (as hereinafter defined)) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) The shares of capital stock of each of its Significant Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no rights with respect to such capital stock;

         (E) Subject in the case of Peoples to any required shareholder approvals of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer,

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

reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (l) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default, individually or collectively, is reasonably likely to have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Paragraphs (A)(3) and (A)(4) of Article V and the approval of the shareholders of Peoples referred to in Paragraph (E) of
Article III and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) In the case of FTNC, as of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, nor any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and, in the case of Peoples, its audited financial statements for the fiscal year ended December 31, 1993 and its unaudited financial statements for the period ended August 31, 1994 (the "Statements") (collectively, the "Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. For purposes of the representations made in the immediately preceding two sentences, an untrue statement of fact or an omitted statement of fact required to make statements not misleading shall be deemed material if the untrue statement or omitted statement has a Material Adverse Effect. It has no obligations or liabilities (whether absolute, accrued, contingent or otherwise) which are not disclosed in the Reports, the omission of which would singly or in the aggregate have a Material Adverse Effect. Since the date of its most recent Report, it has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature except liabilities or obligations incurred in the ordinary course of business or which would not single or in the aggregate have a Material Adverse Effect.

         (H) There has been no adverse change in the financial condition of it and its subsidiaries, taken as a whole, since December 31, 1993 which has had a Material Adverse Effect;

         (I) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in

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all material respects.  All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it and it is not aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its balance sheet that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

         (J) (1) except as disclosed in EXHIBIT "III J(1)(1)" as to FTNC or EXHIBIT "III J(1)(2)" as to Peoples hereto, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in the reasonable judgment of its President is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and to its actual knowledge there are no facts or circumstances which could form the reasonable basis for any claim, action or proceeding (including, but not limited to, a claim for violation of any state or federal fair lending laws or regulations) which is likely to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby, and (2) neither it nor any of its subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or is subject to any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking;

         (K) Except as disclosed in EXHIBIT "III(K)(1)" hereto in the case of FTNC and EXHIBIT "III(K)(2)" hereto in the case of Peoples and except for this Agreement and arrangements made in the ordinary course of business, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports;

         (L) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Significant Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and no event has occurred and to its knowledge no fact or circumstance exists with respect to any employee benefit plan now or previously existing which would result in a Material Adverse Effect; neither it nor any of its Significant Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" [as defined in Section 302 of ERISA (whether or not waived)] as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan

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

exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its Significant Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its Significant Subsidiaries have not contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its Significant Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement;

         (M) Each of it and its subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (N) It knows of no reason why the regulatory approvals referred to in Paragraphs (A)(3) and (A)(4) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(3) and (A)(4);

         (O) Its reserve for possible loan losses as shown (i) in its Reports for the fiscal year ended December 31, 1993 was adequate in all material respects under GAAP applicable to banks and safe and sound banking practices and (ii) in Peoples' unaudited interim consolidated financial report at August 31, 1994 was, in its opinion, adequate in all material respects under GAAP applicable to banks and safe and sound banking practices;

         (P) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (Q) In the case of FTNC, the shares of capital stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (R) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened;

         (S) Except services performed for Peoples by Southard Financial and Gerrish & McCreary, P.C., neither it nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby;

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

         (T) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by FTNC for the purpose of, among other things, registering the FTNC Common Stock to be issued to the shareholders of Peoples in the Merger (the "Registration Statement"), or (2) the proxy statement to be distributed in connection with Peoples' meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (U) For purposes of this section, the following terms shall have the indicated meaning:

                 "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation
         (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                 "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                 "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FTNC or Peoples or any of their subsidiaries including properties owned or operated in a fiduciary capacity.

         (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

         (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by t or its subsidiaries has been or is in violation of or liable under any

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

         Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

         (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

         (V) Its credit approval and administration and documentation procedures and practices are consistent with acceptable standards as normally applied by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and to its actual knowledge it is in compliance with applicable state and federal laws, statutes, regulations, rules, orders and requirements regarding bank holding companies and banks, as applicable, except where the failure to comply is not reasonably likely to have a Material Adverse Effect.

         (W) Peoples does not and is not required to file reports pursuant to the Securities Exchange Act.

                                  ARTICLE IV.
                                   COVENANTS

         FTNC hereby covenants to Peoples, and Peoples hereby covenants to FTNC, that:

         (A) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part or as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) In the case of Peoples, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificates of incorporation or charter, as the case may be, and bylaws; and (4) cooperate and consult with FTNC with respect to each of the foregoing matters;

         (C) It will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

         (D) In the case of FTNC, it will advise Peoples, promptly after FTNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FTNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

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

         (E) In the case of FTNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

         (F) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby. As to any disclosure obligation imposed by law, it will deliver to the other party a copy of such press release or written notice as soon as practicable and in any event, prior to its issuance;

         (G) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (H) (1) Upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, tax returns, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition (financial and otherwise), assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants and counsel, as the other party considers necessary or appropriate; and it shall (and it shall cause each of its Significant Subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1992, and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (H) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto;
         (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of FTNC, Peoples or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (H) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if the transaction contemplated by this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (H) in confidence unless and until such time as such information or documents otherwise become publicly available other than by breach of this Agreement or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

         (I) Neither it nor any of its subsidiaries shall solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any business combination with it or any of its subsidiaries other than as contemplated by this Agreement and it shall instruct its officers, directors, agents, advisors, and affiliates to comply with the above; provided, however, in the case of FTNC, this covenant does not apply to a business combination initiated by FTNC, or in which FTNC or a company which is its subsidiary following the transaction is as a practical matter the surviving corporation. Peoples agrees that it shall notify FTNC immediately if any inquiries or proposals as described in this paragraph are received by, any information as described in this paragraph is requested from, or any negotiations or discussions as described in this paragraph are sought to be initiated with, Peoples or any of its subsidiaries;

         (J) It shall notify the other party hereto as promptly as practicable of (1) any breach of any of its representations, warranties or agreements contained herein that could have a Material Adverse Effect and as to representations, warranties or agreements contained herein which do not specifically refer to Material Adverse Effect, of any material breach thereof, and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

         (K) It shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FTNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and to such other regulatory agencies as required by law;

         (L) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein;

         (M) Prior to the Closing, Peoples shall, consistent with generally accepted accounting principles, modify and change its and each of its subsidiaries' loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC; provided, however, that Peoples shall not be obligated to take any such action pursuant to this Paragraph (M) unless and until FTNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied;

         (N) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Peoples or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that FTNC shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims,

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

         damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) FTNC shall pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law, (ii) the Indemnified Parties may retain one firm of counsel satisfactory to them, and FTNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that in the event that the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to FTNC, Peoples or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other person may become involved or is named as defendant and FTNC shall pay the reasonable fees and expenses of such counsel and (iii) FTNC will use its best efforts to assist in the vigorous defense of any such matter, provided that FTNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that FTNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law and in such event FTNC shall be reimbursed by such Indemnified Party for all expenses advanced on its behalf by FTNC. Any Indemnified Party wishing to claim indemnification under this Paragraph (N) of Article IV hereof upon learning of any such claim, action, suit, proceeding or investigation, shall notify FTNC thereof, provided that the failure to so notify shall not affect the obligations of FTNC under this Paragraph (N) of
         Article IV hereof except to the extent such failure to notify materially prejudices FTNC. Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if the claim, action, suit, proceeding or investigation arises, in whole or in part, out of any material misrepresentation contained in this Agreement or material breach of covenants, representations, warranties or agreements contained in this Agreement by Peoples or any Indemnified Party;

         (2) FTNC and Peoples agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Peoples articles of incorporation or by-laws, or similar governing documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim;

         (3) This Paragraph (N) of Article IV is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of FTNC;

         (4) In the event FTNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FTNC assume the obligations set forth in this Paragraph (N) of Article IV.

         (O) Subject to FTNC's option to affirmatively elect to cause the Merger to be treated as a purchase transaction for accounting purposes which option may be exercised upon written notice by FTNC to Peoples (a "Notice of Election for Purchase Accounting") and which election may be revoked by FTNC at any time prior to consummation of the Merger by written notice to Peoples of such revocation, Peoples and FTNC will each use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and neither Peoples nor FTNC shall take any action which would cause the Merger not to qualify for pooling-of-interest account treatment;

         (P) In the case of Peoples, it shall use its best efforts to cause each person who is on the date hereof an "affiliate" of Peoples (as that term is defined in Section (B)(7) of Article V hereof) to execute and deliver to FTNC the written undertakings in substantially the form attached hereto as EXHIBIT "IV(P)" on the date this Agreement is executed and shall use its best efforts to cause any other person who subsequently becomes an "affiliate" to execute and deliver such written undertakings not later than forty (40) days prior to the Effective Date.

                                   ARTICLE V.
                           CONDITIONS TO CONSUMMATION

         (A) The respective obligations of FTNC and Peoples to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (1) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Peoples;

         (2) Prior to the date of approval of this Agreement by its Board of Directors, Peoples shall have received a letter from Southard Financial to the effect that in the opinion of such firm, the terms of the transaction are fair to the shareholders of Peoples from a financial point of view;

         (3) The procurement of approval of this Agreement and the transactions contemplated hereby by the Federal Reserve Board and the expiration of any statutory waiting periods;

         (4) Procurement of all other regulatory consents and approvals (including, without limitation, any required consents or approvals from state banking authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Paragraphs (A)(3) and (A)(4) of this Article V shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FTNC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (5) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (6) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (7) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, or makes illegal consummation of the Merger or which imposes restrictions, conditions or requirements on consummation of the Merger which would reduce the benefits of the Merger to such a degree that FTNC or Peoples (as to any restriction, condition or requirement which directly affects Peoples) would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (8) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

         (9) Heiskell, Donelson, Bearman, Adams, Williams & Caldwell shall have delivered its opinion dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by FTNC or Peoples as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Peoples who exchange their shares of Peoples Common Stock solely for shares of FTNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (iii) the tax basis of the shares of FTNC Common Stock received by shareholders who exchange all of their shares of Peoples Common Stock solely for shares of FTNC Common Stock in the Merger will be the same as the tax basis of the shares of Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of FTNC Common Stock received in the Merger will include the period during which the shares of Peoples Common Stock surrendered in exchange therefor were held, provided such shares of Peoples Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Peoples, FTNC and others.

         (B) The obligation of FTNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (1) FTNC and its directors and officers who sign the Registration Statement shall have received from Peoples' independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Peoples' shareholders and
         (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Peoples in the form customarily issued by accountants at such time in transactions of this type;

         (2) FTNC shall have received an opinion, dated the Effective Date, of Peoples' counsel in the form and to the effect customarily received in transactions of this type;

         (3) Each of the representations, warranties and covenants contained herein of Peoples, subject to the disclosure letter of Peoples provided pursuant to Article III, shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate do not have a Material Adverse Effect, and
         (z) as to representations, warranties or covenants contained herein of Peoples which do not specifically refer to Material Adverse Effect, for breaches which are not material, and FTNC shall have received a certificate signed by the

         President of Peoples, dated the Effective Date, to such effect. Any effect on Peoples as a result of action taken by Peoples pursuant to Paragraph (M) of Article IV shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of Peoples and for purposes of determining whether any conditions are satisfied;

         (4) FTNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

         (5) Unless FTNC shall have delivered to Peoples a Notice of Election for Purchase Accounting, which notice shall not have been revoked by FTNC in writing, FTNC shall have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

         (6) No litigation or proceeding is pending which (i) has been brought against FTNC or Peoples or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgement of the Chief Executive Officer of Peoples is likely to have a Material Adverse Effect on Peoples;

         (7) Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" treatment as described below) of Peoples shall have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of or take any action to reduce his risk with respect to any shares of Peoples Common Stock held by such "affiliate" or the shares of FTNC Common Stock to be received by such "affiliate" in the Merger (1) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and (2) during the periods during which any such sale, pledge, transfer or other disposition or action would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and Peoples within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies.

         (8) On the Effective Date Peoples' shareholders' equity (calculated without giving effect to (i) unrecognized gains or losses on "available for sale" securities as provided in FASB 115 and consistent with Peoples' prior practices, (ii) Transaction Expenses (as defined in Paragraph (F) of Article VIII), (iii) adjustments under Paragraph
         (M) of Article IV), (iv) other expenses or obligations incurred in connection with the Merger, including, but not limited to, accrual for or payment of severance benefits, prepayment of certain employee benefits and other transactions or expenses approved by FTNC, and (v) breaches of the representations, warranties and covenants of Peoples contained in this Agreement to the extent such breaches in the aggregate do not exceed $155,000 on an after-tax basis) shall not be less than $11,000,000.

         (C) The obligation of Peoples to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

         (1) Peoples shall have received an opinion, dated the Effective Date, of FTNC's counsel in the form and to the effect customarily received in transactions of this type;

         (2) Each of the representations, warranties and covenants contained herein of FTNC, subject to the disclosure letter of FTNC provided pursuant to Article III shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate do not have a Material Adverse Effect, and
         (z) as to representations, warranties or covenants contained herein as to FTNC which do not specifically refer to Material Adverse Effect, for breaches which are not material, and Peoples shall have received a certificate signed by the President or Chief Financial Officer of FTNC, dated the Effective Date, to such effect; and

         (3) No litigation or proceeding is pending which (i) has been brought against FTNC or Peoples or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Chief Executive Officer of FTNC is likely to have a Material Adverse Effect on FTNC.

                                  ARTICLE VI.
                                  TERMINATION

         This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Peoples:

         (A) By the mutual consent of FTNC and Peoples, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

         (B) By FTNC or Peoples, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of Peoples to approve this Agreement by the requisite vote at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

         (C) By FTNC or Peoples, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by one year from date of Agreement unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate; or

         (D) By FTNC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, if the FTNC Common Stock Average Price is less than $38 per share by written notice (a "Termination Notice") to Peoples delivered within three (3) business days after the last day of the Calculation Period.

         (E) Subject to the provisions of Paragraph (F) of this Article VI and Paragraph (B) of Article VIII, in the event of the termination of this Agreement by either FTNC or Peoples, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

         (F) Upon the occurrence of a Subsequent Triggering Event that occurs prior to a Termination Event as described in this paragraph and notwithstanding any other provision of this Agreement to the contrary, Peoples will pay to FTNC liquidated damages in the amount of $1,000,000.

         For purposes of this Paragraph (F), the following terms shall have the indicated meaning: The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (1) Peoples shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of FTNC), or the board of directors of Peoples shall have recommended that the stockholders of Peoples approve or accept any Acquisition Transaction (other than that contemplated by this Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Peoples or any of its Significant Subsidiaries, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Peoples or any of its Significant Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Peoples. The term "person" for purposes of this Paragraph shall have the meaning assigned thereto in
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                 (2) Any person (other than FTNC, a subsidiary of FTNC or any fiduciary acting under any employee benefit plan for FTNC or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Peoples Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                 (3) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to Peoples or any one or more of its shareholders owning ten percent (10%) or more (singly or in the aggregate) of the outstanding shares of Peoples Common Stock that results in or is a part of an Acquisition Transaction;

                 (4) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to Peoples or its stockholders to engage in an Acquisition Transaction, Peoples shall have breached any covenant or obligation contained in this Agreement and such breach would entitle FTNC to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within seven (7) days; or

                 (5) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                 (1) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Peoples Common Stock; or

                 (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event" of this Paragraph (F), except that the percentage referenced in clause (z) shall be 25%.

         "Termination Event" shall mean each of the following: (i) the Effective Date of the Merger, (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of an Initial Triggering Event or (iii) the passage of 12 months after termination of this Agreement if such termination follows the occurrence of an Initial Triggering Event.

         Peoples shall notify FTNC promptly in writing of the occurrence of any Initial Triggering Event and of any Subsequent Triggering Event.

                                  ARTICLE VII.
                       EFFECTIVE DATE AND EFFECTIVE TIME

         On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or, at FTNC's option, the first business day of the next succeeding month, or on such earlier or later date as may be agreed by the parties, a certificate of merger or articles of merger, as appropriate, shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be 4:01 P.M. in the State of Tennessee on the Effective Date (or such other time on the Effective Date as may be agreed by the parties).

                                 ARTICLE VIII.
                                 OTHER MATTERS

         (A) Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated except where otherwise specifically defined:

         (1) "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (x) the condition, financial or otherwise, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (y) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that as to the representations and warranties made by Peoples in Article III, Section
         (U)(1), (2) and (3), a Material Adverse Effect shall have occurred if the reasonably projected costs of remediation and/or the cost of all fines, penalties, costs or expenses to which Peoples is or may be subject under Environmental Laws as a result of any one or more breaches of such representations and warranties exceed $500,000 in the aggregate calculated on a pre-tax basis and as to all other representations, warranties and covenants of Peoples, a Material Adverse Effect shall have occurred if the actual or reasonably projected costs of all losses, fines, penalties, costs or expenses (including costs of remediation) as a result of any one or more breaches of such representations, warranties and covenants exceed $250,000 in the aggregate calculated on a pre-tax basis.

         (2) "Person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization.

         (B) Survival. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Paragraph (H)(3) of Article IV, in Paragraphs (E) and (F) of Article VI and Paragraphs (F) and (G) of this Article shall survive such termination.

         (C) Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law), except that, after the vote by the shareholders of Peoples, Paragraph (B) of Article I shall not be amended or revised.

         (D) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         (E) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

         (F) Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including fees and expenses of its own brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"), except printing expenses which shall be shared equally; provided, however, if FTNC exercises its termination right as provided in Paragraph (D) of Article VI, it will reimburse Peoples for Peoples' actual Transaction Expenses up to, but not in excess of, $100,000. Peoples agrees that its Transaction Expenses will not exceed $100,000.

         (G) Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed as permitted under Paragraph (F) of Article IV unless it is advised by counsel that any such information is required by law to be disclosed.

         (H) Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.


         IF TO
         PEOPLES, TO:             PEOPLES COMMERCIAL SERVICES CORP.
                                           207 E. Main Street
                                           P.O. Box 276
                                           Senatobia, Mississippi  38668
                                           ATTN: Leland Gough
                                           Telecopy No.:  601/562-0094

         With Copies to:     Gerrish & McCreary, P.C.
                                   700 Colonial Road, Suite 200
                                   Memphis, Tennessee 38117
                                   P. O. Box 242120
                                   Memphis, Tennessee 38124-2120
                                   ATTN:  Jeffrey C. Gerrish
                                   Telecopy No.:  901/684-2339

         IF TO FTNC, TO:           FIRST TENNESSEE NATIONAL CORPORATION
                                   165 Madison Avenue
                                   Memphis, Tennessee 38103
                                   ATTN: Elbert L. Thomas, Jr.
                                   Telecopy No.:  901/523-4614

         With Copies to:           HEISKELL, DONELSON, BEARMAN
                                    ADAMS, WILLIAMS & CALDWELL
                                   165 Madison Avenue, 20th Floor
                                   Memphis, Tennessee 38103
                                   ATTN: Charles T. Tuggle, Jr.
                                   Telecopy No.:  901/577-2303

                                   FIRST TENNESSEE NATIONAL CORPORATION
                                   165 Madison Avenue
                                   Memphis, Tennessee 38103
                                   ATTN: Harry A. Johnson, III
                                   Telecopy No.:  901/523-4248


         (I) Continuing Existence. First Tennessee currently intends to allow Peoples Bank to operate as a separate subsidiary retaining its name, bank charter and current management and Board of Directors.

         (J) No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         (K) Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (L) Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         (M) Directors' Shares. To the extent that directors' qualifying shares shall exist with respect to Peoples Bank, Peoples Bank shall take such action with respect to such shares as FTNC shall reasonably request.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                              FIRST TENNESSEE NATIONAL CORPORATION

                              By: /s/ Elbert L. Thomas, Jr.
                                 --------------------------------------
                              Title:  Senior Vice President
                                    -----------------------------------

                                                                   FTNC

                              PEOPLES COMMERCIAL SERVICES CORP.

                              By: /s/ Leland Gough
                                 --------------------------------------
                              Title:  President
                                    -----------------------------------

                                                                PEOPLES

                                                                      Appendix B

                                  SOUTHARD
                                  FINANCIAL




                               FAIRNESS OPINION

                            MERGER BY AND BETWEEN
                               FIRST TENNESSEE
                             NATIONAL CORPORATION
                                     AND
                              PEOPLES COMMERCIAL
                             SERVICES CORPORATION





                            As of October 12, 1994





                                 Report Dated
                               October 12, 1994

                                October 12, 1994

Board of Directors
Peoples Commercial Services Corporation
Senatobia, Mississippi

  RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF PEOPLES COMMERCIAL SERVICES CORPORATION, SENATOBIA, MISSISSIPPI, TO MERGE WITH AND INTO FIRST TENNESSEE NATIONAL CORPORATION, MEMPHIS, TENNESSEE


Gentlemen:

The Board of Directors of Peoples Commercial Services Corporation ("Peoples") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Peoples by First Tennessee National Corporation ("FTNC"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Peoples or FTNC.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

  [ ] A review of the financial performance and position of Peoples and the value of its common stock;

  [ ] A review of the financial performance and position of FTNC and the value of its common stock;

  [ ]    A review of recent Bank merger transactions;

  [ ] A review of the current and historical market prices of bank holding companies in Mississippi, Tennessee, and surrounding states;

  [ ] A review of the investment characteristics of the common stock of Peoples and FTNC;

  [ ] A review of the Agreement and Plan of Merger by and between First Tennessee National Corporation and Peoples Commercial Services Corporation, dated October 1994;

  [ ] An evaluation of the impact of the merger on the expected return to the current shareholders of Peoples; and,

  [ ] An evaluation of other factors as were considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of First Tennessee National Corporation for the outstanding common stock of Peoples Commercial Services Corporation constitutes a non-taxable exchange for federal income tax purposes.

Board of Directors
Peoples Commercial Services Corporation
Page 2




DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Peoples Commercial Services Corporation and in Exhibit 2 pertaining to First Tennessee National Corporation.

REVIEW OF PEOPLES COMMERCIAL SERVICES CORPORATION

Southard Financial visited with the management of Peoples in Senatobia, Mississippi. Discussions included questions regarding the current and historical financial position and performance of Peoples and its wholly-owned subsidiary, Peoples Bank, its outlook for the future, and other pertinent factors.

REVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

Southard Financial visited with the management of FTNC in Memphis, Tennessee. Discussions included questions regarding the current and historical financial position and performance of FTNC and its primary operating subsidiary, First Tennessee Bank National Association, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Merger By and Between First Tennessee National Corporation and Peoples Commercial Services Corporation, dated October 1994. Appropriate aspects of this agreement were discussed with management and with legal counsel for Peoples. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

LIMITING CONDITIONS

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FTNC or Peoples, but reviewed data supplied by the management of both institutions. Southard Financial did not, nor was it asked to, solicit third party offers for the purchase of all or part of Peoples.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Peoples, FTNC, and the proposed merger. The major considerations are as follows:

Board of Directors
Peoples Commercial Services Corporation
Page 3




PEOPLES COMMERCIAL SERVICES CORPORATION

  o      Historical earnings;
  o      Historical dividend payments;
  o      Outlook for future performance, earnings, and dividends;
  o      Economic conditions and outlook in Peoples's market;
  o      The competitive environment in Peoples's market;
  o      Comparisons with peer banks;
  o      Potential risks in the loan and securities portfolios;
  o      Recent minority stock transactions in Peoples's common stock; and,
  o Other such factors as were deemed appropriate in rendering this opinion.

FIRST TENNESSEE NATIONAL CORPORATION

  o      Historical earnings;
  o      Historical dividend payments;
  o      Outlook for future performance, earnings, and dividends;
  o      Economic conditions and outlook in FTNC's market;
  o      The competitive environment in FTNC's market;
  o      Comparisons with peer banks;
  o      Potential risks in the loan and securities portfolios;
  o      Recent minority stock transactions in FTNC's common stock; and,
  o Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

  o      Historical and current bank merger pricing;
  o Current market prices for minority blocks of common stocks of regional bank holding companies in Mississippi, Tennessee, and surrounding states;

THE PROPOSED MERGER

  o      The merger agreement and its terms;
  o      The specific pricing of the merger;
  o      Adequacy of the consideration paid to the shareholders of Peoples;
  o The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  o The amount of debt and goodwill on the balance sheet of FTNC and the impact of the merger of Peoples on FTNC's capital and liquidity positions;
  o The historical dividend payments of FTNC and the likely impact on the dividend income of the current shareholders of Peoples (equivalency of cash dividends);
  o Pro-forma combined income statements for FTNC post merger and the expected returns to Peoples shareholders (equivalency of earnings yield);
  o The market for minority blocks of FTNC common stock during the past three years; and,
  o      Other such factors as deemed appropriate.

Board of Directors
Peoples Commercial Services Corporation
Page 4




OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Peoples and FTNC. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 4-8.)

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Peoples, Southard Financial reviewed the dividend paying histories of Peoples and FTNC. Based upon this review, it is reasonable to expect that the shareholders of Peoples, in total, will receive dividends at or above the level currently paid by Peoples, after the merger is completed (defined as post merger combined dividends per share times the exchange ratio). This is predicated on the assumption that FTNC will continue per share dividends at current levels (see
Exhibit 4).

EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Peoples, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of Peoples would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by June 30, 1994. The analysis also suggests expected higher earnings yields for Peoples shareholders in subsequent years if the merger is consummated (see Exhibit 4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Peoples, Southard Financial determined that the shareholders of Peoples would have seen a slight decrease in the book value of their investment had the merger been consummated prior to June 30, 1994.

Board of Directors
Peoples Commercial Services Corporation
Page 5




ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed merger on the shareholders of Peoples, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, Peoples shareholders will receive up to 186.1% of June 30, 1994 book value per share, and up to 13.89x reported 1993 and estimated 1994 earnings. The actual price/book value and price/earnings multiples depend on the price of FTNC stock at the time the transaction is consummated. Based upon the review conducted by Southard Financial, the pricing for Peoples in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of Peoples and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Peoples and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

LIQUIDITY

Unlike Peoples stock, FTNC shares are registered with the SEC, and are actively traded on the NASDAQ market. Further, except in the case of officers, directors, and principal shareholders ("Affiliates") of Peoples, FTNC shares received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Peoples or FTNC. Throughout the due diligence process, all information provided by Peoples, FTNC, and third party sources, was relied upon by Southard Financial without independent verification.

Board of Directors
Peoples Commercial Services Corporation
Page 6




FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Peoples Commercial Services Corporation by First Tennessee National Corporation are fair, from a financial viewpoint, to the shareholders of Peoples Commercial Services Corporation.

Thank you for this opportunity to be of service to the shareholders of Peoples Commercial Services Corporation.

                                              Sincerely yours,

                                              SOUTHARD FINANCIAL


                                              David A. Harris
                                              ------------------------
                                              David A. Harris, CFA, ASA


                                              Douglas K. Southard
                                              ----------------------------------
                                              Douglas K. Southard, DBA, CFA, ASA


Attachments:

  Exhibit 1:  Peoples Commercial Services Corporation, Document Review List
  Exhibit 2:  First Tennessee National Corporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Expected Impact of the Merger on the Shareholders of Peoples
                Commercial Services Corporation
  Exhibit 5:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 6:  Overview of Peoples Commercial Services Corporation
  Exhibit 7:  Overview of First Tennessee National Corporation
  Exhibit 8:  Qualifications of Southard Financial

                                  EXHIBIT 1
                   PEOPLES COMMERCIAL SERVICES CORPORATION
                             DOCUMENT REVIEW LIST



  1. Consolidated Reports of Condition and Income ("Call Report") of Peoples Bank for the periods ended December 31, 1993, March 31, 1994, and June 30, 1994.

  2. Uniform Bank Performance Report ("UBPR") of Peoples Bank for the periods ended December 31, 1993 and June 30, 1994.

  3. Parent Company Only Financial Statements for Small Bank Holding Companies (FR Y-9 SP) of Peoples Commercial Services Corporation for the periods ended June 30, 1992-94 and December 31, 1992-93.

  4. Annual Report of Bank Holding Companies (FR Y-6) of Peoples Commercial Services Corporation for the periods ended December 31, 1992-93.

  5. Audited Financial Statements (unqualified opinions) of Peoples Bank for the periods ended December 31, 1990-93.

  6.     1994 Budget of Peoples Bank.

  7. List of shareholders of Peoples Commercial Services Corporation as of June 9, 1994.

  8. Economic, demographic, and other pertinent information provided by the Senatobia, Tate County, Mississippi, Chamber of Commerce.

  9. Additional pertinent information deemed necessary to render this opinion.

                                  EXHIBIT 2
                     FIRST TENNESSEE NATIONAL CORPORATION
                             DOCUMENT REVIEW LIST



  1. Annual Reports (including auditor's reports) for the years ended December 31, 1990-93.

  2. Securities and Exchange Commission Annual Report (Form 10-K) for the year ended December 31, 1993.

  3. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1993, June 30, 1993, September 30, 1993, March 31, 1994, and June 30, 1994.

  4.     Supplemental Quarterly Report for the year ended December 31, 1993.

  5. Research reports by The Robinson-Humphrey Company, Inc.; CS First Boston; First Manhattan Co.; Morgan Keegan & Company, Inc.; Keefe, Bruyette & Woods, Inc.; J.C. Bradford & Co.; Goldman Sachs; Fitch Investors Service, Inc.; and Stifel, Nicolaus & Company, Inc.

  6.     Budget for 1994.

  7. Asset Quality Activity report covering the 1989-93 period, and detail of all classified assets, non-accrual loans, and other real estate owned in excess of $1.0 million as of August 31, 1994.

  8. Minutes of all regular and special meetings of the Shareholders and Board of Directors during 1993 and the first half of 1994.

  9. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER

The Agreement and Plan of Merger, dated October 1994, by and between First Tennessee National Corporation and Peoples Commercial Services Corporation (the "Agreement") contains several provisions. The following are key provisions of the Agreement:

   In exchange for the 133,000 shares of Peoples common stock outstanding, Peoples shareholders will receive newly issued shares of FTNC common stock.

   The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Peoples stock for FTNC stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

   The exchange ratio will be fixed at 3.1658 shares of FTNC stock for each share of Peoples stock. The exchange ratio is based upon: a total purchase price of $20,000,000, divided by FTNC's stock price of $47.50 per share (as of the market close on August 30, 1994), divided by 133,000 shares of Peoples stock outstanding.

   If the average price of FTNC stock (as defined in the Agreement) is less than $42.00 per share, Peoples has the option to terminate the Agreement. However, FTNC may require Peoples to consummate the Agreement by re-calculating the exchange ratio based upon the new average price. According to legal counsel for Peoples, representatives of FTNC recently indicated that, if the average price of FTNC stock is between $42.00 and $38.00 per share and Peoples does not exercise its option to terminate the agreement, FTNC would likely recalculate the exchange ratio based upon a purchase price of $17.68 million, rather than $20.00 million.

   No fractional shares will be issued by FTNC. Peoples shareholders who would otherwise have been entitled to fractional shares will be paid in cash based upon the average price of FTNC stock.

   The Agreement may be terminated by mutual consent of the Board of Directors of each institution or by either party's Board of Directors if the merger is not approved by its shareholders.

   The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FTNC subsequent to the date of the Agreement but prior to the consummation of the merger.

Based upon the terms of the Agreement, Peoples shareholders would receive
3.1658 shares of FTNC stock (fractional shares paid in cash) for each share of Peoples stock held. If FTNC stock were to fall below $42.00 per share, and both parties exercised their respective options as outlined above, Peoples shareholders would receive 3.5812 shares (based on $41.99 per share) of FTNC stock for each Peoples share held. If the exchange ratio was recalculated based on a price of $17.68 million, Peoples shareholders would receive something in excess of 3.1658 shares of FTNC stock, depending on the average price of FTNC stock.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
         ON THE SHAREHOLDERS OF PEOPLES COMMERCIAL SERVICES CORPORATION

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Peoples Commercial Services Corporation and its shareholders.

Assuming the fixed exchange ratio to be used in the merger, Peoples shareholders would receive 3.1658 shares of FTNC stock.

EARNINGS Peoples earned $10.83 per share in 1993. FTNC earned $4.26 per share in 1993. Had the merger been consummated prior to January 1, 1993, each former Peoples share would have earned $13.49 in 1993 (FTNC 1993 earnings of $4.26 per share times
                 3.1658 shares). This represents an increase of 24.5% over what Peoples earned in 1993.

                 Based upon the average of the analysts surveyed, FTNC is expected to earn $4.62 per share in 1994. On an ongoing basis, Southard Financial estimates that Peoples should earn $11.25 per share in 1994. Given these estimates, and assuming that the merger was consummated prior to January 1, 1994, Peoples shareholders would see an increase of about 30% over what Peoples would be expected to earn in 1994, absent the merger.

DIVIDENDS        Each share of Peoples stock received $3.50 per share in
                 dividends in 1993. Had the merger been consummated prior to January 1, 1993, each former share of Peoples stock would have received dividends of $4.75 in 1993 (FTNC 1993 dividends of $1.50 per share times 3.1658 shares). This represents an increase of 35.7% over the dividends paid to Peoples shareholders in 1993. Based upon estimated 1994 dividends of $3.50 per share for Peoples and $1.68 per share for FTNC, the increase would be 52.0%.

BOOK VALUE       Reported book value of Peoples at June 30, 1994 was $80.81 per share. Reported book value of FTNC at June 30, 1994 was $22.77 per share. Had the merger been consummated prior to June 30, 1994, each former Peoples share would have book value of $72.09 (FTNC June 30, 1994 book value of $22.77 per share times 3.1658 shares). This represents 89.2% of Peoples book value at year-end. The reason for the reduction in book value is that FTNC stock is trading at a price/book value ratio in excess of 186% (the multiple for Peoples stock implied by the Agreement).

LIQUIDITY        Unlike Peoples stock, FTNC shares are registered with the SEC, and are actively traded on the NASDAQ market. Average daily trading volume was about 73,000 shares from January 1 to March
                 25, 1994. Further, except in the case of Affiliates of Peoples, FTNC shares received will be freely tradeable with no restrictions.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Peoples Commercial Services Corporation is expected to be favorable. (Also see Exhibit 4a.)

                                   EXHIBIT 4a
                          IMPACT ON PRICING MULTIPLES
                          AS FTNC MARKET PRICE CHANGES



CALCULATION OF EXCHANGE RATIO      AGREEMENT             IF REPRICED
- -----------------------------     ------------    -------------------------
Stated Price for Peoples           $20,000,000     $20,000,000  $17,680,015
FTNC Stock Price 8/30/94                $47.50          $41.99       $40.00
                                   -----------     -----------  -----------
FTNC Shares Acquired                   421,053         476,304      442,000
Peoples Shares Outstanding             133,000         133,000      133,000
                                   -----------     -----------  -----------
FTNC Shares Per Peoples Share           3.1658          3.5812       3.3233(1)
                                   ===========     ===========  ===========


PRICING MULTIPLES                        POTENTIAL PRICE OF FTNC STOCK
- ------------------------------    -------------------------------------------
FTNC Stock Price at Closing       $ 47.50  $ 44.00  $ 42.00  $ 41.99  $ 40.00
FTNC Shares Per Peoples Share      3.1658   3.1658   3.1658   3.5812   3.3233(1)
                                  -------  -------  -------  -------  -------
Market Value Per Peoples Share    $150.38  $139.30  $132.96  $150.37  $132.93
Book Value Per Peoples Share        80.81    80.81    80.81    80.81    80.81
                                  -------  -------  -------  -------  -------
Price/Book Value Ratio              186.1%   172.4%   164.5%   186.1%   164.5%
                                  =======  =======  =======  =======  =======

Market Value Per Peoples Share    $150.38  $139.30  $132.96  $150.37  $132.93
Earnings Per Peoples Share          10.83    10.83    10.83    10.83    10.83
                                  -------  -------  -------  -------  -------
Price/Earnings Ratio               13.89x   12.86x   12.28x   13.89x   12.27x
                                  =======  =======  =======  =======  =======

                                                        EXCHANGE RATIO IMPACT
                                                     ----------------------------
IMPACT ON PEOPLES SHAREHOLDERS      FTNC   PEOPLES    3.1658    3.5812    3.3233(1)
- ------------------------------    -------  -------   --------  --------  ----------
Market Price - 12/31/93           $ 38.50      na         na        na        na
Book Value Per Share - 12/31/93   $ 21.67   $80.46     -14.7%     -3.5%    -10.5%
Earnings Per Share - 1993         $  4.26   $10.83      24.5%     40.9%     30.7%
Dividends Per Share - 1993        $  1.50   $ 3.50      35.7%     53.5%     42.4%
Price/Book Value - 12/31/93        177.7%      na         na        na        na
Price/Earnings - 12/31/93            9.04      na         na        na        na
Dividend Yield - 12/31/93           3.90%      na         na        na        na

Market Price - 6/30/94            $ 43.75      na         na        na        na
Book Value Per Share - 6/30/94    $ 22.77   $80.81     -10.8%      0.9%     -6.4%
Earnings Per Share - Est 1994       $4.62   $11.25      30.0%     47.1%     36.5%
Dividends Per Share - Est 1994      $1.68   $ 3.50      52.0%     71.9%     59.5%
Price/Book Value - 6/30/94         192.1%      na         na        na        na
Price/Earnings - Est 1994            9.47      na         na        na        na
Dividend Yield - Est 1994           3.84%      na         na        na        na

     (1) Assuming FTNC price drops to $40.00 and exchange ratio is set at $17.68 million

                                   EXHIBIT 5
                       COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast. Pricing data for recent acquisitions of banks and bank holding companies is summarized as follows:

                                         Price/   Price/   Price/           Equity/
  Transactions(1)                       Earnings Book Val  Assets    ROAA    Assets     ROAE
  ----------------------------------    -------- -------- -------- -------- --------  --------
  Nationwide - 1993 (186)                17.60x    177%    14.51%    0.84%    8.29%    10.13%
  AL, AR, LA, MS, TN - 1993 (30)         12.79x    180%    15.12%    1.20%    8.79%    13.59%
  Mississippi - 1993 (2)                 12.77x    196%    16.92%    1.41%    8.68%    16.24%
  Nationwide - 1st Half 1994 (129)       17.30x    178%    15.65%    1.02%    9.13%    11.17%
  AL, AR, LA, MS, TN - 1st Half '94 (19) 13.60x    206%    17.40%    1.36%    8.50%    16.00%
  Mississippi - 1st Half 1994 (2)        11.05x    168%    13.65%    1.44%    8.30%    17.35%

   (1) Based upon deals announced for which P/E and/or P/B ratios were available

The Agreement for the merger of Peoples into FTNC represents 13.89x 1993 earnings, 13.37x estimated 1994 earnings, and 186.1% of June 30, 1994 book value. For potential average prices of FTNC stock, the multiples are: $40.00 per share, 172.4% of book value and 12.86x earnings; $42.00 per share, 164.5% of book value and 12.28x earnings. Given Peoples' high capital position, these multiples are well within the range of recent market multiples. The market multiples are slightly lower for higher capitalized banks like Peoples. (See
Exhibit 5a for pricing multiples based upon capital ratios of 8%-10%.)

In determining the attractiveness of owning FTNC stock, it is important to examine FTNC's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of June 30, 1994.

                                      Price/     Price/      Current     Current
         Publicly Traded Banks(1)    Earnings   Book Val       ROAE       Yield
         --------------------------  --------   --------      ------     -------
         All Banks (203)               11.95x      152%        13.1%      2.59%
         AL, AR, LA, MS, TN Banks (20) 10.75x      156%        14.7%      2.99%
         Alabama Banks (3)             10.87x      146%        13.5%      3.20%
         Arkansas Banks (4)            11.47x      171%        14.9%      2.43%
         Louisiana Banks (2)           11.15x      145%        13.0%      3.85%
         Mississippi Banks (6)         10.08x      151%        15.2%      3.11%
         Tennessee Banks (5)           10.76x      162%        15.3%      2.83%

         FTNC - December 31, 1993       9.04x      178%        19.7%      3.90%
         FTNC - June 30, 1994           9.47x      192%        20.3%      3.84%

           (1) Subject to certain screens performed by Southard Financial

Based upon an analysis of the data provided above, FTNC's price/earnings multiple is slightly below that of other publicly traded banks in its region, while the price/book value ratio, return on average equity, and current dividend yield are all above the range.

                                   EXHIBIT 5a
                              PRICE/BOOK VALUE FOR
                           REQUIRED LEVELS OF EQUITY



            ACTUAL BANK EQUITY
            ======================================
            Bank Total Assets 6/30/94                   $92,613,000
            Bank Book Value 6/30/94                     $10,679,000
                                                        -----------
            Bank Equity/Assets 6/30/94                       11.53%
                                                        ===========


                                               REQUIRED EQUITY LEVEL
                                       ---------------------------------------
BANK EQUITY AT REQUIRED LEVEL             8.00%         9.00%        10.00%
=============================          -----------   -----------   -----------
Bank Book Value 6/30/94                $10,679,000   $10,679,000   $10,679,000
Excess Equity at Required Level          3,555,000     2,575,000     1,575,000
                                       -----------   ----------    ----------
Bank Equity at Required Equity/Assets  $ 7,124,000   $ 8,104,000   $ 9,104,000
Bank Assets at Required Equity/Assets   89,058,000    90,038,000    91,038,000
                                       -----------   -----------   -----------
Bank Equity/Assets at Required Level          8.00%         9.00%        10.00%
                                       ===========   ===========   ===========


HOLDING COMPANY EQUITY AT REQUIRED LEVEL
========================================
Bank Equity at Required Equity/Assets   $7,124,000    $8,104,000    $9,104,000
Other Holding Company Assets 6/30/94        69,000        69,000        69,000
                                        ----------    ----------    ----------
Peoples Equity at Required Level        $7,193,000    $8,173,000    $9,173,000
                                        ==========    ==========    ==========


PRICE/BOOK RATIO AT REQUIRED EQUITY
===================================
Stated Purchase Price                      $20,000,000   $20,000,000   $20,000,000
Peoples Excess Equity at Required Level      3,555,000     2,575,000     1,575,000
                                           -----------   -----------   -----------
Purchase Price for Required Equity         $16,445,000   $17,425,000   $18,425,000
Peoples Equity at Required Level             7,193,000     8,173,000     9,173,000
                                           -----------   -----------   -----------
Price/Book Value for Required Equity            228.63%       213.20%       200.86%
                                           ===========   ===========   ===========
At Purchase Price of $17.68 Million             196.37%       184.82%       175.57%
                                           ===========   ===========   ===========


                                   EXHIBIT 6
              OVERVIEW OF PEOPLES COMMERCIAL SERVICES CORPORATION

Peoples Commercial Services Corporation is a one-bank holding company located in Senatobia, Tate County, Mississippi. Peoples' wholly-owned subsidiary, Peoples Bank, had assets of $92.6 million at June 30, 1994, and equity of 11.5% of assets. The Bank's asset growth was in the range of 4%-5% over the 1989-94 period, and the Bank has always been well capitalized. Peoples Bank earned $748 thousand in the first half of 1994 (1.64% of average assets), $1.42 million in 1993 (1.65%), and $1.36 million in 1992 (1.71%). Peoples paid common stock dividends of $3.50 per share at year-end 1993 and is expected to pay the same dividends at year-end 1994. According to management, Peoples has never reduced shareholder dividends. More details on Peoples are documented in Southard Financial's file.

                                   EXHIBIT 7
                OVERVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

First Tennessee National Corporation is one of the nation's 65 largest banking companies with assets of $10.2 billion. FTNC's principal subsidiary, First Tennessee National Bank National Association (FTBNA), provides general banking products and services through 225 locations across Tennessee; mortgage banking services through 102 offices in 20 states; consumer lending through ten offices in five states; and ATM access at over 100,000 locations. FTNC also offers related financial services including bond broker/agency services, merchant credit card processing, nationwide check clearing, integrated check processing, trust services, brokerage, venture capital, and credit life insurance.

Recent acquisitions were as follows: (1) FTNC acquired HFC, a Tennessee savings and loan holding company, on December 14, 1992; (2) FTBNA acquired Maryland National Mortgage Corporation, a mortgage banking operation in Baltimore, Maryland, on October 1, 1993; (3) FTNC acquired New South Bancorp, a Mississippi bank holding company, on December 31, 1993; (4) FTNC acquired SNMC Management Corporation, a mortgage banking operation in Dallas, Texas, on January 4, 1994; (5) FTNC acquired Highland Capital Management Corp. on March 1, 1994; (6) FTNC acquired Cleveland Bank and Trust, a Tennessee bank, on March 16, 1994; and, (7) FTNC acquired Planters Bank, in Tunica, Mississippi, in September 1994. Further, FTNC approved the acquisition of Emerald Mortgage Company, a mortgage banking company in Seattle, Washington, in June 1994; and approved the acquisition of Carl I. Brown and Company, a mortgage banking operation in Kansas City, in August 1994. FTNC also recently announced the planned acquisition of Community Bancshares of Germantown, Tennessee.

FTNC earned $4.26 per share in 1993, up 33.5% from $3.19 per share in 1992.
The consensus earnings estimate for 1994 is $4.62, or 8.5% above 1993 earnings. Earnings per share increased in each year since 1989. Dividends of $1.50 per share in 1993 were 19.0% above 1992 dividends of $1.26 per share. Per share dividends increased each year since 1988, and dividends have been paid in consecutive quarters for 98 years. Dividends are estimated to be $1.78 per share for all of 1994.

FTNC had Tier I capital to risk-adjusted assets of 9.74% in the first half of 1994, well above the regulatory minimum of 6.00%; and total capital to risk-adjusted assets of 12.19% versus the minimum of 10.00%. The quality of the loan portfolio improved in recent years, as net charge-offs decreased from a high of $59.9 million in 1991 to $28.4 million in 1993, and just $8.4 million in the first half of 1994. Also, FTNC's efforts reduced non-performing assets to total loans from 2.35% at year-end 1990 to 0.79% at June 30, 1994.

In all, FTNC is in good financial condition. The recent addition of mortgage banking operations is expected to add diversification and synergies to FTNC's ongoing activities. Management is interested in acquiring other mortgage banking operations, as well as other banks with good market share and/or earnings potential. More details on FTNC are contained in Southard Financial's file.

                                   EXHIBIT 8

                      QUALIFICATIONS OF SOUTHARD FINANCIAL

                       AN OVERVIEW OF SOUTHARD FINANCIAL


BACKGROUND          [ ]  Founded in 1987.
                    [ ]  Principals have combined business valuation experience of over twenty years.
                    [ ]  Serves clients throughout the United States,  with
                           concentration in the Southeast.
                    [ ]  Broad industry experience.
                    [ ]  Services provided for public and closely-held companies.
                    [ ]  Provides valuation services for over 100 ESOPs, making
                           Southard Financial one of the largest ESOP appraisers in
                           the United States.
PROFESSIONAL
CREDENTIALS         [ ]  Southard Financial's principals, Douglas K. Southard and
                           David A. Harris, are senior members of the American
                           Society of Appraisers (ASA).
                    [ ]  Both principals of Southard Financial are Chartered
                           Financial  Analysts (CFA).
                    [ ]  Both principals are current or former officers of the West
                           Tennessee Chapter of the ASA.
EDUCATIONAL
CREDENTIALS         [ ]  Douglas Southard holds Doctor of Business Administration and Master of Business Administration degrees from
                           Indiana University, with concentrations in finance,
                           economics, and quantitative analysis.
                    [ ]  David Harris holds the Master of Business Administration degree from Memphis State University, with
                           concentrations in finance and business investments.
BUSINESS
ETHICS              [ ]  Southard Financial and its principals adhere to the ethical standards of the Institute of Chartered Financial Analysts and the American Society of Appraisers.
                    [ ]  All reports conform to the Uniform Standards of
                           Professional Appraisal Practice (USPAP).
                    [ ]  Southard Financial is committed to providing unbiased opinions to be used for decision making.
                    [ ]  Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.


                                   BIOSKETCH
                      DOUGLAS K. SOUTHARD, DBA, CFA, ASA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS

         Doctor of Business Administration, 1981, Indiana University
         Master of Business Administration, 1976, Indiana University
         Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at
                 Memphis)
         Chartered Financial Analyst, 1987, Institute of Chartered Financial
                 Analysts (now part of the Association for Investment
                 Management and Research)
         Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

         Founder and Principal, Southard Financial, Memphis TN
         Partner, Mercer Capital Management, Inc., Memphis TN (1984-87) Consulting Associate, Mercer Capital Management, Inc., Memphis TN
                 (1983-84)
         Principal, Douglas K. Southard, Financial Consultant, Memphis TN
                 (1982-83)

ACADEMIC POSITIONS HELD

         Assistant Professor of Finance, Rhodes College, Memphis TN
         Assistant Professor of Finance, Virginia Polytechnic Institute & State
                 Univ., Blacksburg VA
         Lecture in Finance, Indiana University, Bloomington IN

RELATED EXPERIENCE

         Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Board of Directors, Columbian Rope Company, Auburn NY
         Board of Directors, Explorer Systems, Inc., Memphis, TN
         Advisory Board, MicroAge, Memphis TN
         Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS

         "Using the Capital Asset Pricing Model to Determine Capitalization
                 Rates: Adjusting for Differences in Financial Structure, "with Severin C. Carlson, Business Valuation Review, June 1991
         "Business Valuation Can Serve in Lifetime Planning, " with Z.C.
                 Mercer, Memphis Business Journal, April 1-5, 1985
         "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
                 Memphis Business Journal, March 25-29, 1985
         "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June
                 1984

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA



EDUCATIONAL AND PROFESSIONAL CREDENTIALS

         Master of Business Administration, 1982, Memphis State University Bachelor of Arts, 1979, Colorado State University
         Senior Member, 1990, American Society of Appraisers, Business Valuation Chartered Financial Analyst, 1989, Institute of Chartered Financial
                 Analysts (now part of the Association for Investment
                 Management and Research)


PROFESSIONAL BACKGROUND

         Principal, Southard Financial, Memphis TN
         Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

         President, West Tennessee Chapter, American Society of Appraisers
                 (1994-95)
         Vice President, West Tennessee Chapter, American Society of Appraisers
                 (1993-94)
         President, West Tennessee Chapter, American Society of Appraisers
                 (1990-91)
         Board of Directors, Solomon Schechter Day School of Memphis, Inc.
                 (1993-94)
         Vice President, Sea Isle Park Neighborhood Association, Memphis TN
                 (1992-95)
         Board of Directors, Sea Isle Park Neighborhood Association, Memphis
                 TN (1990-95)
         Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

         Expert Witness, business valuation
         Co-A, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
                 October 1987

                                    SOUTHARD
                                   FINANCIAL



                         SERVICES FOR COMMUNITY BANKS

                              Valuation Services

                       [ ]    Minority Stock Appraisals

                              -       ESOPs
                              -       Dissenting Shareholders
                              -       Insider Transactions
                              -       Gift & Estate Taxes
                              -       Charitable Gifts
                              -       Private Placements/Offerings
                              -       Other Purposes

                       [ ]    Control Valuations

                              -       Pricing Merger/Acquisition Candidates
                              -       Negotiating Pricing/Terms
                              -       Fairness Opinions for Buyers and Selle
                              -       Evaluation of Offers Received


                              Consulting Services


                       [ ]    Economic Analysis

                              -       Branch Feasibility Studies
                              -       Holding Company Formations
                              -       Expert Witness Testimony

                       [ ]    Financial Analysis

                              -       Long-range Financial Plans
                              -       Evaluation of Financing Alternatives





                            665 OAKLEAF OFFICE LANE
                           MEMPHIS, TENNESSEE  38117
                                (901) 761-7500
                              FAX (901) 761-6045

                                      January 24, 1995




Board of Directors
Peoples Commercial Services Corporation
Senatobia, Mississippi

RE: SUPPLEMENT TO FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF PEOPLES COMMERCIAL SERVICES CORPORATION, SENATOBIA, MISSISSIPPI, TO MERGE WITH AND INTO FIRST TENNESSEE NATIONAL CORPORATION, MEMPHIS, TENNESSEE

Gentlemen:

Southard Financial rendered its independent opinion, dated October 12, 1994, of the fairness, from a financial viewpoint, of the acquisition of Peoples Commercial Services Corporation ("Peoples") by First Tennessee National Corporation ("FTNC"). This letter is a supplement to that opinion, which is incorporated herein, by reference, in its entirety.

On October 19, 1994, subsequent to the issuance of our original opinion, Peoples and FTNC executed the Agreement and Plan of Merger (the "Agreement") upon terms which differed from those contemplated previously. The key elements of the revised terms are as follows:

     (1) If the FTNC Common Stock Average Price (as defined in the Agreement is $42.00 per share or greater, then each Peoples share outstanding will be equivalent to 3.1658 shares of FTNC stock.

     (2) If the Average Price is less than $42.00 per share, then the exchange ratio of 3.1658 will be multiplied by the ratio of $42.00 divided by the Average Price to determine the adjusted exchange ratio.

     (3) If the Average Price is less than $38.00 per share, FTNC has the right to terminate the Agreement.

Based upon all of the information reviewed and analyzed for the issuance of the original opinion, as well as a review of the Agreement dated October 19, 1994, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Peoples Commercial Services Corporation by First Tennessee National Corporation are fair, from a financial viewpoint, to the shareholders of Peoples Commercial Services Corporation.

Board of Directors
Peoples Commercial Services Corporation
Page 2




Thank you for this opportunity to be of service to the shareholders of Peoples Commercial Services Corporation.


                                       Sincerely yours,

                                       SOUTHARD FINANCIAL

                                       David A. Harris

                                       David A. Harris, CFA, ASA


                                       Douglas K. Southard

                                       Douglas K. Southard, DBA, CFA, ASA

                                  APPENDIX C

                      Sections 79-4-13.01 et seq. of the
                 Mississippi Code 1972 Annotated, as amended

                                  ARTICLE 13

                              DISSENTERS' RIGHTS

        SUBARTICLE A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 79-13.01.  DEFINITIONS.

         In this article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

Section 79-4-13.02.  RIGHT TO DISSENT.

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                 (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                          (i) Alters or abolishes a preferential right of the shares;

                          (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                          (v) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 79-4-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                 (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


SUBARTICLE B.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Section 79-4-13.20.  NOTICE OF DISSENTERS' RIGHTS.

         (a)     If proposed corporate action creating dissenters' rights under
                 Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

Section 79-4-13.21.  NOTICE OF INTENT TO DEMAND PAYMENT.

         (a)     If proposed corporate action creating dissenters' rights under
                 Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights
                 (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

Section 79-4-13.22.  DISSENTERS' NOTICE.

         (a)     If proposed corporate action creating dissenters' rights under
                 Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

                 (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                 (2) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

                 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

                 (5)      Be accompanied by a copy of this article.

Section 79-4-13.23.  DUTY TO DEMAND PAYMENT.

         (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

Section 79-4-13.24.  SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Section 79-4-13.25.  PAYMENT.

         (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b)     The payment must be accompanies by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any:

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3)      An explanation of how the interest was calculated;

                 (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

                 (5)      A copy of this article.

Section 79-4-13.26.  FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

Section 79-4-13.27.  AFTER-ACQUIRED SHARES.

         (a)     A corporation may elect to withhold payment required by
                 Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

Section 79-4-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

                 (1)      The dissenter believes that the amount paid under
                          Section 79-4-13.25 or offered under Section
                          79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                 (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demand payment; or

                 (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                  SUBARTICLE C.  JUDICIAL APPRAISAL OF SHARES

Section 79-4-13.30.  COURT ACTION.

         (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

Section 79-4-13.31.  COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                 (1) Against the corporation and in favor of any of all dissenters if the court finds the corporation did not substantially comply with the requirements of Section 79-4-13.20 through 79-4-13.28; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FTNC has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, FTNC has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its charter.

         The shareholders of FTNC have approved an amendment to Article XXVIII of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the FTNC Board, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the FTNC Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits
    Number                                                   Description
    ------                                                   -----------
     2           Agreement and Plan of Merger (included as Appendix "A" to the Proxy Statement-Prospectus)

     3(i)        Restated Charter of FTNC, as amended, attached as Exhibit 3(i) to FTNC's registration statement on Form S-4 (No.
                 33-53331) filed April 28, 1994, and incorporated hereinby reference.

     3(ii)       Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's Auarterly Report on Form 10-Q for the quarter ended
                 September 30, 1994, and incorporated herein by reference.

     4(a)        Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form S-4 (No. 33-51223) filed November 30, 1993.

     4(b)        Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

     4(c)        Indenture, dated as of June 1, 1987, between FTNC and Security Pacific National Trust Company (New York), Trustee
                 incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

     4(d)        FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  See Note 13 in FTNC's
                 1993 Annual Report to Shareholders.  None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries.  Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.  FTNC agrees to furnish copies of such instruments to the SEC upon request.


     5           Opinion Regarding Legality

     8           Opinion Regarding Tax Matters

    23(a)        Consent of Arthur Andersen & LLP.

    23(b)        Consent of Williams & Pitts.

    23(c)        Consent of Baylor and Backus.

    23(d)        Consent of Ernst & Young LLP.

    23(e)        Consent of Southard Financial.

    23(f)        Consents of Baker, Donelson, Bearman & Caldwell included in Exhibit 8.

    23(g)        Consent of Clyde A. Billings, Jr. included in Exhibit 5.

    24           Powers of Attorney.

    99(a)        Opinion of Southard Financial (included as Appendix "B" to the Proxy Statement-Prospectus).

    99(b)        Form of Proxy for Special Meeting of Shareholders of Peoples.

(b)      Financial Statement Schedules--Not applicable

(c)      Not Applicable


Item 22.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:


         (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 30, 1995.


                       FIRST TENNESSEE NATIONAL CORPORATION

                       By: Susan Schmidt Bies
                          ---------------------------------------------------
                           Susan Schmidt Bies, Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                              TITLE                                                          DATE
     ---------                              -----                                                          ----
Ralph Horn*                                  Chief Executive Officer (principal                      January 30, 1995
- ----------------------------------            executive officer) and a Director
Ralph Horn


Susan Schmidt Bies*                          Executive Vice President and                            January 30, 1995
- ----------------------------------            Chief Financial Officer (principal
Susan Schmidt Bies                              financial officer)


James F. Keen*                               Senior Vice President and                               January 30, 1995
- ----------------------------------             Controller (principal
James F. Keen                                  accounting officer)


Jack A. Belz*                                Director                                                January 30, 1995
- ----------------------------------
Jack A. Belz


Robert C. Blattberg*                         Director                                                January 30, 1995
- ----------------------------------
Robert C. Blattberg


                                             Director                                                January    , 1995
- ----------------------------------                                                                           ---
J. R. Hyde, III


R. Brad Martin*                              Director                                                January 30, 1995
- ----------------------------------
R. Brad Martin


Joseph Orgill*                               Director                                                January 30, 1995
- ----------------------------------
Joseph Orgill, III


Richard E. Ray*                              Director                                                January 30, 1995
- ---------------------------------
Richard E. Ray


Vicki G. Roman*                              Director                                                January 30, 1995
- ----------------------------------
Vicki G. Roman


Michael D. Rose*                             Director                                                January 30, 1995
- ----------------------------------
Michael D. Rose

                                     II-4


William B. Sansom*                           Director                                                January 30, 1995
- ----------------------------------
William B. Sansom


Gordon P. Street, Jr.*                       Director                                                January 30, 1995
- ----------------------------------
Gordon P. Street


Ronald Terry*                                Director                                                January 30, 1995
- ----------------------------------
Ronald Terry



*By:  Clyde A. Billings, Jr.                                                                         January 30, 1995
      ----------------------------
      Clyde A. Billings, Jr.
      As Attorney-in-Fact



           [The Power of Attorney is included herein as Exhibit 24.]

                                 Exhibit Index

Exhibit Number                             Description
- --------------                             -----------
2        Agreement and Plan of Merger (included as Appendix "A" to the Proxy Statement-Prospectus).

3(i)     Restated Charter of FTNC, as amended, attached as Exhibit 3(i) to FTNC's registration statement on Form S-4 (No. 33-53331)
         filed April 28, 1994, and incorporated herein by reference.

3(ii)    Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1994, and incorporated herein by reference.

4(a)     Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form
         S-4 (No. 33-51223) filed November 30, 1993.

4(b)     Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989.

4(c)     Indenture, dated as of June 1, 1987, between FTNC and Security Pacific National Trust Company (New York), Trustee,
         incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

4(d)     FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  See Note 13 in FTNC's 1993
         Annual Report to Shareholders.  None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries.  Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.  FTNC agrees to furnish copies of such instruments to the SEC upon request.

5        Opinion Regarding Legality.

8        Opinion Regarding Tax Matters.

23(a)    Consent of Arthur Andersen LLP.

23(b)    Consent of Williams & Pitts.

23(c)    Consent of Baylor and Backus.

23(d)    Consent of Ernst & Young LLP.

23(e)    Consent of Southard Financial.

23(f)    Consents of Baker, Donelson, Bearman & Caldwell included in Exhibit 8.

23(g)    Consent of Clyde A. Billings, Jr. included in Exhibit 5.

24       Powers of Attorney.

99(a)    Opinion of Southard Financial (included as Appendix "B" to the Proxy Statement-Prospectus).

99(b)    Form of Proxy for Special Meeting of Shareholders of Peoples.
